UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Raytheon Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2010

Dear Raytheon Stockholder,

I am pleased to invite you to attend Raytheon’s 2010 Annual Meeting of Stockholders on Thursday, May 27, 2010. The meeting will be held at 11:00 a.m. Eastern Time at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.raytheon.com/ir.

This booklet includes a formal notice of the meeting and the proxy statement. It also provides information on, among other things, Raytheon’s corporate governance, the Company’s executive compensation program and the matters to be voted on at the meeting. The proxy statement reflects Raytheon’s commitment to strong governance processes, including independent and active Board oversight, accountability to stockholders, transparent disclosure, and compliance with complex and changing regulatory responsibilities.

Over the last year, the Board continued to demonstrate its strong commitment to sound and contemporary governance. Our Board has voted to submit a proposal to stockholders at the upcoming Annual Meeting to amend the Company’s Restated Certificate of Incorporation to give holders of not less than 25% of the Company’s common stock the right to call a special meeting of stockholders. This proposal is described in more detail in the proxy statement. Other governance enhancements described in the proxy statement include the Board’s clarification of stock ownership and retention guidelines for officers and directors, and the Management Development and Compensation Committee’s charter amendments designed to ensure the independence of its outside compensation consultant and to increase focus on career development for elected officers and other key employees. We believe that these measures, combined with the Board’s past initiatives, represent a thoughtful and proactive approach to corporate governance.

I encourage you to visit our web site, www.raytheon.com, to learn more about our governance practices, and I look forward to sharing information with you about Raytheon at the Annual Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you.

Sincerely,

WILLIAM H. SWANSON Chairman and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m. Eastern Time

Date:	Thursday, May 27, 2010

Place:	The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia 22202

Record Date:	Stockholders of record at the close of business on Friday, April 2, 2010 are entitled to notice of and to vote at the meeting.

Purpose:

(1)    Elect nine directors nominated by the Company’s Board to hold office until the next annual stockholders’ meeting or until their respective successors have been elected.

(2)    Ratify the selection of PricewaterhouseCoopers LLP as Raytheon’s independent auditors.

(3)    Approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, granting to holders of not less than 25% of the Company’s shares of common stock the right to call a special meeting of stockholders.

(4)    Approve the Raytheon Company 2010 Stock Plan.

(5)    Consider and act upon such other business, including stockholder proposals if properly presented, as may properly come before the meeting or any adjournment thereof.

Proxy Voting:	You can vote your shares by completing and returning the proxy card or voting instruction form sent to you. Most stockholders can also vote their shares over the Internet or by telephone. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. You can revoke a proxy at any time prior to its exercise by following the instructions in the proxy statement.

By order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

April 26, 2010

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Page
2009 Grants of Plan-Based Awards	46
Outstanding Equity Awards at 2009 Fiscal Year-End	49
2009 Option Exercises and Stock Vested	51
Pension Benefits	51
Nonqualified Deferred Compensation	54
Potential Payments Upon Termination or Change-in-Control	55

Equity Compensation Plan Information	59

Audit Committee Report	60

Independent Auditors: Audit and Non-Audit Fees	61

Ratification of Appointment of PricewaterhouseCoopers LLP	61

Approval of Amendment to Restated Certificate of Incorporation Granting to Holders of Not Less than 25% of the Company’s Shares the Right to Call a Special Meeting of Stockholders	62

Approval of the Raytheon Company 2010 Stock Plan	63

Stockholder Proposals	66

Other Matters	72

Appendix A – Amendment to Article V of Restated Certificate of Incorporation	A-1

Appendix B – Raytheon 2010 Stock Plan	B-1

RAYTHEON COMPANY

870 Winter Street, Waltham, Massachusetts 02451

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Raytheon Company (“Raytheon” or the “Company”) of proxies to be voted at our 2010 Annual Meeting of Stockholders and at any meeting following adjournment thereof.

You are cordially invited to attend Raytheon’s Annual Meeting on Thursday, May 27, 2010 beginning at 11:00 a.m. Eastern Time. Stockholders will be admitted beginning at 10:30 a.m. The meeting will be held at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202. Directions may be found on our web site at www.raytheon.com/proxy.

We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about April 26, 2010 to holders of shares of our common stock as of Friday, April 2, 2010, the record date for the meeting.

If you are a stockholder of record as of the record date for the meeting, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please detach the admission ticket from the proxy card and bring it with you to the meeting. For security purposes, in order to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket.

If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are a Raytheon stockholder as of the record date. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification in order to be admitted to the meeting. In order to vote your shares at the meeting, please see below.

Proxies and Voting Procedures

Your vote is important. Because many stockholders cannot personally attend the meeting, it is necessary that a large number of stockholders be represented by proxy. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card or voting instruction form and mailing it in the envelope provided. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on Wednesday, May 26, 2010. The Internet and telephone voting procedures have been designed to authenticate stockholders, to allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone facilities are made available to you, these facilities may, by necessity, close sooner than is the case for stockholders of record.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing and help avoid unnecessary resource consumption.

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board recommends.

Stockholders Entitled to Vote

Stockholders at the close of business on the record date are entitled to notice of and to vote at the meeting. On April 2, 2010, there were 378,818,303 shares of our common stock outstanding.

If you are a participant in our Dividend Reinvestment Plan, shares acquired under the plan may be voted in the same manner as the shares that generated the dividends for reinvestment. Thus, these shares may be voted by following the same procedures as those described above.

If you are a participant in the Raytheon Savings and Investment Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. If you own shares through this plan and do not provide voting instructions to the trustee, the trustee will vote those shares at the meeting in the same proportion as shares for which instructions were received under the plan.

Quorum and Required Vote

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote for the election of directors is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees only have discretionary voting power with respect to the ballot item on ratification of auditors described in this proxy statement.

Required Vote – Election of Directors

In uncontested elections of directors (as is the case for this annual meeting), each nominee must receive a majority of votes cast to be elected. That means that the number of votes cast “for” that nominee must exceed the votes cast “against” that nominee. An abstention does not count as a vote cast. Moreover, our Governance Principles require any incumbent nominee who fails to receive such a majority to tender his or her resignation to our Governance and Nominating Committee. For more information, see “Corporate Governance – Majority Voting for Directors” on page 6. As a result of rule changes that became effective this year, a nominee holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, election of directors.

Required Vote – Ratification of Auditors

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required to ratify the selection of our independent auditors. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against ratification of the independent auditors. Because the New York Stock Exchange (“NYSE”) considers the ratification of the independent auditors to be routine, a nominee holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

Required Vote – Amendment to Restated Certificate of Incorporation Granting to Holders of Not Less than 25% of the Company’s Shares the Right to Call a Special Meeting of Stockholders

The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve an amendment to our Restated Certificate of Incorporation, as amended, granting to holders of not less than 25% of the Company’s shares the right to call a special meeting of stockholders. An abstention has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. A broker non-vote also has the effect of a vote against the proposal.

Required Vote – Approval of Raytheon Company 2010 Stock Plan

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve the Raytheon Company 2010 Stock Plan. An abstention is treated as present and entitled to vote on this proposal and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, this proposal.

Required Vote – Stockholder Proposals

The affirmative vote of the holders of a majority of shares of common stock, present in person or represented by proxy and entitled to vote, is required to approve a stockholder proposal. An abstention is treated as present and entitled to vote on the stockholder proposal and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to the stockholder proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the stockholder proposals.

Other Matters

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the meeting.

In accordance with our Restated Certificate of Incorporation, as amended, each share of our common stock is entitled to one vote.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent business entity, which will not disclose your vote except as:

•	required by law;

•	necessary in connection with a judicial or regulatory action or proceeding;

•	necessary in connection with a contested proxy solicitation; or

•	requested or otherwise disclosed by you.

Any comment written on a proxy card will be provided to our Corporate Secretary without disclosing your vote, unless necessary to an understanding of the comment.

Multiple Copies of Annual Report to Stockholders

A copy of our 2009 Annual Report is enclosed. If you received more than one copy of the annual report and wish to reduce the number of reports you receive to save us the cost of producing and mailing the annual report, we will discontinue the mailing of reports on the accounts you select if you follow the instructions regarding electronic access when you vote over the Internet.

At least one account must continue to receive annual reports and proxy statements, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements and special notices will not be affected by your election to discontinue duplicate mailings of the annual report and proxy statement.

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In accordance with a notice previously sent to our record holders and certain street name holders who share a single address, we are sending only one annual report and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. If you wish to receive an additional copy of our annual report or proxy statement this year, you may obtain one by calling the Raytheon Investor Relations Information Line at 877-786-7070 (Option 1) or by writing to the Corporate Secretary at Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. You also may request copies of our annual disclosure documents on our web site at www.raytheon.com under the heading “Investor Relations/Request Information.” If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Broadridge Investor Communications Services toll-free at 1-800-542-1061 or write to Broadridge Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a stockholder of record and wish to revoke your consent to householding and receive additional copies of our proxy statement and annual report in future years, you may call Raytheon Stockholder Services toll-free at 1-800-360-4519 or write to Raytheon Stockholder Services, c/o American Stock Transfer & Trust Co., 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, May 27, 2010.

This proxy statement and our 2009 Annual Report are also available on our web site at www.raytheon.com/proxy.

Electronic Delivery of Future Proxy Materials and Annual Reports

Most stockholders can elect to view future proxy statements and annual reports, as well as vote their shares of our common stock, over the Internet instead of receiving paper copies in the mail. This will save the Company the cost of producing and mailing these documents and help avoid unnecessary resource consumption.

If you are a stockholder of record, you may choose this option by following the instructions provided when you vote over the Internet. You may also elect to receive annual disclosure documents electronically by following the instructions published on our web site at

www.raytheon.com/proxy. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our annual report and proxy statement. Your choice will remain in effect until you cancel your election at www.raytheon.com/proxy. You do not have to elect Internet access each year.

If you hold our common stock through a bank, broker or other holder of record, please refer to the information provided by your bank, broker or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a bank, broker or other holder of record and you have elected electronic access, you will receive information from your bank, broker or other holder of record containing the Internet address for use in accessing our proxy statement and annual report.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Raytheon by directors, officers or employees of Raytheon in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay D. F. King & Co., Inc. a fee of $28,000 plus out-of-pocket expenses for these services.

As required by the SEC and the NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock.

Stockholder Account Maintenance

Our transfer agent is American Stock Transfer & Trust Company (“AST”). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Raytheon stock and similar issues, can be handled by calling Raytheon Stockholder Services toll-free at 1-800-360-4519 or by accessing AST’s web site at www.amstock.com.

For other Raytheon information, you can visit our web site at www.raytheon.com. We make our web site content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement.

CORPORATE GOVERNANCE

The Board of Directors is committed to being a leader in corporate governance. The Board believes that good governance enhances stockholder value and goes beyond simply complying with applicable requirements. It means adhering to the highest standards of ethics and integrity. To that end, the Board has adopted a number of policies and processes to ensure effective governance. Our key governance documents are described below and are available on our web site at www.raytheon.com.

Governance Principles

Our Governance Principles, which provide the framework for the oversight of our business and operations, are summarized below. The Governance Principles address, among other things, the following:

•

A substantial majority of the Board should be independent directors. In addition, the Audit, Management Development and Compensation, and Governance and Nominating Committees must consist entirely of independent directors.

•

The non-management directors designate a Lead Director with the role and responsibilities set forth in the Governance Principles. More information regarding the Lead Director’s role and responsibilities may be found on page 8 under the heading “Lead Director.”

•	The limit on the number of public company boards (including Raytheon) on which a director may serve is five, or three in the case of a director who is a chief executive officer of a public company.

•	The Board regularly reviews our long-term strategic and business plans.

•

A director must retire at the expiration of his or her term following attaining age 74. The Board increased the mandatory retirement age in 2009 from 72 to 74 to better attract and retain a qualified and diverse set of directors.

•

The Board has established a process, led and implemented by the Management Development and Compensation Committee, through which the performance of the CEO is evaluated annually by the independent directors.

•	The CEO provides an annual report on succession planning and management development to the Management Development and Compensation Committee and the Board.

•	The Board is subject to the Company’s Code of Business Ethics and Conduct and Conflict of Interest Policies, and engages in periodic reviews of the Company’s ethics program.

•

The Board has adopted stock ownership guidelines applicable to officers and directors. The Board revised the stock ownership guidelines in 2009 to clarify that a director or officer may not dispose of Company stock until attaining and maintaining the applicable requisite ownership threshold set forth in the guidelines.

The Governance Principles are available on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Governance Principles” and are also available in print to any stockholder who requests them by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, MA 02451 or by emailing invest@raytheon.com.

Board Independence

The Governance Principles also include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Raytheon. A director will be not considered independent if he or she is a current partner or employee of an internal or external auditor of Raytheon, or if his or her immediate family member is a current partner of an internal or external auditor of Raytheon, or if he or she, or an immediate family member, has been within the last three years:

•	an executive officer of Raytheon;

•	a partner or employee of an internal or external auditor of Raytheon who personally worked on a Raytheon audit;

•	an executive officer of a public company that has an executive officer of Raytheon on the compensation committee of its board;

•	a paid advisor or consultant to Raytheon receiving in excess of $120,000 per year in direct compensation from Raytheon (other than fees for service as a director); or

•

an employee (or in the case of an immediate family member, an executive officer) of a company that does business with Raytheon and the annual payments to or from Raytheon exceeded the greater of $1 million or 2% of the other company’s annual gross revenues.

A director will also not be considered independent if he or she, or an immediate family member, has been an executive officer of a tax-exempt entity that receives contributions in any fiscal year from Raytheon exceeding the greater of $1 million or 2% of the entity’s gross revenues.

The Board has considered the independence of its members in light of its independence criteria, and has reviewed Raytheon’s relationships with organizations with which our directors are affiliated. In this regard, the Board considered that the Massachusetts Institute of Technology, where Mr. Deutch is a professor, provides services to, and receives services from, the Company. The amounts involved were well below the relevant thresholds referenced above.

In addition, although none of our directors or their spouses is an executive officer of a not-for-profit organization, the Board reviewed charitable contributions to not-for-profit organizations with which our directors or spouses are affiliated. None of the contributions approached the thresholds set forth in our independence criteria.

The Board has determined that Messrs. Clark, Deutch, Hadley, Poses, Ruettgers, Skates, Spivey, and Ms. Stuntz do not directly or indirectly have a material relationship with the Company, nor do they directly or indirectly have a material interest in any transaction involving the Company, and each of them satisfies the independence criteria set forth in the Governance Principles.

Director Nomination Process

The Governance and Nominating Committee’s frame of reference for considering director candidates is set forth in the Board Selection section of the Governance Principles which identifies diversity of experience, expertise and business judgment as key objectives. The Governance Principles also provide that the Committee, in consultation with the Board, will be guided by a number of other criteria, including that each director candidate should be chosen without regard to gender, race, religion, age, sexual orientation or national origin. The Committee considers the effectiveness of the framework established in the Governance Principles periodically when considering the attributes and experience that might be most valuable in a new Board member. The Committee seeks to have a balanced, engaged and collegial board whose members possess the skills and background necessary to ensure that stockholder value is maximized in a manner consistent with all legal requirements and the highest ethical standards.

The Committee reviews each candidate’s qualifications in accordance with the director qualification criteria contained in our Governance Principles and determines whether the candidate should be nominated for election to the Board. There is no difference in the way in which the Committee evaluates nominees for director positions based on the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates. In 2009, the Governance and Nominating Committee identified Stephen J. Hadley as a potential candidate for the Board and subsequently nominated Mr. Hadley to the Board.

Stockholders wishing to nominate a director candidate may do so by sending the candidate’s name, biographical information and qualifications to the Chair of the Governance and Nominating Committee, in care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. All director nominations should be made in accordance with the provisions set forth in our By-Laws, which are published on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance.” You also may obtain a copy of our By-Laws by writing to the Corporate Secretary at the address set forth above.

Under our By-Laws, nominations for director may be made only by the Board or a Board committee, or by a stockholder entitled to vote who complies with the advance notice provision in our By-Laws. For our 2011 Annual Meeting of Stockholders, we must receive this notice between January 27, 2011 and February 26, 2011. However, in no event are we obligated to include any such nomination in our proxy materials.

Majority Voting for Directors

Our By-Laws contain a majority of votes cast standard for uncontested elections of directors. Under the majority of votes cast standard, a director nominee is elected if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. In contested elections (that is, those in which the number of nominees exceeds the number of directors to be elected), the voting standard will continue to be a plurality of votes cast.

In conjunction with the adoption of the majority of votes cast standard, the Board also amended the director resignation policy contained in the Governance Principles to provide that any incumbent director in an uncontested election who fails to receive the requisite majority of votes cast “for” his or her election will tender his or her resignation to the Governance and Nominating Committee. The Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the director’s resignation. The Board will act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of results. The director whose resignation is under consideration will abstain from participating in both the Governance and Nominating Committee’s recommendation and the Board’s decision with respect to the resignation. If a resignation is not accepted by the Board, the director will continue to serve.

In addition to the adoption of the majority of votes cast standard, the Board maintains the following policies and processes, which it believes represent best practices with respect to the election of directors:

•	the annual election of all directors;

•	a policy that a substantial majority of the Board shall be independent;

•	a rigorous nomination process conducted by the independent Governance and Nominating Committee; and

•	disclosure of a process by which stockholders may nominate director candidates.

The Board believes that the foregoing policies and practices help ensure the integrity of the election process by providing stockholders with a meaningful voice in director elections, thereby increasing the Board’s accountability to stockholders.

Board Leadership Structure

The Board believes that the most effective leadership structure for the Company at this time is one with a combined Chairman and CEO, coupled with an independent Lead Director. Having the CEO serve as Chairman has a number of benefits. It promotes a cohesive vision and strategy for the Company and strong execution ability. It helps to assure clear and direct communication to the Board of any key enterprise risks. The Company has found that in our industry having a combined Chairman and CEO is particularly advantageous when doing business internationally, especially with foreign government customers who value unified leadership and a single ultimate executive decision maker. Finally, it facilitates the Company’s ability to respond nimbly to changing business needs and customer objectives. When taken together with the robust role established for the Lead Director, the Board believes that the structure is currently optimal for the Company.

The Board created the position of Lead Director in 2002 to strengthen independent Board oversight in accord with Raytheon’s contemporary governance practices. The Lead Director must qualify as “independent” under our Governance Principles, which comply with the NYSE listing standards. The Lead Director is empowered with broad leadership authority and responsibilities, including working with the Chairman to develop and approve Board agendas, advising on the quality, quantity and timeliness of information provided by management to the Board, and acting as a liaison between the independent directors and the Chairman. The Lead Director also chairs executive sessions of the independent directors not attended by management in conjunction with each regularly scheduled Board meeting. The Lead Director’s role is described in greater detail below.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting the Company both directly and indirectly through its committees. The Company has in place an enterprise risk management (“ERM”) process that, among other things, is designed to identify risks across the Company with input from each business unit and function. Under the ERM process, various business risks are identified, assessed and prioritized. The top risks to the Company, and any mitigation plans associated with those risks, are reported to the Board. The ERM process itself has been reviewed with the Board and is the subject of ongoing periodic review by the Audit Committee of the Board. The Company also manages risk through numerous controls and processes embedded in its operations and such controls and processes are reviewed from time to time with the Board and/or the relevant Board committees as noted below.

Risk considerations are also raised in the context of a range of matters that are reported by management to the Board or one of the Board’s committees for review. For example, elements of risk are discussed by the full Board in presentations concerning company-wide and business unit annual operating plans, merger and acquisition opportunities, market environment updates, international business activities and other strategic discussions. Elements of risk related to financial reporting, internal audit, auditor independence and related areas of law and regulation are reviewed by the Audit Committee. Elements of risk related to various aspects of U.S. and international regulatory compliance, social responsibility, environmental matters, export/import controls and crisis management are reviewed by the Public Affairs Committee. Elements of risk related to compensation policies and practices and talent management are reviewed by the Management Development and Compensation Committee (“MDCC”), as further discussed below. Similarly, elements of risk related to governance issues are reviewed by the Governance and Nominating Committee.

Risk Assessment of Overall Compensation Program

The MDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels which it then reviewed with the MDCC. The MDCC considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation programs that are designed to mitigate compensation-related risk, such as those described on page 33 under the caption “Management of Compensation-Related Risk.” The MDCC concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Lead Director

In December 2002, the Board created the position of independent Lead Director. The Board believes that a Lead Director is an integral part of a Board structure that promotes strong, independent oversight of Raytheon’s management and affairs. The Lead Director must be independent as determined by the Board in accordance with the criteria included in our Governance Principles, which are summarized above. The Lead Director’s duties include working with the Chairman to develop and approve Board agendas, developing and approving meeting schedules with the Chairman to ensure there is sufficient time for discussion of agenda topics, advising the Chairman as to the quality, quantity and timeliness of the information sent to the Board by management, developing agendas for and chairing executive sessions of the Board (in which the non-management directors meet without management), acting as a liaison between the Chairman and the independent directors and performing such other duties as the Board may determine from time to time. The designation of a Lead Director is not intended to inhibit communication among the directors or between any of them and the Chairman. Annually, the Board reviews the role and function of the Lead Director.

The position of Lead Director is currently held by Michael C. Ruettgers, former Chairman and CEO of EMC Corporation. Mr. Ruettgers was first elected Lead Director by the Board in 2006.

Communication with the Board

Stockholders may communicate with our Board through our Lead Director. You may contact the Lead Director in writing, care of the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451. Interested parties also may contact the Lead Director electronically by submitting comments on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Contact the Board.” These matters will be referred to the Lead Director and tracked by the Office of the General Counsel.

Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing, care of Raytheon Company, P.O. Box 21, Concord, Massachusetts 01742. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Contact the Board.” All such communications will be referred to the Audit Committee and will be tracked and investigated in the ordinary course by our Ethics Office with the assistance of the Office of the General Counsel unless otherwise instructed by the Audit Committee.

Service on Other Boards

In 2008, the Board amended our Governance Principles to establish a formal policy limiting the number of public company boards on which a director may serve. The limit on the number of public company boards (including Raytheon) on which a director may serve is five, or three in the case of a director who currently serves as a CEO of a public company. This latter limitation applies to the Company’s Chairman and CEO. The Governance Principles provide that a director who is considering joining the board of another public company must notify the Chairman of the Board and the Chair of the Governance and Nominating Committee regarding the proposed board service, and shall not accept the position until advised by the Chairman of the Board that service on the other board would not conflict with a Raytheon policy or service on the Raytheon Board.

Director Education

Our director education program consists of visits to Raytheon facilities, education regarding our Code of Business Ethics and Conduct and other policies and practices relevant to our business and operations. In addition, we sponsor in-house educational programs for the Board and provide updates on relevant topics of interest to the Board. We also encourage directors to attend accredited director education programs and institutes sponsored by various educational institutions.

Board and Committee Evaluation Process

The Governance and Nominating Committee leads an annual assessment of the Board’s performance and of its contribution as a whole. In addition, each committee of the Board (except the Executive Committee) annually reviews its performance. Many of the changes to the Governance Principles, committee charters and Board governance practices in general have resulted from the annual evaluation process. The Board views the annual self-assessment review as an integral part of its commitment to achieving high levels of Board and committee performance.

Policy on Stockholder Rights Plans

We do not have a stockholder rights plan. The Board will obtain stockholder approval prior to adopting a stockholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances then existing, it would be in the best interests of Raytheon and our stockholders to adopt a rights plan without prior stockholder approval. If a rights plan is adopted by the Board without prior stockholder approval, the plan must provide that it will expire within one year of adoption unless ratified by stockholders.

Political Contributions Disclosure

We disclose on our web site a description of our oversight process for political contributions and a summary of direct corporate contributions, including those to state and local parties and candidates, and organizations operated in accordance with section 527 of the U.S. Internal Revenue Code. This disclosure is available on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Political Contributions.”

Restatement Clawback Policy

In 2008, the Board amended our Governance Principles to add a Restatement Clawback Policy. This policy gives the Board the right to recover Results Based Incentive Plan payments, Long-Term Performance Plan awards and restricted stock awards made on or after January 1, 2009 to any elected officer to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Code of Ethics and Conflicts of Interest

We have adopted a Code of Business Ethics and Conduct and Conflict of Interest Policies which apply to all officers, directors, employees and representatives. The Code of Business Ethics and Conduct and the Conflict of Interest Policies are the foundation of our ethics and compliance program and cover a wide range of areas. Many of our policies are summarized in the Code of Business Ethics and Conduct, including our policies regarding conflict of interest, insider trading, discrimination and harassment, confidentiality and compliance with laws and regulations applicable to the conduct of our business. All officers, directors, employees and representatives are required to comply with the Code of Business Ethics and Conduct and are subject to disciplinary action, including termination, for violations. We provide ethics education for directors, officers and employees. The Code of Business Ethics and Conduct is published on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Code of Conduct” and is also available in print to any stockholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com. Any amendments to the Code of Business Ethics and Conduct or the grant of a waiver from a provision of the Code of Business Ethics and Conduct requiring disclosure under applicable SEC rules will be disclosed on our web site.

In addition to complying with the Code of Business Ethics and Conduct and other applicable Company policies, directors, officers and employees are expected to bring to the attention of the Senior Vice President, General Counsel and Secretary or the Vice President – Business Ethics and Compliance any actual or potential conflict of interest. Directors, officers and employees may report matters of concern through our anonymous, confidential toll-free EthicsLine at 1-800-423-0210.

Transactions with Related Persons

In 2007, the Board adopted a written Related Party Transactions Policy. Related party transactions include all transactions and relationships involving amounts in excess of $120,000 between (a) the Company (including subsidiaries) and (b) any director, executive officer or 5% stockholder, including immediate family members and certain entities in which they have a significant interest. Under the policy, the General Counsel (or the CEO, in the case of a matter involving the General Counsel) provides information regarding any related party transaction or relationship to the Governance and Nominating Committee based on information solicited by the General Counsel (or the CEO, in the case of a matter involving the General Counsel). The Governance and Nominating Committee

reviews the material facts of all related party transactions and determines whether to approve, disapprove or ratify the transaction or relationship involved. Certain transactions and relationships have been pre-approved by the Governance and Nominating Committee for purposes of the policy, including (a) executive officer compensation approved by the Board, (b) director compensation, (c) certain relatively small transactions between the Company and other companies, (d) certain charitable contributions made by the Company and (e) matters considered by the Board in its director independence determinations.

In a Schedule 13G filing made with the SEC, BlackRock, Inc. (“BlackRock”) reported beneficial ownership of 8.04% of our outstanding common stock as of December 31, 2009. This ownership position includes shares owned by Barclays Global Investors, NA, and affiliates (“BGI”). As was publicly announced at the time, BGI was acquired by BlackRock on December 1, 2009 (“the acquisition”). Under previously established business relationships, both BGI and BlackRock have provided investment management services for the benefit of certain Raytheon benefit plans. For providing such investment management services, BGI and BlackRock received combined fees of $1.9 million in 2009, as well as additional amounts from participants in connection with two 401(k) plan investment options. Subsequent to the acquisition, all of these arrangements are under the direct control of BlackRock. In accordance with the Related Party Transactions Policy referenced above, the Governance and Nominating Committee has reviewed these relationships. The Committee ratified these relationships on the basis that BlackRock’s ownership of Raytheon stock plays no role in the business relationship between the two companies and that the engagement of BlackRock, and previously BGI, were on terms no more favorable to them than terms that would be available to unaffiliated third parties under the same or similar circumstances.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Our business, property and affairs are managed under the direction of the Board. Directors are kept informed of our business through discussions with the Lead Director, the Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a standing Governance and Nominating Committee, Management Development and Compensation Committee, Public Affairs Committee, and Executive Committee. In March 2010, the Board established a Special Activities Committee to oversee matters relating to the Company’s classified business. Each committee’s charter (other than the Executive Committee) is published on our web site at www.raytheon.com under the heading “Investor Relations/Corporate Governance/Committees” and is also available in print to any stockholder who requests it by writing to Raytheon Company, Investor Relations, 870 Winter Street, Waltham, Massachusetts 02451 or by emailing invest@raytheon.com.

The table below provides current membership information regarding the Board and Board committees as of the date of this proxy statement. During 2009, the Board met 10 times. The Board and certain committees also engaged in other discussions and actions during 2009 apart from these meetings. During 2009, the average attendance for directors at Board and committee meetings was 98%, and no director attended less than 75% of the total of all Board and committee meetings on which they served. All directors are expected to attend the Annual Meeting of stockholders. In 2009, all of the directors attended the annual meeting.

The non-management directors, all of whom are independent, meet in an executive session chaired by the Lead Director at the conclusion of every regularly scheduled Board meeting. In addition, committee members generally meet in executive session, without management present, at the conclusion of regularly scheduled meetings of the Governance and Nominating Committee, the Management Development and Compensation Committee, the Audit Committee and the Public Affairs Committee.

	Audit Committee	Governance and Nominating Committee	Management Development and Compensation Committee	Public Affairs Committee	Executive Committee
Independent Directors
Vernon E. Clark	X		X	X
John M. Deutch		Chair		X	X
Stephen J. Hadley	X			X
Frederic M. Poses	X		X
Michael C. Ruettgers					X
Ronald L. Skates	Chair	X			X
William R. Spivey			Chair	X	X
Linda G. Stuntz	X	X		Chair	X
Inside Director
William H. Swanson					Chair
Number of Meetings in 2009	11	7	8	5	0

Audit Committee

The Audit Committee:

•	Oversees the integrity of our financial statements;

•	Evaluates the independent auditors’ qualifications, performance and independence;

•	Oversees our internal audit function;

•	Meets with management to consider the adequacy of our internal controls and the objectivity of financial reporting;

•	Reviews the independent auditors’ audit of the effectiveness of the Company’s internal controls;

•	Prepares the audit committee report located on page 60 under the heading “Audit Committee Report”;

•	Meets with the independent auditors, internal auditors and appropriate financial personnel;

•	Appoints the independent auditors;

•	Pre-approves all audit fees and terms as well as all non-audit engagements with the independent auditors;

•	Reviews annual and periodic reports and earnings press releases and recommends to the Board whether the annual audited financial statements should be included in the Company’s Form 10-K;

•

Has established a process for employees and others confidentially and anonymously to report concerns or complaints regarding accounting, internal control or auditing matters. More information regarding this process is available on page 8 under the heading “Corporate Governance – Communication with the Board”;

•	Reviews compliance with our Code of Business Ethics and Conduct with respect to certain financial reporting, controls and allegations of financial misconduct; and

•	Has the authority to hire independent counsel and other advisors.

The Board has determined that each member of the Audit Committee is independent as defined by the rules of the NYSE and the SEC. The Board has also determined that Ronald L. Skates, the Chair of the Committee, is an “audit committee financial expert,” as defined by SEC rules, based upon Mr. Skates’ experience and training.

Management Development and Compensation Committee

The Management Development and Compensation Committee (MDCC):

•	Reviews and oversees compensation and benefits, as well as personnel plans, policies and programs;

•	Reviews and recommends to the Board the compensation of the CEO and the other four most highly compensated executive officers;

•	Reviews and approves the compensation of other officers and key employees;

•	Approves director compensation with the concurrence of the Board;

•	Reviews peer company practices to ensure competitiveness and seeks to align compensation with the performance of the Company;

•	Periodically reviews succession plans for the CEO, the other named executive officers and elected officers of the Company;

•	Periodically reviews career development plans for elected officers and other key employees;

•	Annually assesses the independence of its outside compensation consultants and pre-approves any services proposed to be provided by such consultants to the Company;

•	Administers and makes awards under our equity compensation plans;

•	Reviews the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 26;

•	Prepares the Management Development and Compensation Committee Report found on page 42;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

While the Board bears the ultimate responsibility for approving compensation of our named executive officers, the MDCC assists the Board in discharging these responsibilities. The MDCC also carries out the responsibilities summarized above. The agenda for the meetings of the MDCC is determined by its Chair, with the assistance of our Senior Vice President – Human Resources and our Senior Vice President, General Counsel and Secretary, who also regularly attend MDCC meetings. At each meeting, the MDCC meets in executive session. The Chair reports the MDCC’s actions and its recommendations on named executive officer compensation to the Board. Using its authority to hire independent advisors, in 2009, the MDCC retained Watson Wyatt Worldwide (“Watson Wyatt”), an independent compensation consulting firm, to obtain information on compensation levels, programs and practices within certain peer groups, provide the MDCC with a report on peer compensation trends, perform a pay-for-performance assessment and perform related services. For more information on the MDCC, see the section entitled “Executive Compensation – Compensation Discussion and Analysis” beginning on page 26.

Governance and Nominating Committee

The Governance and Nominating Committee:

•	Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance;

•	Establishes procedures for the nomination of directors and recommends candidates for election to the Board;

•	Considers director nominees proposed by stockholders;

•	Reviews and assesses the effectiveness of our Governance Principles and recommends proposed revisions to the Board;

•	Reviews and approves or ratifies transactions and relationships under our Related Party Transactions Policy;

•	Reviews proposals by stockholders in connection with the annual meeting of stockholders and makes recommendations to the Board for action on such proposals;

•	Makes recommendations to the Board regarding the size and composition of the Board;

•	Oversees the orientation program for new directors and the continuing education program for existing directors;

•	Consists solely of independent directors; and

•	Has the authority to hire independent counsel and other advisors.

Public Affairs Committee

The Public Affairs Committee:

•

Reviews, identifies and brings to the attention of the Board political, social, legal and environmental trends and issues that may have an impact on our business, operations, financial performance or public image;

•	Reviews our policies and practices in the areas of political, legal, environmental and social responsibility and recommends to the Board such policies and practices, including those involving:

•	environmental protection;

•	health and safety of employees;

•	ethics;

•	export control;

•	regulatory compliance (except financial matters);

•	charitable contributions and community relations;

•	government relations, legislative policy and government consultants;

•	crisis management and emergency preparedness;

•	pension performance and management; and

•	government contracting and defense procurement policies.

•	Reviews, monitors and makes recommendations to the Board on corporate policies and practices that relate to public policy; and

•	Has the authority to hire independent counsel and other advisors.

Special Activities Committee

The Special Activities Committee was formed in March 2010 to perform the following activities:

•	Review Company programs, activities, and potential acquisitions involving classified business which involve special performance, financial, reputational or other risks; and

•

Review policies, processes, practices, procedures, risk management and internal controls applicable to the Company’s classified business to the extent that they deviate from those applicable to the Company’s non-classified business activities.

It is anticipated that the Board will appoint members of the Committee at an upcoming meeting.

Executive Committee

The Executive Committee is empowered to act for the full Board during intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee did not meet in 2009.

Compensation Committee Interlocks and Insider Participation

The members of our Management Development and Compensation Committee during fiscal year 2009 were Vernon E. Clark, Frederic M. Poses and William R. Spivey. None of these members is or has ever been an officer or employee of the Company. To our knowledge, there were no relationships involving members of the Management Development and Compensation Committee or our other directors which require disclosure in this proxy statement as a Compensation Committee interlock.

DIRECTOR COMPENSATION

Set forth below is information regarding the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)		Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Vernon E. Clark	$112,000		$109,982	—	—	—	$5,000	(3)	$226,982
John M. Deutch	$104,000		$109,982	—	—	—	—		$213,982
Stephen J. Hadley	$46,000	(4)	$109,998	—	—	—	—		$155,998
Frederic M. Poses	$104,500		$109,982	—	—	—	$5,000	(3)	$219,482
Michael C. Ruettgers	$103,500		$146,002	—	—	—	$5,000	(3)	$254,502
Ronald L. Skates	$124,000	(5)	$109,982	—	—	—	$5,000	(3)	$238,982
William R. Spivey	$107,500		$109,982	—	—	—	—		$217,482
Linda G. Stuntz	$121,000		$109,982	—	—	—	$3,000	(3)	$233,982

(1)	Consists of the amounts described below:

Director	Role	Basic Annual Retainer ($)	Supplemental Annual Retainer ($)	Meeting Fees ($)
Mr. Clark	Director	$65,000	—	$47,000
Mr. Deutch	Chair, Governance Committee	$65,000	$10,000	$29,000
Mr. Hadley	Director, Partial Year	$32,500	—	$13,500
Mr. Poses	Director	$65,000	—	$39,500
Mr. Ruettgers	Lead Director	$65,000	$24,000	$14,500
Mr. Skates	Chair, Audit Committee	$65,000	$20,000	$39,000
Mr. Spivey	Chair, MDCC	$65,000	$10,000	$32,500
Ms. Stuntz	Chair, Public Affairs Committee	$65,000	$10,000	$46,000

Mr. Skates elected to receive his annual retainer of $65,000 and his Audit Committee Chair annual retainer of $20,000 in shares of our common stock. See footnote 5.

(2)	These amounts represent the aggregate grant date fair value of awards of restricted stock in accordance with the accounting standard for share-based payments.

The aggregate numbers of shares of restricted stock held by each director as of December 31, 2009 were as follows:

Director	Restricted Stock (#)
Mr. Clark	2,461
Mr. Deutch	2,461
Mr. Hadley	2,362
Mr. Poses	2,461
Mr. Ruettgers	3,267
Mr. Skates	2,461
Mr. Spivey	2,461
Ms. Stuntz	2,461

The following table shows the shares of restricted stock awarded to each director during 2009, and the aggregate grant date fair value for each award.

Director	Grant Date	All Stock Awards: Number of Shares of Stock or Units(#)	Full Grant Date Value of Award($)
Mr. Clark	5/28/09	2,461	$109,982
Mr. Deutch	5/28/09	2,461	$109,982
Mr. Hadley	7/29/09	2,362	$109,998
Mr. Poses	5/28/09	2,461	$109,982
Mr. Ruettgers	5/28/09	3,267	$146,002
Mr. Skates	5/28/09	2,461	$109,982
Mr. Spivey	5/28/09	2,461	$109,982
Ms. Stuntz	5/28/09	2,461	$109,982

(3)	Represents Raytheon contributions under our matching gift and charitable awards program, which is available to all employees.
(4)	Mr. Hadley joined the Board of Directors in July 2009.
(5)	Mr. Skates elected to receive his annual retainer of $65,000 and his Audit Committee Chair annual retainer of $20,000 in shares of our common stock. As a result of such election, Mr. Skates received 1,902 shares of our common stock on May 28, 2009 based on a stock price of $44.69.

Elements of Director Compensation

The principal features of the compensation received by our non-employee directors for 2009 are described below.

Annual Retainers.    All of our non-employee directors are paid an annual Board cash retainer as indicated below. A supplemental annual cash retainer is also paid to committee chairs and the Lead Director as indicated below. Directors may elect to receive their annual cash retainers in shares of our common stock in lieu of cash. We pay the cash retainers quarterly and the stock retainers, including stock in lieu of cash retainers, annually.

Annual Retainer	2009
Board of Directors	$65,000
Lead Director	$24,000
Governance and Nominating Committee Chair	$10,000
Audit Committee Chair	$20,000
Management Development and Compensation Committee Chair	$10,000
Public Affairs Committee Chair	$10,000

Meeting Fees.    Our non-employee directors receive a $1,500 meeting fee for each Board or committee meeting attended in person or by teleconference, except with respect to our Lead Director who receives meeting fees only for Board meetings and not fees for Committee meeting attendance.

Equity Awards.    Each non-employee director also receives an annual grant of restricted stock. Through 2009, these grants were made under the 1997 Nonemployee Directors Restricted Stock Plan and the non-employee directors are entitled to full dividend and voting rights on such restricted stock. Unless otherwise provided by the Board, the restricted stock vests (becomes non-forfeitable) on the date of the annual meeting of stockholders in the calendar year following the year of grant, or upon the earlier occurrence of the director’s termination as a director after a change in control of Raytheon or the director’s death. Upon a director’s termination of service on the Board for any other reason, his or her unvested restricted stock award will be forfeited to Raytheon. Regardless of the vesting date, the shares will remain subject to transfer restriction for at least six months after the grant date. In 2009, each non-employee director was awarded $110,000 of restricted stock ($146,000 in the case of the Lead Director).

Benefits.    We reimburse our non-employee directors for actual expenses incurred in the performance of their service as directors, including attendance at director education programs sponsored by educational and other institutions. We also maintain a business travel accident insurance policy which includes coverage for non-employee directors with up to $1,000,000 per incident in accident insurance when traveling on Raytheon business. In addition, all directors are eligible to participate in our matching gift and charitable awards program available to all employees. We match eligible gifts up to $5,000 per donor per calendar year.

Pursuant to our Deferred Compensation Plan, directors may defer receipt of their annual retainer and/or meeting fees until retirement from the Board. Directors also may elect to receive their cash retainer in shares of our common stock which also can be deferred.

Director Stock Ownership and Retention Guidelines

As stated in our Governance Principles, the Board believes that directors should be stockholders and have a financial stake in the Company. Accordingly, independent directors are paid a substantial portion of their compensation in equity awards. Further, each director is expected to own shares of stock with a market value of at least two times his or her annual retainer, with five years to achieve the target ownership threshold. The Governance Principles also provide that a director may not dispose of Company stock until attaining the requisite ownership threshold and thereafter must maintain such equity ownership level.

ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board is subject to annual election by stockholders. The Board has nominated Vernon E. Clark, John M. Deutch, Stephen J. Hadley, Frederic M. Poses, Michael C. Ruettgers, Ronald L. Skates, William R. Spivey, Linda G. Stuntz and William H. Swanson to serve one-year terms that will expire at the 2011 Annual Meeting of Stockholders.

We have included below the principal occupation and employment during the past five years and other information about the nominees, including a discussion of the specific considerations relating to the experience, qualifications, attributes or skills considered by the Governance and Nominating Committee in support of each individual’s nomination to serve as a director.

If elected, the nominees will continue in office until their successors have been duly elected and qualified, or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected. If any of these persons is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by the Board.

Nominees for Election

VERNON E. CLARK

•	Director of the Company since 2005.

•	Chief of Naval Operations, the senior uniformed executive of the United States Navy, from 2000 to 2005 (retired in 2005).

•	37-year career in the United States Navy, serving in various positions of increasing responsibility; commanded a patrol gunboat and concluded as the Chief of Naval Operations.

•	Current Directorships: Rolls Royce North America (aerospace, marine and energy-related manufacturer) since 2006; and Horizon Lines, Inc. (ocean shipping and integrated logistics company) since 2007.

•

Affiliations: Trustee of Regent University and Vanguard University; Member of Air University Board of Visitors; Chairman of the Board of SRI International (Stanford Research Institute); Member of USO Board of Governors; and Member of the Defense Policy Board.

•	Age 65.

Admiral Clark’s qualifications to serve on the Board include his extensive knowledge of, and experience with, the products used by and the needs of our customers based on his extensive career as an officer in the United States Navy, coupled with his organizational acumen and leadership ability illustrated by his service as Chief of Naval Operations.

JOHN M. DEUTCH

•	Director of the Company since 1998.

•	Institute Professor at the Massachusetts Institute of Technology since 1990.

•	Director of Central Intelligence from 1995 to 1996.

•	Deputy Secretary of Defense from 1994 to 1995.

•	Undersecretary of Defense, Acquisition and Technology from 1993 to 1994.

•	Provost (from 1985 to 1990), Dean of Science (from 1981 to 1988) and Chairman of the Department of Chemistry (from 1982 to 1985) of the Massachusetts Institute of Technology.

•	Current Directorship: Cheniere Energy, Inc. (liquefied natural gas receiving company) since 2006.

•

Past Directorships: Citigroup Inc. (financial services company) from 1996 to April 2010; Cummins Engine Company, Inc. (provider of engines and related technologies) from 1997 to 2008; and Schlumberger Ltd. (oilfield services company) from 1997 to 2007.

•	Affiliations: Museum of Fine Arts Boston; Resources for the Future; Center for American Progress; and Urban Institute.

•	Age 71.

Mr. Deutch’s qualifications to serve on the Board include his extensive knowledge and experience relating to technology, intelligence and security matters, as well as public policy, based on his varied high level roles in government and academia.

STEPHEN J. HADLEY

•	Director of the Company since July 2009.

•	Senior Advisor for International Affairs at the U.S. Institute of Peace since 2009.

•	Principal in The RiceHadley Group, LLC (international strategic consulting firm) since 2009.

•	Assistant to the President for National Security Affairs from 2005 to 2009.

•	Assistant to the President and Deputy National Security Advisor from 2001 to 2005.

•	Partner in the Washington, D.C. law firm of Shea & Gardner and a principal in The Scowcroft Group (international consulting firm) from 1993 to 2001.

•	Affiliations: Director of the Atlantic Council of the United States; Member of the Council on Foreign Relations; Member of the International Institute for Strategic Studies.

•	Age 63.

Mr. Hadley’s qualifications to serve on the Board include his extensive knowledge and experience relating to national security, international affairs, public policy, legal matters and formulation of strategy, based on his varied high level roles in government, consulting and the practice of law.

FREDERIC M. POSES

•	Director of the Company since 2000.

•	Chairman and CEO of Trane, Inc. (formerly American Standard Companies, Inc.) (air conditioning systems, services and solutions provider) from 2000 to 2008.

•	President and Chief Operating Officer of AlliedSignal, Inc. from 1998 to December 1999.

•	30-year business career at AlliedSignal, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988.

•	Current Directorship: Non-executive Chairman of the Board of Tyco Electronics, Ltd. (manufacturer and provider of an array of products including electronics and telecommunications) since 2007.

•	Past Directorships: Centex Corporation (home building company) from 2001 to 2009; and Trane, Inc. from 1999 to 2008.

•

Affiliations: Chairman of the Board of National Center for Learning Disabilities; Member of the Duke Engineering School Board of Visitors; Trustee of Eagle Hill School, Greenwich, CT; and Member of the Board of Central Synagogue.

•	Age 67.

Mr. Poses’ qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as chief operating officer of a large public company and as chairman and CEO of a second large public company.

MICHAEL C. RUETTGERS

•	Director of the Company since 2000.

•	Chairman of EMC Corporation (data storage and management products and services provider) from January 2004 to December 2005.

•	Executive Chairman (from 2001 to 2004) and CEO (from 1992 to 2001) of EMC Corporation; held a variety of senior executive positions at EMC Corporation from 1988 to 1992.

•	Current Directorship: Non-executive Chairman of the Board of Wolfson Microelectronics plc (manufacturer of semiconductor chips used in audio, video and imaging applications) since 2008.

•	Past Directorship: EMC Corporation from 1992 to 2005.

•	Affiliations: Trustee of Lahey Clinic.

•	Age 67.

Mr. Ruettgers’ qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as chairman and CEO of a large public company operating in the technology sector.

RONALD L. SKATES

•	Director of the Company since 2003.

•	Private investor since 1999.

•	President and CEO of Data General Corporation (data storage and enterprise solutions supplier) from 1989 to 1999; held other positions at Data General Corporation from 1986 to 1989.

•	Partner at Price Waterhouse (now PricewaterhouseCoopers LLP) from 1976 to 1986.

•	Current Directorships: State Street Corporation (financial services company) since 2002; and Courier Corporation (book manufacturer and specialty publisher) since 2003.

•	Past Directorship: Cabot Microelectronics Corporation (supplier of chemical mechanical planarization products and services) from 2001 to 2005.

•	Affiliations: Trustee Emeritus of Massachusetts General Hospital; and Trustee of the Massachusetts General Hospital Physicians Organization.

•	Age 68.

Mr. Skates’ qualifications to serve on the Board include his extensive business experience, skills and acumen evidenced by his service as president and CEO of a large public technology company, coupled with his accounting expertise derived from being a certified public accountant and partner of a major accounting firm.

WILLIAM R. SPIVEY

•	Director of the Company since 1999.

•	President and CEO of Luminent, Inc. (fiber-optic transmission products provider) from July 2000 to September 2001.

•	Group President, Network Products Group, Lucent Technologies Inc. from 1997 to 2000.

•	Vice President, Systems & Components Group, AT&T Corporation from 1994 to 1997.

•	Group Vice President and President, Tektronix Development Company, Tektronix, Inc. from 1991 to 1994.

•

Current Directorships: Cascade Microtech, Inc. (advanced wafer probing solutions provider) since 1998; Novellus Systems, Inc. (advanced process equipment provider) since 1998; Laird PLC (electronics and security systems provider) since 2002; and ADC Telecommunications, Inc. (supplier of network infrastructure products and services) since 2004.

•	Past Directorship: Lyondell Chemical Company (manufacturer of basic chemicals and derivatives) from 2000 to 2007.

•	Age 63.

Mr. Spivey’s qualifications to serve on the Board include his extensive business experience, skills and acumen reflected in his positions as a business unit head at three public technology companies and CEO of another public technology company.

LINDA G. STUNTZ

•	Director of the Company since 2004.

•	Partner in the law firm of Stuntz, Davis & Staffier, P.C. since 1995.

•	Partner in the law firm of Van Ness Feldman from 1993 to 1995.

•	Deputy Secretary of, and held senior policy positions in, the United States Department of Energy from 1989 to 1993.

•	Associate Minority Counsel and Minority Counsel to the U.S. House of Representatives Energy and Commerce Committee from 1981 to 1987.

•	Past Directorship: Schlumerger Ltd. (oilfield services company) from 1993 to April 2010.

•	Affiliations: Director of Wittenberg University beginning in 2010.

•	Age 55.

Ms. Stuntz’s qualifications to serve on the Board include her extensive knowledge and experience relating to corporate governance, public policy, legal matters, as well as legislative and regulatory affairs, based on her varied high-level roles in both the executive and legislative branches of government, as well as the practice of law.

WILLIAM H. SWANSON

•	Chairman of the Board since 2004.

•	Director and CEO of the Company since 2003.

•	President of the Company from July 2002 to May 2004.

•	Executive Vice President of the Company and President of Electronic Systems from January 2000 to July 2002.

•	Executive Vice President of the Company and Chairman and CEO of Raytheon Systems Company from January 1998 to January 2000.

•	In the 38th year of his career at the Company, which has included a wide range of leadership positions.

•	Current Directorship: FPL Group, Inc. (a clean energy company) since October 2009.

•	Past Directorship: Sprint Nextel Corporation (wireless and wireline communications services provider) from 2004 to 2008.

•

Affiliations: Member of the Congressional Medal of Honor Foundation board, the California Polytechnic State University President’s Cabinet, the Cal Poly Foundation board of directors, and the John F. Kennedy Library Foundation board of directors, and Vice Chairman of the Business-Higher Education Forum.

•	Age 61.

Mr. Swanson’s qualifications to serve on the Board include his extensive business experience, skills and acumen developed over the past 37 years with the Company during which he has held a wide range of leadership positions, including general manager of Missile Systems, head of Electronic Systems, CEO of Raytheon Systems Company, President of the Company and, since 2003, CEO.

STOCK OWNERSHIP

Five Percent Stockholders

The following table lists those persons or groups (based solely on our examination of Schedule 13Gs filed with the SEC or furnished to us) who are beneficial owners of more than 5% of our common stock as of December 31, 2009.

Name and Address of Beneficial Owner	Common Stock	Percent of Class
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	30,809,246	8.04%

Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761	20,150,618	5.26%

Management and Directors

The following table contains information regarding the beneficial ownership of shares of our common stock as of March 1, 2010 for (a) each director and nominee for director, including our CEO, (b) our CFO and our three other most highly compensated executive officers who are not also directors, and (c) the directors, nominees and all executive officers as a group. No individual director or nominee for director or named executive officer beneficially owns 1% or more of the outstanding shares of common stock. The directors and executive officers as a group own less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership
(a)
William H. Swanson	587,911	(1)
	604,827	(2)(7)(8)

	1,192,738	(1)(2)(7)(8)
Vernon E. Clark	7,842	(4)
John M. Deutch	16,886	(4)
Stephen J. Hadley	2,362	(4)
Frederic M. Poses	23,541	(4)(5)
Michael C. Ruettgers	31,456	(4)
Ronald L. Skates	28,810	(4)(6)
William R. Spivey	28,116	(4)
Linda G. Stuntz	12,616	(4)

(b)
David C. Wajsgras	132,582	(7)
Jay B. Stephens	177,256	(2)(3)(7)
Daniel L. Smith	143,751	(2)(3)(7)
Colin J.R. Schottlaender	111,505	(2)(3)(7)

(c)
All directors, nominees for director and executive officers as a group (20 persons)	2,393,452	(1)(2)(3)(4)(5)(6)(7)(8)

(1)	Shares owned outright by Mr. Swanson.
(2)	Includes shares which the beneficial owner has the right to acquire upon the exercise of stock options as follows: Mr. Swanson – 265,000; Mr. Stephens – 46,820; Mr. Smith – 18,485; Mr. Schottlaender – 24,422; all executive officers as a group – 380,821.
(3)	Includes shares indirectly held by the beneficial owner through the Raytheon Savings and Investment Plan and the Raytheon Excess Savings Plan as follows: Mr. Stephens – 87; Mr. Smith – 4,955; Mr. Schottlaender – 3,467; all executive officers as a group – 23,381.
(4)	Includes shares of restricted stock issued under the 1997 Nonemployee Directors Restricted Stock Plan over which the beneficial owner has voting power as follows: Ms. Stuntz and Messrs. Clark, Deutch, Poses, Skates and Spivey – 2,461 shares each; Mr. Hadley – 2,362 shares; and Mr. Ruettgers – 3,267 shares.
(5)	Includes 16,272 shares held by a family charitable foundation over which Mr. Poses has voting and investment power.
(6)	Includes 26,349 shares held in various trusts. Mr. Skates disclaims beneficial ownership of 2,400 shares held in such trusts.
(7)	Includes shares of restricted stock over which the beneficial owner has voting power as follows: Mr. Swanson – 211,577; Mr. Wajsgras – 56,935; Mr. Stephens – 54,429; Mr. Smith – 45,174; Mr. Schottlaender – 45,174; and all executive officers and directors as a group – 616,078.
(8)	Includes vested deferred compensation equivalent to 128,250 shares of our common stock attributable to Mr. Swanson.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information, we believe that, in 2009, none of our directors, executive officers or 10% stockholders failed to file a required report on time, with one exception. A Form 4, reporting a grant of shares of common stock in lieu of annual cash retainers for service on the Board of Directors and as Chair of the Audit Committee on behalf of Ronald L. Skates, was filed two days late due to an administrative error.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the discussion that follows, we first provide an executive summary of this section, and then provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in 2009 to the following individuals, whom we refer to as our named executive officers:

•	our Chairman and CEO, William H. Swanson;

•	our Senior Vice President and Chief Financial Officer, David C. Wajsgras;

•	our Senior Vice President, General Counsel and Corporate Secretary, Jay B. Stephens;

•	our Vice President, and President of our Integrated Defense Systems business, Daniel L. Smith; and

•	our Vice President, and President of our Network Centric Systems business, Colin J. R. Schottlaender.

The discussion below is intended to help our stockholders understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

From a compensation perspective, we are committed to (1) retaining and attracting highly-qualified executives, (2) motivating these executives to achieve our overall business objectives, (3) rewarding performance, and (4) aligning the interests of our executives with our stockholders. Consistent with this compensation philosophy, our program seeks to:

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent;

•

tie a significant portion of each executive’s compensation to the Company’s performance and individual performance against various pre-established financial, operational and other goals, through variable, at-risk short- and long-term incentive awards;

•	provide awards with both significant upside opportunity for exceptional performance and downside risk for under-performance, which can result in different compensation among executives; and

•

align closely our executives’ interests with those of our stockholders by making stock-based incentives a core element of our executives’ compensation and requiring that they retain a significant amount of our common stock throughout their tenure with us.

In accordance with our philosophy, we provide our executives with consistent, competitive compensation opportunities allowing potential upside for exceptional performance. The table below summarizes the 2007 – 2009 compensation opportunities provided to our named executive officers, and reflects the view of our Board and the Management Development and Compensation Committee (MDCC) with respect to their annual compensation decisions for those executives during those years.

TOTAL COMPENSATION FOR 2007 – 2009

			(Non-Equity Incentive Plan Compensation) RBI(3)	(Stock Awards) Long-Term Incentives
Executive	Year(1)	Salary(2)		Restricted Stock	LTPP Award(4)	All Other	Total
William H. Swanson	2009	$1,297,920	$3,050,000	$3,799,991	$6,386,000	$402,445	$14,936,356
	2008	1,328,640	3,050,000	3,799,985	6,385,987	491,539	15,056,151
	2007	1,229,544	3,050,000	3,726,100	6,332,400	585,699	14,923,743

David C. Wajsgras	2009	$790,203	$870,000	$999,983	$1,200,005	$108,112	$3,968,303
	2008	789,944	870,000	1,000,003	1,169,954	119,051	3,948,952
	2007	725,846	870,000	968,786	1,160,940	229,272	3,954,844

Jay B. Stephens	2009	$690,825	$780,000	$950,020	$1,200,005	$111,514	$3,732,364
	2008	689,146	780,000	949,996	1,169,954	113,332	3,702,428
	2007	635,461	780,000	920,879	1,160,940	125,162	3,622,442

Daniel L. Smith	2009	$485,671	$525,000	$799,996	$1,100,012	$104,274	$3,014,953
	2008	473,435	550,000	799,977	1,063,588	131,636	3,018,636
	2007	411,224	550,000	771,835	1,063,600	104,164	2,900,823

Colin J.R. Schottlaender	2009	$485,238	$550,000	$799,996	$1,100,012	$75,706	$3,010,952

(1)	Years in which the executive was a named executive officer.
(2)	2009 salaries are based on 26 bi-weekly pay periods as compared to 27 pay periods for 2008.
(3)	Annual Results-Based Incentive (RBI) cash award. RBI awards are discussed under “Annual Incentives” on page 34.
(4)	Long-Term Performance Plan (LTPP) award. LTPP awards are discussed under “Long-Term Incentives – LTPP” on page 37.

The above table differs from the 2009 Summary Compensation Table required by the SEC, which appears on page 43, and is not a substitute for that table. The 2009 Summary Compensation Table includes amounts based on the change in pension accrual and above-market nonqualified deferred compensation earnings. The above table excludes these amounts because the Company and the MDCC consider these programs in the context of their assessment of the overall benefit design and the competitiveness of the Company’s retirement benefits, and not as an element of their annual compensation decisions. Another difference is that the amounts set forth under the Restricted Stock and LTPP Award columns in the above table represent the full grant date intrinsic values of such awards granted in the respective years only (e.g., target number of shares times the price of our common stock on the grant date) that is the basis upon which the Company, the MDCC, and the Board consider these awards in proposing, recommending and approving annual compensation. In contrast, the Stock Awards column in the 2009 Summary Compensation Table represents the grant date fair value of such awards for financial statement reporting purposes which differs from the intrinsic value of the LTPP awards. These awards are discussed in more detail under “Long-Term Incentives” on page 37.

We discuss the elements of our compensation program set forth in the above table in detail beginning on page 31 and describe how we set these opportunities and the total compensation of our named executive officers so that they are market competitive and are based on Company and individual performance.

While we have provided consistent compensation opportunities, the actual compensation earned by our executives has varied based on performance in accordance with our pay-for-performance objective. Overall, the named executive officers’ compensation has reflected strong Company and individual performance in 2007 – 2009. Our CEO, in discussion with the MDCC, requested that his 2009 base salary not be increased over his 2008 base salary and that his 2009 RBI not be increased over his 2008 award, which requests were accepted by the MDCC prior to the grant date of any awards for 2009. Thus, despite his strong individual performance in 2009, our CEO did not receive an increase in salary or RBI for the year. Additionally, based on the fact that there were 26 pay periods in 2009 in comparison to 27 pay periods in 2008, this request resulted in a decrease in actual salary compensation in 2009 in comparison to 2008. Similarly, salary amounts for other named executive officers, which were increased on average by approximately 4% over 2008, do not appear to reflect fully these increases due to the difference in the number of pay periods in 2009 in comparison to 2008. For a discussion of named executive officer base salaries and RBI awards see pages 33 and 34, respectively.

In 2009, we continued to perform well across all of our businesses, essentially meeting or exceeding our key financial and operating goals and other business objectives. Examples of our strong performance in 2009 include:

•	Bookings of $25.1 billion and backlog of $36.9 billion;
•	Net sales growth of 7%, with all of our businesses contributing to this growth;

•	Operating cash flow of $2.7 billion; and

•	Earnings per share from continuing operations growth of 24%.

As a result, we rewarded our executives with competitive compensation, particularly through our performance-based 2009 RBI and the 2007-2009 LTPP. These programs are specifically designed to closely tie the compensation paid to the individual executive with the performance of the Company. A summary of these compensation elements, the applicable performance metrics, the results we achieved, and the location of where you can find a more detailed discussion of this section, are set forth in the table below.

Compensation Element	Performance Metrics	Results Achieved
2009 RBI	Bookings; net sales; free cash flow (FCF); operating profit from continuing operations; and return on invested capital (ROIC).	We exceeded our pre-established 2009 targets for nearly all of these metrics, which resulted in an overall RBI funding level of 106.6%. See discussion on page 34.

2007 – 2009 LTPP	ROIC; cumulative FCF; and total stockholder return (TSR).	We exceeded our pre-established three-year targets for ROIC and cumulative FCF and finished 4th in TSR relative to our core peer group over the three-year period, which resulted in a 187.5% of target payout in shares of our common stock. See discussion on page 37.

How We Determine and Assess Executive Compensation

We design our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, global businesses effectively. Given the length of our programs, contracts and business cycles, it is especially important for us to retain our executive talent over a number of years to provide continuity of management in a highly competitive industry. Our Board bears the ultimate responsibility for approving the compensation of our named executive officers. The MDCC assists the Board in discharging this responsibility. Information about the MDCC and its composition, responsibilities and operations can be found on page 12 under the heading “The Board of Directors and Board Committees – Management Development and Compensation Committee.”

Our determinations and assessments of executive compensation are primarily driven by two considerations:

•	Company and individual performance in five areas – financial, operational, customer satisfaction, people and “Six Sigma”; and

•	Market competitiveness of our compensation programs.

Company and Individual Performance

In addition to market competitiveness, we use a number of factors to determine our compensation levels and to customize our compensation program to most accurately recognize Company and individual performance and contribution to the enterprise. We consistently review performance in these five areas:

•

Financial – we focus on financial metrics that are good indicators of whether the Company and our businesses are achieving their annual or longer-term business objectives, such as bookings, sales, operating profit, free cash flow and return on invested capital;

•

Operational – we evaluate product development and program execution through the use of tools designed to measure operational efficiencies, such as Integrated Product Development Systems and the Earned Value Management System;

•

Customer satisfaction – we measure customer satisfaction through the use of customer satisfaction surveys, performance against program cost and schedule indices, annual customer performance assessment reports and through customer award fees;

•	People – we assess our executives’ development of people, leadership behavior, ethical conduct, employee opinion survey results and the development of an inclusive workforce; and

•	“Six Sigma” – we look to see how well the Company, a business or an individual has used Raytheon Six Sigma, a continuous process improvement effort designed to reduce costs and improve efficiency.

Collectively, we consider these five factors to provide a measurable assessment of executive performance that will build value for our stockholders. We look to each of them, to varying degrees, to make most of our executive compensation decisions, from setting base salaries to providing annual and longer-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. In 2009, we used two peer groups for these purposes:

•

A core peer group, which consists of companies that are either aerospace and defense companies or that have substantial aerospace or defense businesses. We compete to varying degrees for business and talent with the companies in this core peer group. The companies comprising the core peer group are as follows:

The Boeing Company	General Dynamics Corporation
Goodrich Corporation	Honeywell International, Inc.
L-3 Communications Holdings, Inc.	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

•

A broader peer group, comprised of our core peer group and six additional companies from other industries, which we selected on the basis of the comparability of their complexity, operations, revenues, net income and market capitalization to ours. The broader peer group companies are as follows:

3M Company	The Boeing Company
Caterpillar Inc.	Emerson Electric Co.
General Dynamics Corporation	Goodrich Corporation
Honeywell International, Inc.	ITT Corporation
Johnson Controls, Inc.	L-3 Communications Holdings, Inc.
Lear Corporation	Lockheed Martin Corporation
Northrop Grumman Corporation	Rockwell Collins, Inc.
Textron Inc.	United Technologies Corporation

We review the peer groups annually to ensure that we have the appropriate marketplace focus. As our strategy changes, we leverage our capabilities into other markets, or significant changes occur to a company or companies within the peer groups, we may change the companies within them. In October 2009, after consultation with the MDCC’s independent compensation consultant, we removed Lear Corporation from our broader peer group due to its bankruptcy filing and replaced it with Motorola, Inc.

The MDCC obtains information on the compensation levels, programs and practices of the companies within the core and broader peer groups. Statistical techniques such as regression analysis are typically used to adjust the data for differences in company size. The MDCC also considers market survey data for companies outside of our core and broader peer groups as a general indicator of relevant market conditions and pay practices and as a broader reference point. This market survey data was developed by national compensation consulting firms and provided to the MDCC by its compensation consultant.

The MDCC establishes and evaluates compensation levels for our named executive officers based on the market data, as well as other factors, as discussed below. While aggregate target and actual pay levels are analyzed and measured against market data, individual and Company performance can result in compensation for any one individual that varies from the market median. In 2009,

Watson Wyatt, the MDCC’s independent compensation consultant, also provided the MDCC a report on peer compensation trends (levels, mix, vehicles and metrics), which is used to help set pay levels and design programs.

2009 Review of Compensation

Watson Wyatt provided the MDCC with a marketplace assessment of our named executive officers’ 2009 compensation in comparison to compensation for comparable positions within the market. They looked at the market in terms of:

•	base salaries;

•	total cash compensation (which includes base salary and annual incentive award);

•	total direct compensation (which includes base salary, annual incentive award and long-term incentive opportunity); and

•	benefits and perquisites.

This assessment showed that:

•

The 2009 base salaries for our named executive officers approximated the 50th percentile of the market, except that the salary of our Chief Financial Officer was more closely aligned with the 75th percentile;

•	Total cash compensation for our named executive officers, on average, approximated the 50th percentile;

•	Total direct compensation for our named executive officers, on average, fell between the 50th and 75th percentiles;

•	Raytheon is competitive with peers in terms of the number and types of executive benefits and perquisites provided; and

•	Raytheon continues to exhibit close alignment between relative pay and relative performance on both a short-term and long-term basis and delivered pay commensurate with that performance.

Most recently for 2008, Watson Wyatt also assisted the MDCC with a pay-for-performance analysis, which assessed the correlation between our short-term pay (annual incentive award) and short-term performance and our long-term pay and long-term performance relative to the peer groups. Rather than looking at current compensation opportunities (current salary, target annual incentive award and present value of long-term incentives), this analysis focused on realized or realizable pay in relation to past performance. For 2008 Watson Wyatt concluded that there was close correlation between pay and performance at Raytheon relative to the peer groups. A similar 2009 pay-for-performance assessment will be performed in 2010 once peer group performance data is available.

The MDCC also periodically reviews the formulas that determine benefits under our pension and retirement plans and our severance arrangements so that we can be sure that these plans integrate appropriately into our total compensation strategy. We provide benefits under these plans that are comparable to our peer group companies in order to offer employment packages that attract highly-qualified executives to join us and to keep our compensation competitive in order to retain such executives.

Elements of Our Compensation Program

Our executive compensation program is designed to meet the objectives discussed in the Executive Summary, including tying a significant portion of each executive’s compensation to Company and individual performance. As discussed in more detail below, our 2009 program successfully met our pay-for-performance objectives.

Our program consists primarily of the following integrated elements: base salary, annual incentive awards, and long-term achievement opportunities (Long-Term Performance Plan and restricted stock awards), which together make up an executive’s total direct compensation in a given year or performance period. The program is rounded out with perquisites and other executive benefits, including retirement and severance benefits.

Mix of Total Compensation

The MDCC, with the assistance of management and the MDCC’s independent consultant, oversees, approves, administers and assesses the effectiveness of all compensation vehicles against the market and our overall compensation philosophy as discussed earlier in this report. The table below describes each element and its link to our compensation objectives.

Compensation Element	Retain and attract highly-qualified executive talent	Incentivize achievement of our overall business objectives	Differentiate rewards based on individual performance	Incentivize and reward long-term performance in alignment with stockholders’ interests
Base Salary	✓
Annual Incentive Plan (RBI)	✓	✓	✓
Performance-Based Restricted Stock Units (LTPP)	✓	✓		✓
Time-Based Restricted Shares (RSA)	✓			✓
Benefits, Perquisites, and Other Compensation, including severance and change-in-control arrangements	✓

The following charts illustrate the percentage of total target compensation comprised by each element for our CEO and for our other named executive officers, on average, respectively. These percentages correspond to the target levels for each element, as approved for fiscal 2009.

Allocation of Total Direct Compensation

The MDCC annually reviews the relative mix of our compensation elements to those of the market for comparable positions. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

Just as our stockholders put their money at risk when they invest in our Company, a significant portion of our executives’ compensation is at risk, and that risk increases with the executive’s level of responsibility. We also balance the short and long-term focus of our executives and align their interests with those of our stockholders by making sure that a significant portion of their compensation is payable in stock. In addition, to reinforce this direct link with stockholders’ interests, we require our executive officers to own and retain a meaningful amount of our stock. See page 38 for a discussion of our Stock Ownership and Retention Guidelines.

With these considerations in mind, the allocations of total direct compensation opportunities for fiscal year 2009 appear in the charts below.(1)

CEO
Fixed 9% (Base Salary)	Variable 91% (RBI + Long-Term Incentive Value)
Short-term 28% (Base Salary + RBI)	Long-term 72% (Long-Term Incentive Value)
Cash 28% (Base Salary + RBI)	Equity-Based 72% (Long-Term Incentive Value)

Other Named Executive Officers (Average allocation for the four Named Executive Officers other than the CEO)
Fixed 19% (Base Salary)	Variable 81% (RBI + Long-Term Incentive Value)
Short-term 38% (Base Salary + RBI)	Long-term 62% (Long-Term Incentive Value)
Cash 38% (Base Salary + RBI)	Equity-Based 62% (Long-Term Incentive Value)

(1) Total direct compensation opportunity does not include perquisites and other executive benefits, including retirement and severance benefits. As a result, the percentages above may vary slightly from the percentages set forth in the pay mix charts on page 32, which do include perquisites and other executive benefits.

According to an analysis performed by Watson Wyatt, these weightings were in line with what the companies in our peer groups provided to their executives holding comparable positions. The MDCC does not establish any fixed relationship between the compensation of our CEO and that of any other named executive officer. Using market data as a general reference point, we believe that the differences between our CEO’s compensation and the compensation of the other named executive officers are consistent with differences that exist at comparable companies and are consistent with our executive compensation philosophy.

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage business risk:

•

An assortment of vehicles for delivering compensation, both fixed and variable, and including cash and equity based measures with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term stockholder interests;

•	Diversification of incentive-related risk by employing a variety of performance measures;

•	A balanced weighting of the various performance measures to avoid excessive attention to achievement of one measure over another;

•	Fixed maximum award levels for performance-based awards;

•	Guidelines designed to assure the independence of our compensation consultant who advises the MDCC as described above;

•	A clawback policy and equity grant procedures, as described below; and

•	Incentive compensation to named executive officers based on overall Company performance as opposed to a business unit’s performance.

Base Salary

Base salary is the one fixed component of our executives’ total direct compensation that is not at risk based on Company performance and/or stock price variations. The MDCC reviews the base salaries of our executive officers annually and whenever an executive changes position. Our CEO makes salary recommendations to the MDCC with respect to his direct reports. To maintain competitive levels, we refer to the market median of base salaries for comparable positions in setting our named executive officers’ base salaries. However, we also consider the executive’s:

•	Experience for the position;

•	Personal contribution to the financial and operational performance of the Company and its businesses;

•	Contribution in the areas of operational improvements, customer satisfaction, effective management of human resources, and Six Sigma; and

•	Stock ownership and retention guidelines applicable to all executive officers, as described below.

These other factors could cause any one executive officer’s base salary to be above or below the market median for a comparable position. Annual merit-based salary increases are an integral part of the annual performance management process and are used to reward and reinforce desired behaviors and maintain competitive marketplace positions.

Based on the MDCC’s review of market data and the foregoing individual factors, base salaries for 2009 for our named executive officers, other than our CEO who requested no salary increase, were increased by an average of approximately 4% over 2008 levels. The 2009 base salaries for our named executive officers, on average, fell within the 50th and 75th percentiles of the market.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and the achievement of financial, operational and individual goals over a one-year period. Unlike base salary, which is fixed, our executives’ annual incentive award is at risk based on how well the Company and the executive perform.

We award annual incentives under our Results Based Incentive (RBI) Plan to focus our executive officers on attaining pre-established annual performance goals. The RBI incentive for our named executive officers is variable in two respects.

•	First, the funding of an overall RBI incentive pool is dependent on the Company’s success in achieving specified financial performance goals, as described below.

•

Second, the size of the executive’s incentive payout from the funded pool depends on actual performance against pre-established individual performance objectives, which can be below target or, for exceptional individual performance, as much as 200% of target.

Target Opportunities.    We generally set the target RBI amount for each executive at the median of our peer groups’ annual cash incentives for employees in similar positions. In order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds individual performance objectives.

We use the sum of target awards to determine the overall funding of the RBI incentive pool, as described below, but the targets are not entirely determinative of what any one participant’s actual RBI incentive payout will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the financial metrics identified below at the total Company and business segment levels, each equally weighted, for purposes of funding an overall pool for the RBI plan for 2009. These metrics and weightings determining RBI funding have remained the same since 2003.

•	Bookings – a forward-looking metric that measures the value of new contracts awarded to us during the year and an indicator of potential future growth.

•	Net Sales – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our stockholders.

•	Operating Profit from Continuing Operations – a measure of our profit for the year, before interest and taxes.

•	Return on Invested Capital (ROIC) – a measure of the efficiency and effectiveness of our use of capital.

ROIC and FCF are non-GAAP financial measures and are calculated as follows:

•

ROIC is (a) (i) income from continuing operations plus (ii) after-tax net interest expense plus (iii) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) less (iv) after-tax FAS/CAS pension and post-retirement benefits expense/income, and (v) excluding charges for debt repurchases and other similar non-operational items, divided by (b) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in discontinued operations, and adding back the cumulative minimum pension liability/impact of the accounting standard for employers’ accounting for defined benefit pension and other postretirement plans, and excluding other similar non-operational items.

•	FCF is operating cash flow less capital expenditures and internal software spending.

Considered in the aggregate, the five metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures are balanced among long-term and short-term performance, growth and efficiency and are aligned with our business strategies. For example, we continue to focus on growing our business in core defense and new markets, both domestic and international, and our success in this area should be reflected in our bookings in the shorter term and net sales in the longer term. In addition to growing our business, we maintain a strong focus on program execution and the prudent management of capital and investments in order to maximize operating profit and cash and to continue to improve ROIC.

For each financial metric, we set a specific target performance goal and a defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding range around the target for each financial metric, generally 75% to 150% of target. If Company performance falls within the performance range (e.g., between the threshold and maximum performance levels), the funding amount is based on the corresponding funding range. A total Company RBI funding percentage is determined based on the overall performance of the Company against each of these financial metrics. The RBI payouts to all of our named executive officers, including those who are leaders of individual businesses, are based on the total Company RBI funding percentage. In addition to the five financial metrics, the MDCC has given our CEO the authority to increase or decrease funding of the RBI pool based on an assessment of a business’ performance on criteria such as customer satisfaction, growth, people and productivity.

The following table summarizes the performance target, and the corresponding total Company RBI funding percentage for 2009:

Financial Metric	Performance Target	RBI Funding
Bookings	$24.78B	101.1%
Net Sales	$24.87B	99.7%
Free Cash Flow	$2.04B	110.9%
Operating Profit from Continuing Operations	$2.90B	109.4%
ROIC	11.24%	112.0%
Overall Funding Level %		106.6%

In 2009, the Company continued to perform very well, substantially meeting or exceeding applicable performance targets, which resulted in a total Company RBI funding percentage of 106.6%.

The RBI financial metric targets for a performance year are based on our annual operating plan for that year. The annual operating plan represents management’s view of the potential performance of the Company as a whole and its individual businesses for the coming year based on identified challenges, risks and opportunities. The annual plan is built using a rigorous “bottom up” approach. Each business’ proposed plan is carefully considered and scrutinized by management through multiple reviews. Often management requires the businesses to increase or “stretch” their plan financial targets and incorporate other changes. This process culminates with a Board review of each business’ annual plan during which the Board assesses the credibility of the plan. Based on the final annual plans of the businesses, management prepares the Company’s annual operating plan, which is also reviewed and approved by the Board of Directors. In addition, consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, was adjusted to account for the impact of certain matters not factored into the annual operating plan, such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items such as the FAS/CAS pension adjustment.

Individual Performance Objectives.    Individual performance is directly reflected in an executive’s RBI award. While combined Company and individual business performance drives funding of the overall RBI pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus the executive’s achievement of individual performance objectives. If an executive under-performs in relation to his objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his performance objectives could receive up to 200% of target.

Individual performance objectives are established annually in writing for top executives and include primarily quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board (excluding the CEO) approves, a statement of the CEO’s objectives. When the CEO’s annual evaluation is to commence, our CEO provides to the MDCC a written self-appraisal, assessing his performance against these objectives. The self-appraisal is discussed with the CEO and then distributed to all of the independent directors for their input. The Lead Director and the Chair of the MDCC discuss the preliminary evaluation with the independent directors, who then evaluate and write their own assessment of the CEO’s performance both as CEO and Chairman. The Lead Director and the Chair of the MDCC then meet with the CEO and provide performance feedback directly to him. Based on this evaluation, the MDCC recommends, and the full Board (excluding the CEO) approves, the CEO’s RBI award.

A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives.

Examples of individual performance objectives for our named executive officers for 2009 include:

•	Financial objectives within the individual’s business or functional area;

•	Successfully managing human resources and developing a stronger organization within the individual’s business or functional area;

•	Improving employee opinion survey results;

•	Achieving exemplary regulatory compliance;

•	Increasing energy efficiency and successfully implementing workplace safety initiatives;

•	Demonstrating effective leadership behaviors; and

•	Promoting a culture of innovation through respect and inclusion.

This individual assessment promotes accountability for each executive’s performance and helps differentiate our executives’ compensation based on performance. Thus, while the target incentive award for each executive is set with reference to the marketplace median for his position, in order to encourage and reward extraordinary performance, our RBI awards are structured so that the actual payout under an executive officer’s award can approach or exceed the 75th percentile if such executive exceeds his individual performance objectives.

In 2009 our named executive officers performed against their individual objectives in accordance with our high expectations and, accordingly, their individual performances did not result in RBI awards that differed materially from their funded RBI target levels. Our CEO requested, in discussion with the MDCC, that his 2009 RBI award not be increased over his 2008 award, which request was accepted by the MDCC prior to the grant date of any awards for 2009. Thus, despite his strong performance in 2009, our CEO did not receive an increase in his RBI award in 2009. A summary of our named executive officers’ 2009 performance follows:

William Swanson

Under Mr. Swanson’s leadership as Chief Executive Officer in 2009, Raytheon experienced 7.4% revenue growth and achieved 106.6% of plan, enhancing stockholder value. The Company also successfully completed three acquisitions. Mr. Swanson’s focus on succession planning and leadership development led to recognition by Fortune magazine as one of 25 top companies for developing leaders in North America. Additionally, Mr. Swanson continued to drive a culture of diversity and inclusion.

David Wajsgras

In his role as Chief Financial Officer, Mr. Wajsgras guided the Company in substantially meeting or exceeding our 2009 bookings, net sales, operating profit, free cash flow and ROIC targets. He also led significant improvements in working capital management and a redesign of the Company’s merger & acquisition process.

Jay Stephens

Mr. Stephens has provided broad business guidance beyond the traditional role of General Counsel. In 2009, he continued to enhance transparency in governance and regulatory compliance, successfully managed the Company’s risk profile, led enhancements in Board and annual meeting processes and delivered superior results in the areas of employee safety and environmental management.

Daniel Smith

As President of Raytheon’s Integrated Defense Systems business, Mr. Smith secured critical contract wins, including the Taiwan Patriot, UAE Patriot, and Finland Surface Launched Advanced Medium Range Air-to-Air Missile programs. He also met ROIC, free cash flow and operating profit targets, despite delays in domestic awards and international bookings.

Colin Schottlaender

As President of Raytheon’s Network Centric Systems business, Mr. Schottlaender met or exceeded all financial business metrics and continued to expand the competitive base of the business. He also secured a number of key contracts including a tolling system for a turnpike program, an Advanced Extremely High Frequency antenna system for military satellites, a command and control system for an international customer, a targeting system for TOW missiles, and a network combat sensors and targeting system for the United States Army.

At the end of the year, our CEO recommends to the MDCC the RBI awards for our executive officers other than himself. The full Board of Directors (excluding the CEO) approves all of our named executive officers’ annual RBI awards, based on a recommendation from the MDCC. The 2009 Grants of Plan-Based Awards table on page 46 shows the threshold, target and maximum RBI awards that each of our named executive officers was eligible to receive for 2009. Their actual RBI awards earned for 2009 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 43. The actual 2009 RBI payments to our named executive officers, on average, fell between the 50th and 75th percentiles of the market. This is consistent with our RBI structure, which contemplates an executive’s actual payout approaching or exceeding the 75th percentile based on strong individual and Company performance.

Long-Term Incentives

Our long-term incentive opportunities reward Company leaders and assist with the retention of these leaders. By aligning financial rewards with the economic interests of our stockholders, leaders are encouraged to work toward achieving our long-term strategic objectives. Our named executive officers receive long-term incentive awards in the form of performance-vesting restricted stock units pursuant to our Long-Term Performance Plan (LTPP) and restricted stock awards that vest on a specified time schedule. While we do not follow a formula allocation as between the two forms of long-term incentives, we more heavily weight the performance-based awards under the LTPP.

We target our named executive officers’ long-term incentives, on average, between the 50th and 75 th percentiles of the market for long-term incentives for employees in similar positions. The 2009 Grants of Plan-Based Awards table on page 46 shows the LTPP and restricted stock awards that were granted to each of our named executive officers for 2009.

LTPP.    We award performance-based restricted stock units pursuant to the LTPP under our 2001 Stock Plan to encourage both retention and targeted performance. The LTPP provides awards of restricted stock units that vest at the end of a three-year performance cycle based upon the achievement of specific pre-established levels of Company performance. Stock units may be settled in our common stock or in cash, at the discretion of the MDCC. The LTPP awards are granted annually in over-lapping three-year cycles, which provides continuity of opportunity and marketplace consistency.

The performance goals for the four most recent performance cycles, which are independent of each other, are based on the following weighted metrics:

Performance Cycle	ROIC	CFCF	TSR	Total
2010 – 2012	50%	25%	25%	100%
2009 – 2011	50%	25%	25%	100%
2008 – 2010	50%	25%	25%	100%
2007 – 2009	50%	25%	25%	100%

We have used the same performance metrics since 2006 and the same weightings since 2007. In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

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Return on Invested Capital (ROIC) measures how efficiently and effectively we use capital. The calculation of ROIC is the same as the calculation described above under the discussion of the RBI plan except for certain variations due to averaging the metric over the three-year performance cycle.

•

Cumulative Free Cash Flow (CFCF) measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our stockholders. The calculation of CFCF is essentially the same as the FCF calculation described above under the discussion of the RBI plan.

•

Total Stockholder Return (TSR) compares our stock price appreciation, including reinvested dividends, over the performance period to our peers’ stock performance over the same period and provides a percentage ranking.

We selected these three non-GAAP financial performance measures because they are good indicators of the Company’s overall performance and lead to the creation of long-term value for our stockholders. They also reflect input from our investors. In particular, CFCF is a useful measure because our ability to generate cash efficiently will continue to be critical to our ability to fund our operations, grow our business and manage our debt levels, and, going forward, will be useful in the development of technology and making acquisitions to meet our strategic objectives.

Comparative TSR is a good measure that incentivizes our executives to outperform our peers in creating stockholder value. We use the core peer group rather than the broader peer group for this comparison because the TSR of our peer aerospace and defense companies is more relevant to our performance. The non-defense companies in the broader peer group may be impacted differently by economic and market factors that may be less relevant to aerospace and defense companies.

In setting the performance levels for each of these metrics in the LTPP, we start with our five-year strategic plan. The five-year plan represents management’s long-term view of the potential performance of the Company for such period based on identified future challenges, risks and opportunities, and is reviewed and approved by the Board of Directors. We take the three relevant years within the five-year strategic plan and derive a three-year set of financial targets. This set of targets is reviewed by the MDCC and is used for setting the three-year LTPP target performance metrics. The LTPP targets are established at the beginning of each three-year cycle when the performance results are substantially uncertain. We do not make changes in the LTPP targets as our business projections are revised in subsequent years.

The following table summarizes our performance in the three performance metrics and the corresponding funding for such metrics for the 2007-2009 award cycle.

Performance Metric and Weighting	Performance Against Targets	Metric Funding
CFCF (25%)	$6,774 million (pre-established target of $4,401 million and maximum of $5,901 million)	50.0%

TSR (25%)	Ranked fourth within our core peer group (with funding dependent on our relative rank compared to our core peer group of 11 companies, including ourselves)	37.5%

ROIC (50%)	12.10% (pre-established target of 10.09% and maximum of 11.38%)	100.0%

		187.5%

This combined level of performance on CFCF, TSR and ROIC resulted in 187.5% of the target award for the 2007-2009 award cycle being earned and paid out in shares of common stock.

Given that the LTPP financial metric targets are long-term estimates of potential Company performance, it is difficult to accurately predict whether they will be met as the Company’s performance during the period will be impacted by a wide range of known and unknown factors, including geo-political events, macroeconomic conditions and other matters beyond our control. As noted in our discussion of our RBI financial metrics, we have delivered outstanding financial performance since the inception of the LTPP program in 2004. With respect to our TSR ranking, our stock performance has been relatively strong during this period, including 2008 when our stock outperformed all of our peer companies’ stocks. However, our TSR ranking has changed significantly from LTPP cycle to cycle primarily because of the volatility of the stock performance of our peer companies during this period. In particular, peer companies with significant commercial businesses have been subject to relatively higher volatility over the last several years, benefiting from strong valuations in the first part of this period, then being hampered by weaker valuations during recent market turmoil, and most recently recovering more quickly than our peers without significant commercial businesses. As a result of these factors, it is too early to tell how our future financial performance will affect LTPP awards for the 2008-2010, 2009-2011 and 2010-2012 performance cycles. For the prior LTPP cycle, covering the period 2006-2008, awards were paid out at 200% of target.

Restricted Stock.    Restricted stock awards with time-based vesting schedules provide a strong retentive complement to the LTPP, while still keeping focus on creating stockholder value. Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner with an equity stake in our business. Restricted stock awards granted to our named executive officers in 2009 vest in three equal tranches on each of the second, third and fourth anniversaries of the grant date, provided the executive is then still employed by the Company. The two-year vesting period for the first tranche, and the four-year vesting period for the entire award, are effective ways to promote retention of our executives.

Stock Ownership and Retention Guidelines

As a way to reinforce a culture and expectation of long-term share ownership, we have implemented stock ownership guidelines for our executive officers. These guidelines are designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with stockholder interests, and demonstrate our officers’ commitment to enhancing long-term stockholder value. Our CEO is required to own shares of stock with a market value of at least five times his annual base salary, and our other named executive officers are required to own shares of stock with a market value of at least three times their annual base salaries. For our other officers, the ownership requirements range from one to three times their annual base salaries. Officers are required to meet the applicable target ownership threshold within five years. Attainment of these ownership levels is reviewed regularly by the MDCC. In 2009, we clarified the stock retention provisions of our Stock Ownership and Retention Guidelines in line with our existing practices to state specifically that directors and executive officers may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specific ownership levels. As of December 31, 2009, each of our named executive officers had met or exceeded his stock ownership requirements.

Perquisites and Other Executive Benefits

While a relatively small portion of our executives’ total direct compensation opportunities, perquisites and other executive benefits are important to ensure competitiveness at the senior leadership level. Access to quality health care and other benefits protects the health and well-being of our employees and their families. In addition, under our executive perquisite policy, we provide our executive officers a car allowance or Company-leased car, financial planning services and life insurance coverage benefits. We also provide other perquisites to certain executives in limited circumstances due to our security and personal safety requirements. Individually and in the aggregate, the perquisites we provide to our named executive officers are comparable in scope to those provided by the companies in our peer groups, particularly in the core peer group of aerospace and defense companies. In 2009, we took action to eliminate, effective as of January 1, 2010, the following perquisites previously provided to certain executives after a separation under our executive severance guidelines and upon a qualifying termination within 24 months after a change-in-control under change-in-control severance agreements: car allowances, excess liability insurance, financial planning services, and executive physicals.

Retirement Benefits and Deferred Compensation

Retirement Benefits.    Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide an element of financial security that promotes retention. Our retirement program, including the amount of benefit, is comparable to those offered by the companies in our peer groups and, as a result, ensures that our executive compensation remains competitive.

We maintain the following broad-based retirement plans in which our named executive officers are eligible to participate, along with a majority of our employees:

•	the Raytheon Savings and Investment Plan, a tax-qualified defined contribution retirement plan (401(k) plan);

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the Raytheon Company Pension Plan for Salaried Employees, a tax-qualified, non-contributory defined benefit pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras, and Stephens;

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the Raytheon Non-Bargaining Retirement Plan, a tax-qualified contributory pension plan that covers people who became Raytheon employees when we merged with Hughes Aircraft in 1997, including Mr. Smith (who is covered under the non-contributory part); and

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the TI Systems Pension Plan, a tax-qualified, non-contributory pension plan that is part of the Raytheon Company Pension Plan for Salaried Employees and covers most of the people who became Raytheon employees when Raytheon acquired certain assets of Texas Instruments Incorporated in 1997, including Mr. Schottlaender.

We also maintain the Raytheon Excess Pension Plan for employees who qualify, including our named executive officers. The Raytheon Excess Pension Plan is a nonqualified excess pension plan which provides benefits that would have been provided to a participant under the tax-qualified pension plan but for compensation limits imposed under the U.S. Internal Revenue Code.

In addition, certain senior executives, including our named executive officers, are eligible to participate in the Raytheon Company Supplemental Executive Retirement Plan (SERP). The SERP is designed to replicate but not exceed the retirement benefit that a mid-career person joining the Company would achieve under the qualified and excess pension plans had such person begun his or her career with Raytheon. The SERP benefit (up to 50% of final average earnings for a participant who retires after age 60 with at least 15 years of service to the Company) is offset by amounts payable under our other Company pension plans, any prior employer plan and Social Security.

Mr. Swanson will not receive a payment under the SERP because of his longstanding service with Raytheon (38 years). Were he to retire, his pension benefit under the formula in our qualified and excess pension plans exceeds the maximum 50% of final average earnings that the SERP would provide. Because the SERP has offsets for the pension plan benefits, there would be no excess benefit payable under the SERP. Our other named executive officers could be eligible for SERP benefits, depending on when they retire.

Each of the above retirement plans, including the SERP, is described in more detail under the heading “Pension Benefits” beginning on page 51.

Deferred Compensation Plan.    We maintain the Raytheon Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 50% of their salary and up to 90% of their annual RBI plan awards and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elect to defer in order to accumulate tax-deferred returns. Plan participants can allocate their account balances among the same investment options available under our qualified Savings and Investment Plan, which also accumulate on a tax-deferred basis. We make a matching contribution of up to 4% of deferrable compensation. The provision of this deferral opportunity is a competitive practice in the marketplace. For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 54.

Severance Pay Arrangements

Our employees, including our named executive officers, are employees at-will and do not have long-term employment contracts with the Company. The at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. However, in order to retain and attract highly-qualified executives who may otherwise desire the protection of long-term employment contracts, we offer specified severance benefits under our executive severance guidelines. Such benefits provide protection for our executives who, upon joining the Company, may forfeit substantial pay and benefits earned from a previous employer. For our named executive officers, the severance benefits under these guidelines provide a multiple of base salary and target annual incentive award (2.99 for our CEO and 2.0 for the other named executive officers) and continuation of welfare, benefit and retirement plans for 2.99 and 2 years respectively. In 2009, we changed our guidelines prospectively to reduce these multiples for new executives (2.0 for a CEO and 1.0 for other executive officers). We also took action to eliminate, effective as of January 1, 2010, the following perquisites previously provided to certain executives after a separation: car allowances, excess liability insurance, financial planning services, and executive physicals.

Separate from our executive severance guidelines, we have change-in-control agreements with our executive officers that have been reviewed and approved by the MDCC. Changes in corporate control are often accompanied by changes in the corporate culture and job losses, especially at executive levels. If a transaction affecting corporate control of Raytheon were under consideration, we expect that our executives would naturally be faced with personal uncertainties and distractions about how this might affect their continued employment by the Company. By entering into change-in-control agreements before any such transaction is contemplated, we hope to focus our executives’ full attention and dedication on our stockholders’ best interests despite any threatened or pending change-in-control, and to encourage our executives to stay with the Company until the transaction is completed. The agreements do this by providing a meaningful severance benefit in the event that a change-in-control occurs and, within the 24 months after the change-in-control, the executive is either terminated without cause or resigns due to a material reduction in compensation or a material change in the executive’s job duties without his consent. These agreements are not intended to provide a windfall to our executives occasioned by a change-in-control. The agreements provide for a “double trigger” such that an executive would only receive severance benefits upon a qualifying termination following a change-in-control, and not simply upon a change-in-control. Furthermore, any benefit received by an executive under a change-in-control agreement would be reduced by the severance benefit he or she may earn under our severance guidelines as described above, so that there would be no duplication of benefits. In 2009, we took action to eliminate, effective as of January 1, 2010, the following perquisites upon a qualifying termination within 24 months after a change-in-control: car allowances, excess liability insurance, financial planning services, and executive physicals.

All of our executive officers, including the named executive officers, are entitled to gross-up protection for any excise tax that might apply in the case of a change-in-control under their change-in-control agreements. However, this protection applies only if the after-tax benefit to the executive of such gross-up would exceed $50,000. Otherwise, his benefits would be reduced to the maximum amount that could be received without triggering the excise tax. In 2009, we amended the change-in-control agreements to eliminate these tax gross-ups for changes-in-control that occur on or after January 1, 2012. In addition, beginning on January 1, 2010, new executives will receive change-in-control agreements that do not provide for any tax gross-ups.

Our severance programs, including the conditions under which such benefits are triggered, and the amount of such benefits, are comparable to those provided by the companies in our peer groups. The MDCC’s independent consultant has confirmed that our change-in-control and other severance arrangements are competitive in our industry.

For more information on our executive severance policy and the terms of our change-in-control agreements, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 55.

Enhancements in Governance

Over the last two years, the Company has adopted a number of important governance enhancements related to its executive compensation program. First, in 2008, the MDCC adopted a formal policy to ensure that it will continue to receive independent and unbiased advice and analyses from its compensation consultant. The policy requires the MDCC to assess annually the independence of its compensation consultant and, further, prohibits the consultant from providing certain services either to our executive officers and directors, personally, or to the Company (other than the MDCC). The services to the Company subject to this prohibition are advice to management related to executive and director compensation, employee compensation and employee benefits. The Board of Directors also amended the MDCC charter in 2009 to require an annual MDCC assessment of the independence of its outside compensation consultant and the pre-approval of any services proposed to be provided by such consultant to the Company.

As part of the independence assessment mandated by the new policy, the MDCC reviews any services proposed to be provided by the consultant to the Company not otherwise prohibited under the policy and considers whether the provision of such non-MDCC services to the Company will impair the consultant’s independence. Such non-MDCC services may be provided only with the MDCC’s pre-approval. Additionally, as a guideline to avoid any actual or perceived conflict of interest or bias, the policy limits the fees paid by the Company for such non-MDCC services to no more than 1% of the consultant’s annual gross revenues. Pursuant to this policy, the MDCC took action at the end of 2009 to change its independent compensation consultant from Watson Wyatt to Pearl Meyers & Partners due to Watson Wyatt’s merger with Towers Perrin Forster & Crosby Inc., with whom the Company also has a relationship.

Second, in 2008, the Board of Directors amended the Company’s Governance Principles to add a Restatement Clawback Policy. This policy gives the Board the right to recover RBI payments, LTPP awards and restricted stock awards made on or after January 1, 2009 to any elected officer to the extent that such payments or awards were inflated due to erroneous financial statements substantially caused by the executive’s knowing or intentionally fraudulent or illegal conduct. The policy is designed to maximize the likelihood that the Company will be successful if it seeks to recover the portion of an executive’s incentive compensation attributable to inflated financial results caused by the executive’s malfeasance.

Third, in 2009, the Board of Directors amended its Governance Principles to clarify stock retention requirements in the Stock Ownership and Retention Guidelines. The clarifications implement existing Company policy under which executive officers and directors may not dispose of Company stock until attaining ownership thresholds and thereafter must maintain specified ownership levels.

Fourth, in 2009, the Board of Directors also amended the MDCC charter to formalize the practice and responsibility of the MDCC to review succession plans for the CEO, executive officers, and other elected officers of the Company and career development plans for elected officers and other key employees.

Other Considerations

Tax Considerations.    Under Section 162(m) of the U.S. Internal Revenue Code, there is a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to compensation paid to certain of our named executive officers. However, qualified performance-based compensation will not be subject to the deduction limit if specified requirements are met. To maintain flexibility in compensating our executives, the MDCC reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the MDCC believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualified performance-based compensation under Section 162(m) while others are not.

In 2006, the MDCC determined that compensation paid pursuant to new awards under the LTPP, starting with our LTPP awards made for the 2006-2008 performance cycle, should be made tax deductible pursuant to Section 162(m). As a result, we obtained stockholder approval of the performance goals that may be used with respect to the LTPP at our 2006 annual meeting of stockholders and we operate the LTPP to comply with the Section 162(m) exemption. The MDCC again made this determination with respect to the 2010 Stock Plan for which we are seeking stockholder approval at the 2010 Annual Meeting of Stockholders.

However, neither our annual RBI awards nor our time-based restricted stock awards are eligible for the performance-based compensation exemption from Section 162(m). In the case of our RBI awards, we believe that the ability to exercise judgment about our executive’s individual performance in certain areas that do not easily lend themselves to specific measurement, such as effective management of human resources, ethical business behavior and leadership competencies, outweighs the cost to us of the loss of a tax deduction imposed by the limits of Section 162(m).

Other Considerations.    Many of our government contracts are cost reimbursable contracts under which we are reimbursed for our allowable costs. These types of contracts are subject to special regulations about what are and are not allowable costs, which we sometimes take into consideration in structuring our compensation programs. For example, since compensation in the form of time-based restricted stock is an allowable cost and stock options are not, in 2004 we began consistently to use restricted stock awards in our executive compensation program rather than stock options.

Equity Grant Practices

Historically we have not timed the grant of equity awards to coincide with, precede or follow the release of material non-public information. In January, 2007, we adopted an internal policy on equity grant practices, which was approved by the MDCC. This policy provides, among other things, that equity awards shall be approved only at regularly scheduled meetings of the MDCC or Board, that equity awards granted to new employees or directors or promoted employees shall be considered by the MDCC or Board at a regularly scheduled meeting subsequent to the hire or promotion date, and that equity awards shall not be granted with a retroactive effective date.

Agreed-Upon Procedures on Compensation Tables

As part of the Company’s annual governance procedures, our independent registered public accounting firm is engaged to perform certain agreed-upon procedures determined by the Company and our Board of Directors, with respect to the information provided in the compensation tables related to the named executive officers.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee is comprised entirely of independent directors. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Management Development and Compensation Committee

William R. Spivey, Chairman,

Vernon E. Clark and Frederic M. Poses

The above report of the Management Development and Compensation Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the compensation for each of our named executive officers for the fiscal years ending December 31, 2007, 2008 and 2009, other than Mr. Schottlaender who first became a named executive officer in 2009.

The table below was prepared in accordance with SEC requirements. The total compensation presented below does not necessarily reflect the actual total compensation received by our named executive officers or the Company’s view of their total compensation opportunities in 2007 – 2009. More specifically, the amounts under “Stock Awards” do not represent the actual amounts paid to or realized by our named executive officers for these awards during 2007 – 2009 and simply represent the grant date fair value of awards granted in those years for financial reporting purposes. The Long-Term Performance Plan awards are subject to future Company performance and, like the restricted stock awards, are subject to future vesting periods. Likewise, the amounts under “Change in Pension Value and Non-qualified Deferred Compensation Earnings” which represent the change in the actuarial present values of such officers’ accumulated pension benefits based on the same assumptions we use for financial reporting purposes, do not reflect amounts paid to or realized by our named executive officers during 2007-2009 nor does the MDCC consider such changes in pension benefits as an element of its annual compensation decisions. For information regarding the named executive officers’ compensation opportunities in 2007-2009, see our supplemental table on page 27 in “Compensation Discussion and Analysis.” The supplemental table is not a substitute for the required table below.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4)(5) ($)	All Other Compensation(6) ($)	Total ($)
William H. Swanson	2009	$1,297,920	$—	$10,353,257	$—	$3,050,000	$3,533,250	$402,445	$18,636,872
Chairman and CEO	2008	1,328,640	—	10,933,819	—	3,050,000	4,703,615	491,539	20,507,613
	2007	1,229,544	—	10,105,900	—	3,050,000	3,298,080	585,699	18,269,223

David C. Wajsgras	2009	$790,203	$—	$2,231,419	$—	$870,000	$205,211	$108,112	$4,204,945
Senior Vice President and Chief Financial Officer	2008	789,944	—	2,306,967	—	870,000	154,468	119,051	4,240,430
	2007	725,846	—	2,138,416	—	870,000	80,985	229,272	4,044,519

Jay B. Stephens	2009	$690,825	$—	$2,181,456	$—	$780,000	$755,656	$111,514	$4,519,451
Senior Vice President, General Counsel and Secretary	2008	689,146	—	2,256,960	—	780,000	903,105	113,332	4,742,543
	2007	635,461	—	2,090,509	—	780,000	3,539,712	125,162	7,170,844

Daniel L. Smith	2009	$485,671	$—	$1,928,820	$—	$525,000	$771,580	$104,274	$3,815,345
Vice President and President, Integrated Defense Systems	2008	473,435	—	1,988,120	—	550,000	873,572	131,636	4,016,763
	2007	411,224	—	1,835,135	—	550,000	2,445,872	104,164	5,346,395

Colin J.R. Schottlaender	2009	$485,238	$—	$1,928,820	$—	$550,000	$576,476	$75,706	$3,616,240
Vice President and President, Network Centric Systems

(1)	2009 salaries are based on 26 bi-weekly pay periods as compared to 27 pay periods for 2008.

(2)	Amounts represent the aggregate grant date fair values of restricted stock and Long-Term Performance Plan (LTPP) awards granted in 2009, 2008 and 2007, respectively, in accordance with the accounting standard for share-based payments, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Values for LTPP awards, which are subject to performance conditions, are computed based upon the probable outcome of the performance conditions as of the grant date of such awards. The values of the 2009-2011 LTPP awards at the grant date of such awards assuming the highest level of performance conditions will be achieved during the three-year performance cycle, are as follows: Mr. Swanson – $13,106,533; Messrs. Wajsgras and Stephens – $2,462,873; and Messrs. Smith and Schottlaender – $2,257,648. For more information on potential payouts under the 2009-2011 LTPP awards, see the 2009 Grants of Plan-Based Awards table on page 46.

The grant date fair values of restricted stock awards are based solely on the stock price on the date of grant and the number of shares (or the intrinsic value method). The grant date fair values of LTPP awards are calculated using the intrinsic value method for the cumulative free cash flow and ROIC portions of the awards and the Monte Carlo simulation method for the total stockholder return portion of the awards. For more information on the assumptions used by us in calculating the grant date fair values for restricted stock and LTPP awards, see Note 13: Stock-based Compensation Plans to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 (“2009 Form 10-K”). A description of the material terms and conditions of the stock awards granted to the named executive officers in 2009 can be found on page 48 under the heading “2009 Grants of Plan-Based Awards – Equity Incentive Plan Awards.”

(3)	Amounts earned pursuant to Results-Based Incentive (RBI) awards for 2007, 2008 and 2009 but which were paid in 2008, 2009 and 2010, respectively. A description of the material terms and conditions of the 2009 RBI awards can be found on page 46 under the heading “2009 Grants of Plan-Based Awards – Non-Equity Incentive Plan Awards.”

(4)	The amounts represent the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the end of the preceding year to the end of the reported year. Generally, these amounts represent the change in value of the named executive officer’s benefit due to an additional year of service, changes in compensation and changes in the discount rate. The amounts were computed using the same assumptions we used for financial reporting purposes under the accounting standard for employers’ accounting for pensions. Actual amounts paid under our plans are based on assumptions contained in the plans which may be different than the assumptions used for financial statement reporting purposes.

(5)	None of the named executive officers received any earnings on their deferred compensation based on above-market or preferential rates (as defined by the SEC). For more information on our Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 54.

(6)	All Other Compensation amounts include, as applicable, (a) the value of perquisites and personal benefits (as defined by the SEC), (b) the amount of tax gross-ups and reimbursements, (c) the amount of Raytheon contributions to qualified and non-qualified defined contribution plans, (d) the value of insurance premiums paid, and (e) certain other payments or items of compensation. Where the value of the items reported in a particular category for a named executive officer exceeded $10,000 in 2009, those items are identified and quantified below.

(a) Perquisites and Personal Benefits

Under our executive perquisites policy, each of the named executive officers is entitled to receive certain perquisites, including a car allowance of up to $18,000 per year or use of a Raytheon-leased car with a lease value of up to $18,000 per year plus certain expenses (other than our CEO who is entitled to a larger allowance/higher lease value); financial planning services of up to $15,000 per year; and participation in the Executive Health Program (benefits of up to $2,000 per year).

•

Mr. Swanson’s amount includes an aggregate of $190,800 for personal use of Raytheon aircraft, personal use of a Raytheon-leased car, driving services, financial planning services, home security system expenses, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

•

Mr. Wajsgras’ amount includes an aggregate of $32,153 for personal use of a Raytheon-leased car, financial planning services, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

•

Mr. Stephens’ amount includes an aggregate of $37,773 for personal use of a Raytheon-leased car, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Mr. Smith’s amount includes an aggregate of $38,141 for a car allowance, financial planning services, certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request, and an executive physical.

•

Mr. Schottlaender’s amount includes an aggregate of $32,700 for a car allowance, financial planning services, and certain travel and incidental expenses relating to his spouse attending Raytheon-related events at our request.

Personal use of corporate aircraft – For reasons of security and personal safety, we require Mr. Swanson generally to use Raytheon aircraft for all air travel, including for personal purposes. We determined our incremental cost for the personal use of corporate aircraft as follows:

•

We derived an average variable operating cost per hour for such aircraft based on fuel, aircraft maintenance, landing, parking, and catering costs, certain taxes, and certain other miscellaneous fees and costs, and the hours flown. Since our corporate aircraft are used primarily for business travel, we did not include fixed costs for such aircraft that generally do not change with usage, such as pilots’ and other employees’ salaries, purchase costs of aircraft, and certain hangar expenses.

•	In determining the number of hours that an aircraft was used for personal purposes, we did not include the flight time of any “deadhead” flight, e.g., a return flight on which no passenger was aboard.
•

For trips that involved mixed personal and business usage, we determined the total variable cost attributable to personal use by subtracting the total variable cost of a “business-only” trip from the total variable cost of the whole trip (both personal and business).

In 2009, we incurred incremental costs of $115,645 for personal use of Raytheon aircraft by Mr. Swanson. As noted above, this amount was calculated without “deadhead” flights. Based on our average variable operating cost per hour (as derived above), these deadhead flights would have amounted to an additional $67,512 for Mr. Swanson.

Personal use of automobiles – Each named executive officer is furnished with certain automobile-related perquisites, including the use of a Raytheon-leased car or an annual car allowance. The named executive officers also have access to a pool of Raytheon vehicles and drivers which are generally available for various corporate purposes and which may be used in limited circumstances for uses that may have a personal element. For reasons of security and personal safety, Mr. Swanson frequently travels in Raytheon-provided vehicles operated by Raytheon-provided drivers for business and personal (primarily commuting) purposes. We determined our incremental cost for personal travel in Raytheon-provided vehicles operated by Raytheon-provided drivers as follows:

•

We determined our total annual cost for each pooled vehicle used by such executives for personal purposes (or, in the event that the vehicle was provided to Raytheon by our leasing company at either no or a significantly discounted cost, an estimated annual lease cost) and then allocated such total cost based on the total miles driven in the year and the number of miles driven for each executive for personal purposes, as tracked by our administrators.

•

We determined our total cost for each driver and then allocated such amount based on the total hours worked and the estimated number of hours that such driver drove the executive for personal purposes.

In 2009, we incurred incremental costs of $36,705 for certain automobile-related perquisites for Mr. Swanson.

(b) Tax Gross-Ups and Reimbursements

In limited circumstances, we have agreed to make certain items of imputed income to our named executive officers tax-neutral to them. Accordingly, we gross-up our named executive officers for the income tax on their imputed income resulting from certain perquisites and personal benefits furnished by us. In 2009, we made $24,843 and $22,287 in tax gross-up payments to Mr. Swanson and Mr. Smith, respectively. Consistent with prior years, Mr. Swanson did not receive any tax gross-ups for his personal use of Raytheon aircraft.

(c) Contributions to Plans

We make a 4% matching contribution to compensation deferred under our qualified RAYSIP 401(k) Plan and under our non-qualified, unfunded Deferred Compensation Plan. The Deferred Compensation Plan matching contributions include our matching contribution for deferred 2008 RBI compensation earned in 2009 but made in March 2010. For information on our matching contributions under the Deferred Compensation Plan, see “Nonqualified Deferred Compensation” on page 54. In 2009, we made the following contributions to qualified and non-qualified defined contribution plans for the named executive officers:

	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Mr. Smith	Mr. Schottlaender
RAYSIP 401(k) Plan Match	$9,800	$9,800	$8,167	$9,800	$9,800
Deferred Compensation Plan Match	$164,117	$56,608	$47,532	$30,627	$27,501

Total	$173,917	$66,408	$55,699	$40,427	$37,301

(d) Insurance Premiums

Under our executive perquisites policy, we pay for the premiums for certain insurance policies covering our named executive officers, including basic life, executive liability, and business travel and accident insurance policies. We also provide our named executive officers and certain other executives with a senior executive life insurance benefit for which we impute income to each executive based on the amount of the annual premium for a comparable term life insurance policy and include such amount of imputed income in the value of insurance premiums paid. In 2009, the total value of insurance premiums paid for Mr. Stephens was $11,799.

2009 Grants of Plan-Based Awards

The following table sets forth the awards granted to each of our named executive officers under any plan during the fiscal year ended December 31, 2009. All equity awards are granted under our 2001 Stock Plan.

		Date of Comm- ittee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H. Swanson	2/24/09	—	—	—	—	17,794	142,354	284,708	—	—	—	$6,553,266
	5/28/09	—	—	—	—	—	—	—	85,030	—	—	$3,799,991
	—	—	$389,376	$2,595,840	$5,191,680	—	—	—	—	—	—	—

David C. Wajsgras	2/24/09	—	—	—	—	3,344	26,750	53,500	—	—	—	$1,231,436
	5/28/09	—				—	—	—	22,376			$999,983
	—	—	$120,001	$800,010	$1,600,020	—	—	—	—	—	—	—

Jay B. Stephens	2/24/09	—	—	—	—	3,344	26,750	53,500	—	—	—	$1,231,436
	5/28/09	—	—	—	—	—	—	—	21,258	—	—	$950,020
	—	—	$105,022	$700,149	$1,400,298	—	—	—	—	—	—	—

Daniel L. Smith	2/24/09	—	—	—	—	3,065	24,521	49,042	—	—	—	$1,128,824
	5/28/09	—	—	—	—	—	—	—	17,901	—	—	$799,996
	—	—	$73,953	$493,022	$986,044	—	—	—	—	—	—	—

Colin J.R. Schottlaender	2/24/09	2/23/09	—	—	—	3,065	24,521	49,042	—	—	—	$1,128,824
	5/28/09	5/27/09	—	—	—	—	—	—	17,901	—	—	$799,996
	—	—	$74,240	$494,936	$989,872	—	—	—	—	—	—	—

(1)	Amounts represent the thresholds, target and maximum payout opportunities under the 2009 Results-Based Incentive (RBI) Program.
(2)	Amounts represent the threshold, target and maximum payouts under the 2009-2011 LTPP awards. LTPP payouts range from zero to 200% of target and may be paid in our common stock or in cash, at the discretion of the MDCC. The amounts do not include any accrued dividend equivalents.
(3)	Amounts represent awards of time-vesting restricted stock.
(4)	Amounts represent the grant date fair value of the restricted stock and 2009-2011 LTPP awards granted to the named executive officer in 2009 in accordance with the accounting standard for share-based payments disregarding for this purpose the estimate of forfeitures related to service based vesting conditions. Such values are generally expensed by us over the employee’s requisite service period, generally the vesting period of the awards. Values for the 2009-2011 LTPP awards, which are subject to performance conditions, are computed based upon the probable outcome of the performance conditions as of the grant date of such awards.

The following is a description of the material terms and conditions of the awards set forth in the table above.

Non-Equity Incentive Plan Awards

2009 RBI Program.    In 2009, each of our named executive officers received an annual award under our 2009 Results-Based Incentive (RBI) Program which provides the executive the opportunity to earn incentive cash compensation based upon the attainment of the specific pre-established performance metrics and an assessment of his individual performance during 2009.

Target Opportunities.    Each named executive officer is assigned a pre-established individual RBI payout target expressed as a percentage of base salary, as well as threshold and maximum payout amounts. The MDCC established individual payout targets for each named executive officer based on the criteria discussed in our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Incentives” beginning on page 34. We use the target awards to determine the overall funding of the RBI bonus pool, as described below, but the targets are not entirely determinative of what any one participant’s RBI bonus will be.

Funding the RBI Pool.    The pool of available funds to pay our RBI awards is based on the extent to which the Company and our businesses meet or exceed predetermined goals under selected financial metrics, which are set by the MDCC prior to the beginning of the performance year. The MDCC selected the following financial metrics at the total Company and business unit levels, each equally weighted, for purposes of funding an overall pool under the RBI plan for 2009:

•	Bookings – a forward-looking metric that measures the value of new contracts awarded to us during the year.

•	Net Sales – a growth metric that measures our revenue for the current year.

•	Free Cash Flow (FCF) – a measure of the cash that is generated in a given year that we can use to make strategic investments to grow our businesses or return to our stockholders.

•	Operating Profit from Continuing Operations – a measure of our profit for the year, before interest and taxes.

•	Return on Invested Capital (ROIC) – a measure of the efficiency and effectiveness of our use of capital invested in our operations.

ROIC and FCF are non-GAAP financial measures and are calculated as follows:

•

ROIC is (a) (i) income from continuing operations plus (ii) after-tax net interest expense plus (iii) one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) less (iv) after-tax FAS/CAS pension and post-retirement benefits expense/income, and (v) excluding charges for debt repurchases and other similar non-operational items, divided by (b) average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in discontinued operations, and adding back the cumulative minimum pension liability/impact of the accounting standard for employers’ accounting for defined benefit pension and other postretirement plans, and excluding other similar non-operational items.

•	FCF is operating cash flow less capital expenditures and internal software spending.

For each financial metric, we set a specific target performance goal and defined performance range around the target. The performance range consists of a threshold – or minimum performance level – and a maximum performance level. If the threshold performance level for a financial metric is not achieved, then we do not allocate funds to the RBI funding pool based on that metric. Funding of the pool for any one metric is capped once performance achieves or exceeds the maximum performance level set for that metric. We also establish a funding range around the target for each financial metric, generally 75% to 150% of target. If Company performance falls within the performance range (e.g., between the threshold and maximum performance levels), the funding amount is based on the corresponding funding range. In addition to the five financial metrics, with the authorization of the MDCC, our CEO may increase or decrease funding of the RBI pool based on an assessment of a business unit’s performance on criteria such as customer satisfaction, growth, people and productivity. Consistent with past practice, Company performance against these financial metric targets, which are established at the beginning of the year and based on anticipated operational performance during the year, was adjusted to account for the impact of certain matters not factored into the Company’s annual operating plan (upon which the targets are based), such as acquisitions and dispositions that occur after the applicable targets are established, and certain non-operational items such as the FAS/CAS pension adjustment. For information regarding the 2009 RBI performance targets and funding percentages, see “Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Incentives” beginning on page 34.

Individual Performance Objectives.    Individual performance is directly reflected in what each executive receives as an RBI award. While total Company and business unit performance drives funding of the overall RBI bonus pool, individual RBI awards reflect an assessment of an executive’s contribution to our achievement of the financial performance goals, plus his achievement of individual performance objectives, including successful management of human resources, furtherance of ethical business behavior, leadership competencies, Six Sigma, and customer satisfaction, as well as the degree of challenge in the executive’s position. If an executive under-performs in relationship to his objectives, the RBI award could fall below the funded target level or even be zero if threshold performance is not achieved. On the other hand, an executive who exceeds his performance objectives could receive up to 200% of target. Individual performance objectives are established annually in writing for top executives and include primarily quantifiable objectives with some subjective measures also included. In the case of our CEO, at the beginning of a review period, the MDCC recommends, and the full Board approves, a statement of the CEO’s objectives. When the CEO’s annual evaluation is to commence, our CEO provides to the MDCC a written self-appraisal assessing his performance against these objectives. The self-appraisal is discussed with the CEO and then distributed to all of the independent directors for their input. The lead director and the Chair of the MDCC discuss the preliminary evaluation with the independent directors, who then evaluate and write their own assessment of the CEO’s performance both as CEO and Chairman. The lead director and the Chair of the MDCC then meet with the CEO and provide performance feedback directly to him. Based on this evaluation, the MDCC recommends, and the full Board approves, the CEO’s RBI award. A similar process is followed for the named executive officers other than the CEO. In the case of the other executive officers, our CEO provides input to the MDCC both with regard to the establishment of performance objectives and the determination of success in meeting those objectives.

For information on the actual amounts paid to the named executive officers under their 2009 RBI awards, see the amounts in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 43. For more information regarding our RBI program, see our “Compensation Discussion and Analysis” beginning on page 26.

Equity Incentive Plan Awards

In 2009, each of our named executive officers received two equity-based awards: an award of restricted stock units under our long-term incentive compensation program called the 2009-2011 Long-Term Performance Plan (2009-2011 LTPP), and a restricted stock award.

2009-2011 Long-Term Performance Plan.    The 2009-2011 LTPP operates under, and awards were made pursuant to, our 2001 Stock Plan. All shares issued in settlement of awards will be issued pursuant to the 2001 Stock Plan. Under the 2009-2011 LTPP, each named executive officer was awarded restricted stock units that vest when specific pre-established levels of Company performance are achieved over a three-year performance cycle (2009-2011). Stock units may be settled in our common stock or in cash, at the discretion of the MDCC.

Target Opportunities.    Before each three-year cycle, the MDCC assigns a target number of restricted stock units to each participant. These target numbers are assigned by the MDCC based on the criteria discussed in our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives” beginning on page 37.

Performance Goals.    The MDCC approves the performance goals for each three-year cycle, the relative weightings that those goals will have for that cycle and the target level of performance for each goal. The MDCC specifies the shares or amount of cash that will be paid out in settlement of the restricted stock unit awards based on whether actual performance is at, below, or above the target, subject to a maximum payout. The performance criteria for the 2009-2011 LTPP, which are independent of each other and are weighted as follows, are: cumulative free cash flow (CFCF) (25%); total stockholder return relative to our peer group (TSR) (25%); and ROIC (50%). In each case, the goals are independent and additive, which means that if we miss the threshold performance as to one measure, no credit would apply to that element, but could be made up for by above-target performance in another area.

•

CFCF measures, on a cumulative basis, the cash that is generated over the three-year performance cycle, which we can use to make strategic investments to grow our businesses or return to our stockholders.

•

the TSR component of the LTPP compares our stock price appreciation, including reinvested dividends, over the performance cycle to our peers’ stock performance over the same period, and provides a percentage ranking.

•	ROIC measures how efficiently and effectively we use capital that is invested in our operations over the performance cycle.

CFCF, TSR and ROIC are non-GAAP financial measures. The calculation of ROIC under the LTPP is the same as the calculation described above under the RBI plan except for certain variations due to averaging the metric over the three-year performance cycle. The calculation of CFCF is the FCF calculation described above under the RBI plan over a three-year performance cycle. Finally, TSR is stock price appreciation over the applicable period plus reinvested dividends paid during the applicable period.

Award Settlement.    Shortly after the performance results for the three-year performance cycle are determined, we settle each award in cash or stock based upon our actual performance relative to the LTPP performance goals plus an amount equivalent to dividends that would have been paid during the performance cycle on the shares ultimately issued under the award, assuming that those dividends had been reinvested in our common stock.

For more information regarding our LTPP program, see our “Compensation Discussion and Analysis – Elements of Our Compensation Program – Long-Term Incentives” beginning on page 37.

Restricted Stock Awards.    In 2009, each of our named executive officers received an award of restricted stock. The awards, which were made pursuant to our 2001 Stock Plan, vest one-third per year on each of the second, third and fourth anniversaries of the grant date, subject to the executive remaining employed by us. The holders of the restricted stock awards are entitled to any dividends paid with respect to the shares, whether vested or unvested.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth information regarding unexercised options, unvested stock and unvested equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
William H. Swanson						211,577	(4)	$10,900,447	246,474	(5)(12)	$12,698,340
	2,249	—	—	$44.4500	5/12/12
	87,751	—	—	$44.4500	5/13/12
	3,180	—	—	$31.4450	5/13/13
	171,820	—	—	$31.4450	5/14/13

David C. Wajsgras	—	—	—	—	—	56,935	(6)	$2,933,291	45,837	(7)(12)	$2,361,522

Jay B. Stephens						54,429	(8)	$2,804,182	45,837	(7)(12)	$2,361,522
	49,615	—	—	$29.4800	1/22/13
	46,820	—	—	$31.4450	5/14/13

Daniel L. Smith						45,174	(9)	$2,327,364	41,876	(10)(12)	$2,157,452
	12,751	—	—	$44.4500	5/13/12
	5,734	—	—	$29.4800	1/22/13

Colin J.R. Schottlaender						45,174	(9)	$2,327,364	41,724	(11)(12)	$2,149,620
	8,500	—	—	$31.8150	1/24/11
	3,194	—	—	$29.6850	5/23/11
	12,728	—	—	$44.4500	5/13/12

(1)	Options generally expire ten years from the date of grant.
(2)	Amounts are equal to $51.52, the closing price of our common stock on the NYSE on December 31, 2009, times the number of unvested shares or units.
(3)	Amounts represent the number of shares that would be issued upon vesting of awards of restricted stock units under the 2008-2010 LTPP and 2009-2011 LTPP assuming target performance for the applicable 3-year performance cycle and settlement of such awards in shares of stock. They also include the number of shares representing accrued dividend equivalents on such LTPP awards as of December 31, 2009. Amounts do not include any shares for the 2007-2009 LTPP awards as the 3-year performance cycle for such awards ended as of December 31, 2009. Information on the 2007-2009 LTPP awards and the shares issued to the named executive officers in January 2010, including accrued dividend equivalents, is set forth in the 2009 Option Exercises and Stock Vested table on page 51.
(4)	Includes 20,000, 23,333, 23,334, 19,960, 19,960, 19,960, 28,343, 28,343 and 28,344 shares of restricted stock that vest on May 8, 2010, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011, May 29, 2012, May 28, 2011, May 28, 2012 and May 28, 2013 respectively, subject, in each case, to Mr. Swanson remaining employed by us.
(5)	Includes 96,001 and 142,354 shares for Mr. Swanson’s 2008-2010 LTPP and 2009-2011 LTPP awards, respectively. Also includes 5,626 and 2,493 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2009. See Note 12 below for information regarding the vesting of and payouts under these LTPP awards.
(6)	Includes 6,667, 6,067, 6,067, 5,252, 5,253, 5,253, 7,458, 7,459 and 7,459 shares of restricted stock that vest on May 8, 2010, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011, May 29, 2012, May 28, 2011, May 28, 2012 and May 28, 2013 respectively, subject, in each case, to Mr. Wajsgras remaining employed by us.
(7)

Includes 17,588 and 26,750 shares for the executive’s 2008-2010 LTPP and 2009-2011 LTPP awards, respectively. Also includes 1,031 and 468 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2009. See Note 12 below for information regarding the vesting of and payouts under these LTPP awards.

(8)	Includes 6,667, 5,767, 5,767, 4,990, 4,990, 4,990, 7,086, 7,086 and 7,086 shares of restricted stock that vest on May 8, 2010, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011, May 29, 2012, May 28, 2011, May 28, 2012 and May 28, 2013 respectively, subject, in each case, to Mr. Stephens remaining employed by us.
(9)	Includes 5,000, 4,833, 4,834, 4,202, 4,202, 4,202, 5,967, 5,967 and 5,967 shares of restricted stock that vest on May 8, 2010, May 2, 2010, May 2, 2011, May 29, 2010, May 29, 2011, May 29, 2012, May 28, 2011, May 28, 2012 and May 28, 2013 respectively, subject, in each case, to the executive remaining employed by us.
(10)	Includes 15,989 and 24,521 shares for Mr. Smith’s 2008-2010 LTPP and 2009-2011 LTPP awards, respectively. Also includes 937 and 429 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2009. See Note 12 below for information regarding the vesting of and payouts under these LTPP awards.
(11)	Includes 15,845 and 24,521 shares for Mr. Schottlaender’s 2008-2010 LTPP and 2009-2011 LTPP awards, respectively. Also includes 929 and 429 shares, which represent accrued dividend equivalents on such LTPP awards, respectively, as of December 31, 2009. See Note 12 below for information regarding the vesting of and payouts under these LTPP awards.
(12)	Awards of restricted stock units under the LTPP generally vest upon the completion of the applicable 3-year performance cycle, subject to the attainment of certain performance goals over the performance cycle and the executive remaining employed by us. These awards may be settled in shares of our common stock or cash and the actual number of shares to be issued or cash to be paid upon settlement will be based on the extent to which we have attained or exceeded the performance goals, which performance is determined by the MDCC shortly after the completion of the 3-year performance cycle. Such awards also include dividend equivalents accrued over the 3-year performance cycle.

2009 Option Exercises and Stock Vested

The following table sets forth options exercised and stock vested for each of our named executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
William H. Swanson	199,100	$2,585,439	351,248	(3)	$17,541,327
David C. Wajsgras	—	—	76,657	(4)	$3,645,701
Jay B. Stephens	100	$2,352	63,024	(4)	$3,173,359
Daniel L. Smith	—	—	54,764	(5)	$2,763,901
Colin J.R. Schottlaender	48,920	$993,204	50,771	(6)	$2,558,182

(1)	These amounts are equal to the number of shares underlying the exercised option times the difference between the sales price of the shares and the exercise price of the option.
(2)	These amounts are equal to the closing price of our common stock on the NYSE on the vesting date times the number of shares vested.
(3)	Includes 239,581 shares which were issued to Mr. Swanson in January 2010 upon the MDCC’s determination of performance under the 2007-2009 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2009.
(4)	Includes 43,924 shares which were issued to the executive in January 2010 upon the MDCC’s determination of performance under the 2007-2009 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2009.
(5)	Includes 39,931 shares which were issued to Mr. Smith in January 2010 upon the MDCC’s determination of performance under the 2007-2009 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2009.
(6)	Includes 35,938 shares which were issued to Mr. Schottlaender in January 2010 upon the MDCC’s determination of performance under the 2007-2009 LTPP (which includes accrued dividend equivalents), which had vested at the end of 2009.

Pension Benefits

The following table sets forth the present value of accumulated benefits payable to each of our named executive officers, as well as the number of years of credited service, as of December 31, 2009.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
William H. Swanson	Qualified	36.34	$1,283,384	$0
	Excess	36.34	$24,252,256	$0
	SERP	37.50	$—	$0
David C. Wajsgras	Qualified	2.75	$64,757	$0
	Excess	2.75	$375,908	$0
	SERP	3.75	$—	$0
Jay B. Stephens(1)	Qualified	11.17	$209,407	$0
	Excess	11.17	$1,184,903	$0
	SERP	12.17	$4,321,755	$0
Daniel L. Smith	Qualified	12.17	$282,796	$0
	Excess	12.17	$996,082	$0
	SERP	13.17	$3,341,336	$0
Colin J.R. Schottlaender	Qualified	31.09	$552,085	$0
	Excess	31.09	$1,838,710	$0
	SERP	32.58	$—	$0

(1)	Reflects five additional years of credited service under our pension plans, including the SERP, which Mr. Stephens received upon completion of five years of employment with us in October 2007.

The following is a discussion regarding the valuation and material assumptions used in determining the pension benefits set forth above and certain other material information regarding our pension plans.

Benefits are valued at the age of the named executive officer when he is first eligible for unreduced benefits and discounted to the named executive officer’s current age with interest and are based upon current levels of compensation. In addition, we have assumed no pre-retirement mortality, disability or termination. All other assumptions, including the discount rate of 6.25% for 2009, are consistent with those used to determine our pension obligations under the accounting standard for employers’ accounting for pensions in our Annual Report on Form 10-K for the year ended December 31, 2009. For a discussion of our discount rate assumption, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates – Pension Costs – FAS Expense” in our Annual Report on Form 10-K for the year ended December 31, 2009.

An executive’s SERP benefit is assumed to be zero until he first becomes eligible for such benefit.

Qualified Pension Plans

Salaried Pension Plan.    We sponsor the Raytheon Company Pension Plan for Salaried Employees (Salaried Pension Plan), a non-contributory pension plan that covers most of our salaried employees and executive officers, including Messrs. Swanson, Wajsgras and Stephens. The Salaried Pension Plan is Company-funded and since 1981 has not permitted employee contributions. Benefits under the Salaried Pension Plan are a percentage of final average compensation based on the following formula, and reduced by the same percentage of the employee’s estimated primary social security benefit:

•	1.8% for each of the first 20 years of credited service; and

•	1.2% for each year of credited service thereafter.

Final average compensation is the average of the 60 highest consecutive months of compensation in the final 120 months of employment and includes base salary and annual cash incentive awards.

The normal retirement age under the Salaried Pension Plan is 65. Employees who are at least 55 with at least 10 years of service can retire with reduced benefits. There is no reduction for employees who retire at age 60 or older with at least 10 years of service.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit and joint and survivor annuities of 50%, 66-2/3%, 75% and 100%.

TI Pension Plan.    The TI Systems Employees Pension Plan (TI Plan) is a non-contributory pension plan that is part of the Salaried Pension Plan and covers most of the people who became Raytheon employees when Raytheon acquired certain assets of Texas Instruments Incorporated in 1997, including Mr. Schottlaender. The TI Plan is Company-funded.

Benefits at 65 under the TI Plan are 1.5% times average credited earnings times years of credited service, reduced by a percentage (ranging from 0.65% to 0.75% per year of credited service, depending on when the participant was born) of the 35-year average Social Security wage base times a service ratio if actual or total projected service is less than 35 years.

Average credited earnings is the average of the five highest consecutive calendar years of employment and includes base salary and annual cash incentive awards.

The normal retirement age under the TI Plan is 65. Employees whose employment ends before 65 may begin receiving reduced benefits at any time after termination of employment.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a five-year or 10-year certain and continuous benefit, joint and survivor annuities of 50%, 75% and 100%, and a lump sum.

Non-Bargaining Retirement Plan.    The Raytheon Non-Bargaining Retirement Plan (Retirement Plan) covers most of the people who became Raytheon employees when Raytheon merged with Hughes Aircraft in 1997. The Retirement Plan has a contributory part (under which some employees are covered) and a non-contributory part (under which most other employees are covered). Mr. Smith is covered under the non-contributory part of the Retirement Plan. Except for employee contributions made under the contributory part, the Retirement Plan is Company-funded. The non-contributory part does not permit employee contributions.

Benefits under the non-contributory part of the Retirement Plan are based on a percentage of final average compensation, as defined by the plan, reduced by a percentage of the employee’s estimated primary Social Security benefit. For each of the first 35 years of credited service, the pension under the non-contributory part of the Retirement Plan is 1.5% of the employee’s final average compensation, less 0.6% of the final average compensation up to the average of the Social Security wage bases for the 35 years through the year of the employee’s Social Security retirement date (as defined in the Retirement Plan). For each year of credited service after 35 years, the pension increases by 0.5% of the employee’s final average compensation.

Final average compensation under the Retirement Plan is the average of compensation in the highest five 12-month periods out of the last ten 12-month periods of employment and includes base salary and annual cash incentive awards.

An employee will be entitled immediately to 100% of the pension otherwise payable at the Social Security retirement date, provided that both of the following requirements are satisfied: (1) the employee’s termination date is within three years of the employee’s Social Security retirement date; and (2) the employee has completed at least 10 years of continuous service. Unless both of those requirements are satisfied, a pension beginning before the employee’s Social Security retirement date will be reduced for early commencement.

The standard form of benefit for married participants is a 50% joint and survivor annuity. The standard form of benefit for single participants is a single life annuity. Both married and single participants can elect other actuarially equivalent optional forms of payment, including a 10-year certain and continuous benefit, joint and survivor annuities of 50%, 66-2/3%, 75% and 100%, and payments over a specified period of 10 or 15 years. There is no cost-of-living adjustment under the non-contributory part.

Excess Pension Plan

We also sponsor the Raytheon Excess Pension Plan, a separate, non-qualified, unfunded plan. The Raytheon Excess Pension Plan provides to participants in our qualified pension plans the benefits that would have been provided by the qualified plan but for certain U.S. Internal Revenue Code limitations on qualified pension plans. For 2009, federal law limited to $245,000 the amount of compensation that may be included under qualified pension plans. Messrs. Swanson, Wajsgras, Stephens, Smith and Schottlaender are covered by the Excess Pension Plan.

Supplemental Executive Retirement Plan

We have a supplemental executive retirement plan (SERP) that covers each of the named executive officers as well as certain other senior executives. This plan provides a pension of 35% of final average compensation after 10 years of service and age 55, increasing by 3% of final average compensation for every additional year of service up to a maximum of 50% of final average compensation. Amounts payable under this plan will be offset by amounts payable under our other pension plans, any prior employer plan and Social Security.

Years of Credited Service

Mr. Stephens’ pension will be calculated as follows: 35% of final average earnings after 10 years of service reaching 50% of final average earnings after 15 years of service, with all pension benefits offset by amounts payable under our other pension plans, any prior employer plans and Social Security. In June 2003, our Board of Directors granted Mr. Stephens five additional years of credited service under our pension plans, including the SERP, effective upon Mr. Stephens’ completion of five years of employment with us. Mr. Stephens received such additional years of credited service effective as of October 2007.

The years of credited service for Messrs. Swanson, Wajsgras, Stephens, Smith and Schottlaender do not include an additional three years that each is eligible to receive under change-in-control agreements. More information regarding these change-in-control agreements may be found below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings and account balances under defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified for each of our named executive officers as of December 31, 2009. Our named executive officers participate in the Deferred Compensation Plan, a non-qualified plan designed to enable employees who are projected to reach the Internal Revenue Code (“IRC”) compensation limit to elect to defer 4-50% of their salary over the IRC compensation limit and defer 4-90% of their RBI compensation earned in the current year but paid in the following year on a pre-tax basis. We make a matching contribution of up to 4% of deferrable compensation.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)
William H. Swanson	$165,930	$164,117	$279,775	$—	$3,321,375
David C. Wajsgras	$400,770	$56,608	$344,600	$—	$1,751,676
Jay B. Stephens	$520,956	$47,532	$199,083	$—	$4,060,187
Daniel L. Smith	$216,741	$30,627	$259,523	$—	$1,741,811
Colin J.R. Schottlaender	$33,710	$27,501	$487,832	$—	$2,412,062

(1)	Contributions of deferred salary and RBI compensation earned in 2009 to the Deferred Compensation Plan. Deferred salary and 2009 RBI compensation are included in the amounts under the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, for 2009 in the Summary Compensation Table on page 43. Deferred 2009 RBI compensation was earned in 2009 but was paid in March 2010.
(2)	Raytheon matching contributions on deferred salary and RBI compensation earned in 2009 under the Deferred Compensation Plan. Matching contributions are included in the “All Other Compensation” column for 2009 in the Summary Compensation Table on page 43. Matching contributions on deferred 2009 RBI compensation were earned in 2009 but were made in March 2010 when the 2009 RBI awards were paid.
(3)	Earnings on deferred compensation are not included in the Summary Compensation Table for 2009 because such earnings are not based on above-market or preferential rates.
(4)	Amounts shown are actual aggregate account balances as of December 31, 2009 plus (a) deferred 2009 RBI compensation (see footnote 1 above) and (b) Raytheon matching contributions on such deferred 2009 RBI compensation (see footnote 2 above). The aggregate balances also include the following executive contributions and Raytheon matching contributions reported as compensation earned in 2008 and 2007 in the Summary Compensation Table:

Year	Contribution	Mr. Swanson	Mr. Wajsgras	Mr. Stephens	Mr. Smith	Mr. Schottlaender
2008	Executive	$166,746	$397,307	$971,882	$221,169	$	N/A
	Raytheon Matching	166,746	56,872	49,671	31,533		N/A
2007	Executive	$168,317	$432,220	$473,763	$179,129	$	N/A
	Raytheon Matching	168,317	54,834	48,072	30,195		N/A

Under the Deferred Compensation Plan, participants must elect how deferred amounts are to be distributed to them when they leave or retire from Raytheon. Participants must also indicate how they wish their deferred compensation and the Raytheon matching contributions to be notionally invested among the same investment options available through the qualified RAYSIP 401(k) plan. Participants may change their investment options in their discretion, subject to any applicable trading restrictions on changes involving the Raytheon stock fund. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elected to defer in order to accumulate tax-deferred returns.

Potential Payments Upon Termination or Change-in-Control

The tables below indicate the amount of compensation payable by us to each named executive officer upon voluntary resignation, involuntary for-cause termination, involuntary not-for-cause termination, a qualifying termination following a change-in-control, termination due to disability, termination due to death, and retirement. The amounts assume that such termination was effective as of December 31, 2009 and thus include amounts earned through such date and are only estimates of the amounts that would actually be paid to such executives upon their termination. The tables do not include certain amounts that the named executive officer is entitled to receive under certain plans or arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all salaried employees.

Treatment of Certain Compensation Elements

Executive Severance Guidelines.    We have executive severance guidelines which provide certain benefits to our executives in the event that their employment with us is involuntarily terminated without cause. Under the guidelines, Mr. Swanson is entitled to receive cash payments equal to 2.99 times his current base salary plus targeted RBI incentive cash award and continuation for three years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans, and each of Messrs. Wajsgras, Stephens, Smith and Schottlaender is entitled to receive a cash payment equal to two times current base salary plus targeted RBI incentive cash award and continuation for two years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans.

Pension Benefits.    Except in the circumstances discussed below, the named executive officer is only entitled to amounts accrued and vested through our pension plans upon the termination of his employment. The accrued and vested amounts are not included in the tables below because all participants in our pension plans are entitled to these amounts upon termination of their employment. However, in the event of an involuntary termination without cause, the named executive officer is entitled to continuation for two or three years of fringe benefits pursuant to welfare, benefit and retirement plans. In the event of a “qualifying termination” within 24 months after a “change-in-control” (as discussed below), such executive is entitled to special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination.

Health and Welfare Benefit and Executive Benefits and Perquisites Continuation.    Except in the circumstances discussed below, the named executive officer is not entitled to any continuation of his health and welfare benefits, executive benefits or perquisites (other than pursuant to COBRA) following the termination of his employment. In the event of an involuntary termination without cause, such executive is entitled to continuation for two or three years of certain executive benefits and perquisites and fringe benefits pursuant to welfare, benefit and retirement plans. In the event of a qualifying termination within 24 months after a change-in-control, such executive is entitled to continuation for two or three years of certain executive benefits and perquisites and fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and his family are eligible to receive benefits.

Long-Term Incentives.    Except in the circumstances discussed below, the named executive officer forfeits his options and restricted stock awards to the extent they are unvested and is not entitled to any continuation of vesting or acceleration of vesting with respect to his options and restricted stock awards. Such executive is entitled to exercise any vested options for a limited period after termination and is entitled to continue to hold his shares of unrestricted stock after termination. The amounts representing the value of vested stock options and unrestricted stock are not included in the tables below because all employees who hold vested options and unrestricted stock under our stock plans are entitled to exercise such options and continue to hold such stock upon termination of their employment. However, in the event of a change-in-control, or termination by reason of disability or death, a named executive officer is entitled to the acceleration of vesting with respect to all of his restricted stock awards (or, in the case of disability, to continued vesting of his restricted stock awards), and certain payments pursuant to his LTPP awards. Upon a change-in-control, the executive is entitled to a prorated LTPP payment assuming target performance and based on service completed through the change-in-control. Upon a termination by reason of death, disability or retirement, the executive is entitled to a prorated LTPP payment based on our performance for the performance cycle and service completed through the termination date. LTPP payments are generally made by us when the remaining LTPP awards are settled after the end of the performance cycle in accordance with their terms. The amounts in the tables below representing such LTPP payments assume target performance for those awards.

Non-Qualified Deferred Compensation.    A named executive officer is entitled to amounts accrued and vested under our Excess Savings Plan and Deferred Compensation Plan upon the termination of his employment. The amounts are generally distributed to such executive in accordance with his election under the applicable plan. The accrued and vested amounts under the plans, which are set forth in the table under “Nonqualified Deferred Compensation” on page 54, are not included in the tables below because all employees who participate in these plans are entitled to these amounts upon termination of their employment and these plans are available to a substantial number of employees (including the executive officers) who qualify under the applicable compensation requirements.

Change-in-Control Agreements

In order to receive benefits under a change-in-control agreement, an executive must experience a “qualifying termination” within two years after a “change-in-control.” Benefits under the change-in-control agreements include: (i) a cash payment of either three times or two times the executive’s current compensation (including base salary plus targeted bonus or the bonus for the year prior to the change-in-control, if greater); (ii) special supplemental retirement benefits determined as if the executive had three or two years additional credited service under our pension plans as of the date of termination; and (iii) continuation of fringe benefits pursuant to all welfare, benefit and retirement plans under which the executive and the executive’s family are eligible to receive benefits for a period of three or two years. The cash payment will be paid six months after the executive’s separation from service. In addition, the agreement provides for a gross-up payment if the executive is subject to excise taxes on payments made under the agreement. Generally, the gross-up payment will be paid within 5 days of an accounting firm’s determination regarding such payment, as contemplated by the agreement. The level of benefits payable in the event of a qualifying termination is determined based upon the level of responsibility of the executive.

A “change-in-control” means the acquisition by a third party of 25% or more of our common stock, the replacement of the majority of the incumbent directors by individuals not approved by a majority of the incumbent Board, or the consummation of an agreement for the sale of substantially all of the assets of Raytheon, a liquidation of Raytheon, or a merger which results in a change in the ownership or control of more than 50% of the voting securities of Raytheon. A “qualifying termination” means: (i) we terminate the executive other than for cause within 24 months following a change-in-control; or (ii) the executive terminates his employment with us for “good reason.” Termination for “good reason” means that the executive has terminated employment with us because the executive’s compensation has been materially reduced or the executive’s job duties have been materially changed without the executive’s consent.

We have entered into change-in-control agreements with Messrs. Swanson, Wajsgras, Stephens, Smith and Schottlaender. The terms of those agreements provide for benefits of three times base salary plus targeted RBI cash incentive award, three years’ credited service under our pension plans and continuation of fringe benefits for three years, all as more fully described above.

Certain Changes Effective after December 31, 2009

In 2009, we took action to eliminate, effective as of January 1, 2010, the following perquisites previously provided to certain executives after a separation under our executive severance guidelines: car allowances, excess liability insurance, financial planning services, and executive physicals. We also amended our change-in-control agreements to eliminate, effective as of January 1, 2010, these same perquisites and to eliminate tax gross-ups for changes-in-control that occur on or after January 1, 2012. The amounts set forth in the tables below do not reflect these changes because such amounts assume that the terminations of employment occurred as of December 31, 2009, which is prior to the effective date of the changes.

The tables below indicate the amounts of compensation payable by us to our named executive officers, including cash severance, benefits and perquisites, and long-term incentives, upon certain different types of terminations of employment.

William H. Swanson

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$11,642,342	$13,043,760	$—	$—	$—
Pro-rata Target Bonus	—	—	—	2,595,840	—	—	—

Benefits & Perquisites
Pension(1)	—	—	—	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	29,151	29,151	—	—	—
Executive Benefits and Perquisites Continuation(3)	—	—	181,060	181,060	—	—	—
280G Tax Gross-Up(4)	—	—	—	—	—	—	—

Long-Term Incentives(5)
Value of Restricted Stock	—	—	—	10,900,447	10,900,447	10,900,447	—
Value of LTPP (Pro-rata)	—	—	—	5,742,007	5,742,007	5,742,007	5,742,007

Total	$—	$—	$11,852,553	$32,492,265	$16,642,454	$16,642,454	$5,742,007

David C. Wajsgras

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$3,200,038	$5,010,029	$—	$—	$—
Pro-rata Target Bonus	—	—	—	800,010	—	—	—

Benefits & Perquisites
Pension(1)	—	—	536,438	—	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	35,364	53,046	—	—	—
Executive Benefits and Perquisites Continuation(3)	—	—	87,517	131,275	—	—	—
280G Tax Gross-Up(4)	—	—	—	2,878,445	—	—	—

Long-Term Incentives(5)
Value of Restricted Stock	—	—	—	2,933,291	2,933,291	2,933,291	—
Value of LTPP (Pro-rata)	—	—	—	1,063,476	1,063,476	1,063,476	1,063,476

Total	$—	$—	$3,859,357	$12,869,572	$3,996,767	$3,996,767	$1,063,476

Jay B. Stephens

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$2,800,595	$4,440,446	$—	$—	$—
Pro-rata Target Bonus	—	—	—	700,149	—	—	—

Benefits & Perquisites
Pension(1)	—	—	—	1,274,318	—		—
Health and Welfare Benefit Continuation(2)	—	—	7,646	11,469	—	—	—
Executive Benefits and Perquisites Continuation(3)	—	—	81,095	121,643	—	—	—
280G Tax Gross-Up(4)	—	—	—	—	—	—	—

Long-Term Incentives(5)
Value of Restricted Stock	—	—	—	2,804,182	2,804,182	2,804,182	—
Value of LTPP (Pro-rata)	—	—	—	1,063,476	1,063,476	1,063,476	1,063,476

Total	$—	$—	$2,889,336	$10,415,683	$3,867,658	$3,867,658	$1,063,476

Daniel L. Smith

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$1,972,090	$3,129,067	$—	$—	$—
Pro-rata Target Bonus	—	—	—	493,022	—	—	—

Benefits & Perquisites
Pension(1)	—	—	—	959,141	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	13,854	20,781	—	—	—
Executive Benefits and Perquisites Continuation(3)	—	—	71,308	106,962	—	—	—
280G Tax Gross-Up(4)	—	—	—		—	—	—

Long-Term Incentives(5)
Value of Restricted Stock	—	—	—	2,327,364	2,327,364	2,327,364	—
Value of LTPP (Pro-rata)	—	—	—	970,276	970,276	970,276	970,276

Total	$—	$—	$2,057,252	$8,006,613	$3,297,640	$3,297,640	$970,276

Colin J.R. Schottlaender

Element	Voluntary Resignation	Involuntary For Cause	Involuntary Without Cause	Change-in- Control	Disability	Death	Retirement
Cash Severance
Base Salary + Bonus	$—	$—	$1,979,744	$3,059,808	$—	$—	$—
Pro-rata Target Bonus	—	—	—	494,936	—	—	—

Benefits & Perquisites
Pension(1)	—	—	497,862	1,860,066	—	—	—
Health and Welfare Benefit Continuation(2)	—	—	24,024	36,036	—	—	—
Executive Benefits and Perquisites Continuation(3)	—	—	69,388	104,082	—	—	—
280G Tax Gross-Up(4)	—	—	—	2,320,240	—	—	—

Long-Term Incentives(5)
Value of Restricted Stock	—	—	—	2,327,364	2,327,364	2,327,364	—
Value of LTPP (Pro-rata)	—	—	—	965,330	965,330	965,330	965,330

Total	$—	$—	$2,571,018	$11,167,862	$3,292,694	$3,292,694	$965,330

The following footnotes apply to each of the above tables:

(1)	Pension benefits are calculated assuming a 6.25% discount rate as of fiscal year-end under the assumption that the executive commenced the benefit as soon as possible following separation from service.
(2)	Health and Welfare Benefits calculations are based on the estimated annual Company cost of the benefits programs in which the executive was enrolled as of December 31, 2009.
(3)	Executive benefits and perquisites calculations are based on the actual cost to the Company of such benefits in fiscal year 2009.
(4)	The calculation of the estimated 280G Tax Gross-Up is derived from a 280G excise tax rate of 20%, 35% federal income tax rate, a 1.45% Medicare tax rate and a 5.30% Massachusetts state tax rate for Messrs. Swanson, Stephens, Wajsgras and Smith and a 0% Texas state tax rate for Mr. Schottlaender.
(5)	Equity values are determined based on the closing price of our common stock on December 31, 2009 ($51.52) based on equity holdings as of December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our equity compensation plans that authorize the issuance of shares of our common stock. This information is provided as of December 31, 2009 and does not include the incremental number of shares referenced in the 2010 Stock Plan described beginning on page 63.

Plan Category	(A) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)
Equity compensation plans approved by stockholders	11,478,673	$35.28	5,982,094
Equity compensation plans not approved by stockholders	—	—	—

Total	11,478,673	$35.28	5,982,094

(1)	This amount includes 2,579,463 shares, which is the aggregate of the actual number of shares issued pursuant to the 2007-2009 LTTP awards and the maximum number of shares that may be issued upon settlement of outstanding 2008-2010 and 2009-2011 LTPP awards, including estimated dividend equivalent amounts. The shares to be issued pursuant to the 2007-2009, 2008-2010 and 2009-2011 LTPP awards will be issued under the 2001 Stock Plan. These awards, which are granted as restricted stock units, may be settled in cash or in stock at the discretion of the Management Development and Compensation Committee.

This amount also includes 166,754 shares that may be issued upon settlement of restricted stock units, generally issued to non-U.S. employees. The restricted stock units are granted pursuant to the 2001 Stock Plan and shares to be issued in settlement of the units will be issued under the 2001 Stock Plan. The awards of restricted stock units generally vest one-third per year on the second, third and fourth anniversaries of the date of grant.

This amount also includes 3,094,439 shares issuable upon exercise of stock options granted under the 1995 Stock Option Plan. The 1995 Stock Option Plan expired in March 2005 and no additional options may be granted pursuant to that plan.

(2)	Since restricted stock awards and restricted stock unit awards do not have an exercise price, the weighted average exercise price does not take into account restricted stock awards and the 2007-2009, 2008-2010 and 2009-2011 LTPP awards and restricted stock units generally granted to non-U.S. employees.

(3)	As of December 31, 2009, there were (i) 5,863,100 shares available for grant as stock options, stock appreciation rights, restricted stock units and restricted stock under the 2001 Stock Plan and (ii) 118,994 shares available for grant as restricted stock under the 1997 Nonemployee Directors Restricted Stock Plan.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, including by any general statement incorporating this proxy statement, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised entirely of independent directors who meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee focuses on the following areas:

•	the integrity of Raytheon’s financial statements;

•	the independence, qualifications and performance of Raytheon’s independent auditors; and

•	the performance of Raytheon’s internal auditors.

We meet with management periodically to consider the adequacy of Raytheon’s internal controls and the objectivity of its financial reporting. We discuss these matters with Raytheon’s independent auditors and with appropriate Raytheon financial personnel and internal auditors.

As needed, we meet privately with both the independent auditors and the internal auditors, each of whom has unrestricted access to the Audit Committee. We also appoint the independent auditors and review their performance and independence from management. We also regularly review the performance of the internal audit function.

Management has primary responsibility for Raytheon’s financial statements and the overall reporting process, including Raytheon’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Raytheon in conformity with generally accepted accounting principles and discuss any issues they believe should be raised with us.

During fiscal year 2009, we reviewed Raytheon’s audited financial statements and met with both management and PricewaterhouseCoopers LLP (PwC), Raytheon’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles and PwC has issued an unqualified audit report regarding such financial statements.

During fiscal year 2009, management documented, tested and evaluated Raytheon’s internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002. We were kept apprised of Raytheon’s progress by management and PwC periodically throughout the year. Management has provided us with a report on the effectiveness of Raytheon’s internal control over financial reporting. We have reviewed management’s assessment and PwC’s audit of the effectiveness of Raytheon’s internal control over financial reporting included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

We discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB). We also discussed with management the significant accounting estimates utilized by Raytheon, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

We received the written disclosures and letter from PwC consistent with applicable PCAOB requirements for independent registered public accounting firm communications with audit committees concerning independence which report that PwC is independent under applicable standards in connection with its audit opinion for Raytheon’s 2009 financial statements. We have discussed with PwC its independence from Raytheon.

Based on the reviews and discussions with management and PwC referred to above, we recommended to the Board that Raytheon’s audited financial statements be included in Raytheon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by the Audit Committee

Ronald L. Skates, Chairman, Vernon E. Clark,

Stephen J. Hadley, Frederic M. Poses and Linda G. Stuntz

INDEPENDENT AUDITORS: AUDIT AND NON-AUDIT FEES

The following table sets forth the fees and expenses billed by PricewaterhouseCoopers LLP (PwC) for audit, audit-related, tax and all other services rendered for 2009 and 2008.

	2009	2008
Audit Fees(1)	$9.9 million	$10.1 million
Audit-Related Fees(2)	0.3 million	0.3 million
Tax Fees(3)	0.9 million	1.1 million
All Other Fees(4)	0.1 million	0.2 million

Total	$11.2 million	$11.7 million

(1)	Represents fees and expenses for professional services provided in connection with the audit of our annual audited financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees.” For both 2009 and 2008, fees are primarily for audits of financial statements of 401(k) and other employee benefit plans.
(3)	Includes approximately (i) $0.6 million and $0.7 million for non-U.S. tax compliance and advisory services and (ii) $0.3 million and $0.4 million for U.S. tax compliance and advisory services in 2009 and 2008, respectively.
(4)	For 2008, fees are primarily for license, maintenance and support payments related to an expatriate employee information database as well as certain risk management and other consulting services. For 2009, fees are primarily for license, maintenance and support payments related to the expatriate employee information database.

The amounts shown above do not include PwC fees and expenses of approximately $1.2 million in both 2009 and 2008 paid by our pension plans for audits of financial statements of such plans and certain tax compliance services for our pension plan in India. These services were rendered by PwC to the pension plans and were billed directly to such plans.

The Audit Committee approves in advance all audit and non-audit services to be provided by the independent auditors. Under the Audit Committee’s pre-approval policy for 2010, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve services with fees up to $100,000. Any such pre-approvals are to be reviewed and ratified by the Audit Committee at its next meeting. The Audit Committee requires the independent auditors and management to report on actual fees charged for each category of service periodically throughout the year.

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

(Item No. 2 on the proxy card)

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2010. We are asking stockholders to ratify the appointment of PricewaterhouseCoopers. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

In the event that stockholders fail to ratify the appointment of PricewaterhouseCoopers, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board unanimously recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors.

APPROVAL OF

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

GRANTING TO HOLDERS OF NOT LESS THAN 25% OF THE COMPANY’S SHARES THE RIGHT

TO CALL A SPECIAL MEETING OF STOCKHOLDERS

(Item No. 3 on the proxy card)

The Board is proposing, for approval by our stockholders, an amendment (the “Amendment”) to the Company’s Restated Certificate of Incorporation, as amended, to allow holders of not less than 25% of the Company’s outstanding shares of common stock the right to request that a special meeting of stockholders be called, subject to the By-Law procedures described below.

Article V of our Restated Certificate of Incorporation, as currently in effect, only allows special meetings of stockholders to be called by the Chairman of the Board or by a majority of the Board. The Board undertook a review of this governance issue in 2009 and, upon the recommendation of the Governance and Nominating Committee, has unanimously adopted a resolution declaring the advisability of the Amendment and recommending its approval by the stockholders.

The proposed Amendment demonstrates the Board’s responsiveness to Company stockholders’ desire for greater access to the Company and promotes good governance in a cost-effective and efficient manner. At the 2009 Annual Meeting, a stockholder proposal, under which a special meeting could be called by 10% of stockholders, received a 57.2% affirmative vote. The Board supports the concept of greater stockholder access, but believes that a 25% threshold strikes a better balance than a 10% threshold in terms of enhancing stockholder rights and protecting against the risk that a small percentage of stockholders could trigger a special meeting to pursue special interests at significant expense and distraction to the Company.

If the Amendment is approved, holders of not less than 25% of the Company’s outstanding shares of common stock will have the right to request that a special meeting of stockholders be called, subject to the By-Law procedures described below. A copy of the Amendment is attached as Appendix A to this proxy statement. The Amendment would not amend any other provisions of our Restated Certificate of Incorporation.

The Board has adopted a corresponding amendment to the Company’s By-Laws, which would become effective upon stockholder approval of the Amendment. The By-Law amendment describes, among other things, the procedural requirements for one or more stockholders to request that a special meeting be called, including that the request contain (i) identifying information about such stockholders; (ii) a brief description of each matter of business desired to be brought before the special meeting and the reasons for conducting such business at the special meeting; (iii) the text of the proposal or business; (iv) any material interest of each stockholder in the business desired to be brought before the special meeting; and (v) a description of any agreement, arrangement or understanding between each stockholder requesting the special meeting and any other person or persons in connection with such proposal or business or the stockholder’s shares. The Company believes that these requirements will help protect stockholders’ interests generally and are not unduly burdensome.

To be approved, the Amendment must receive the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the Amendment. If the Amendment is approved by the stockholders, then the Amendment will become effective upon it being filed with the Secretary of State of the State of Delaware, which the Company intends to do promptly following action by stockholders at the 2010 Annual Meeting. If the Amendment is not approved by the requisite vote, then the Amendment will not be filed with the Secretary of State of the State of Delaware and our stockholders would not have the ability to request that a special meeting of stockholders be called. In such case, the provisions of the current Restated Certificate of Incorporation will provide the mechanism for calling a stockholder meeting. In any case, we will continue to maintain our existing governance mechanisms affording management and the Board the ability to respond to proposals and concerns of all stockholders, regardless of the level of share ownership.

The Board unanimously recommends a vote FOR the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

APPROVAL OF THE RAYTHEON COMPANY 2010 STOCK PLAN

(Item No. 4 on the proxy card)

We currently have in place two plans previously approved by our stockholders: (i) the 2001 Stock Plan, which will expire on January 31, 2011, and (ii) the 1997 Nonemployee Directors Restricted Stock Plan, which will expire on November 25, 2011 (collectively with the 2001 Stock Plan, the “Prior Plans”). In light of the upcoming expiration of the Prior Plans, the Management Development and Compensation Committee (“MDCC”) of the Board of Directors approved and recommended to the Board of Directors, and the Board of Directors, on March 24, 2010, approved and recommends that you approve the Raytheon Company 2010 Stock Plan (the “2010 Stock Plan”). If the 2010 Stock Plan is approved by stockholders, no further grants of awards will be made under the Prior Plans.

The purpose of the 2010 Stock Plan is to encourage ownership of the Company’s common stock by directors, officers, employees and consultants of the Company, and to provide additional incentive for them to promote the success of the Company’s business. The Board of Directors believes that the 2010 Stock Plan:

•	Aligns the long-term interests of key employees and stockholders by creating a direct link between key employee compensation and stockholder return;

•	Enables key employees to develop and maintain a substantial stock ownership in the Company; and

•	Provides incentives for key employees to contribute to the success of the Company.

The 2010 Stock Plan is being submitted to stockholders for approval. Your Board of Directors believes it is in the best of interest of the Company and its stockholders to approve the 2010 Stock Plan.

Summary of the 2010 Stock Plan

The key features of the 2010 Stock Plan are summarized below. This summary may not contain all of the information that may be important to you. The complete text of the 2010 Stock Plan is attached as Appendix B.

Administration. The MDCC has full power and authority to administer and interpret the 2010 Stock Plan.

Eligibility. Participants in the 2010 Stock Plan may be employees, officers, directors and consultants of the Company or its affiliates.

Term. No award will be granted under the 2010 Stock Plan after May 26, 2020.

Shares Available. The number of shares of common stock that may be issued pursuant to awards under the 2010 Stock Plan (including incentive stock options) may not exceed 7,500,000 shares of common stock, plus (1) the number of shares of common stock which were available for grant under the Prior Plans as of the close of business on May 27, 2010, (2) the number of shares of common stock which were the subject of awards outstanding under the Prior Plans as of the close of business on May 27, 2010 (“Prior Plan Awards”) and, after May 27, 2010 are forfeited, terminated, cancelled or expire, and (3) the number of shares of common stock delivered to or withheld by the Company either in exercise of a Prior Plan Award or in satisfaction of tax withholding obligations with respect to a Prior Plan Award. The Board of Directors believes that these shares will permit the MDCC to make grants under the 2010 Stock Plan for the next several years. No more than 700,000 shares of common stock subject to awards may be granted during any one fiscal year to any one person.

Award Types.

Stock-Based Awards. In recent years, the MDCC has principally granted restricted stock and stock unit awards under the Prior Plans. A restricted stock award is an award of common stock subject to forfeiture. A stock unit award entitles the recipient to a payment equal to the value of common stock. Stock unit awards may be settled in cash, shares of common stock or a combination of both. Restricted stock and stock units are generally awarded subject to vesting restrictions, such as remaining with the Company for a predetermined period of time and/or the achievement of performance goals. During the vesting period of a restricted stock award, the participant has the right to receive dividends and to vote the shares, except that dividends payable on restricted stock that vests based on the achievement of performance goals will be paid only if, as and to the extent the restricted stock vests. Except as otherwise provided by the MDCC (i) with respect to a stock unit award that vests based solely on continued employment or other business relationship, the participant has the right to receive amounts equal to any cash dividends paid during the vesting period only if, as and to the extent the stock unit award vests; and (ii) with respect to a stock unit award that vests based on achievement of performance goals, the participant has the right to receive amounts equivalent to any cash dividends declared during the vesting period, as if such amounts were reinvested in additional shares of common stock on the date the relevant dividends are paid, only if, as and to the extent the stock unit award vests. In addition to restricted stock awards and stock unit awards, stock grants also may be made under the 2010 Stock Plan. A stock grant is a grant of shares of common stock not subject to restrictions or other forfeiture conditions and may be awarded only in limited circumstances as provided in the 2010 Stock Plan.

Stock Option Awards. Options granted under the 2010 Stock Plan may be incentive stock options, which qualify for favorable tax treatment for the option holder, or non-statutory stock options. Incentive stock options may only be granted to employees of the Company or a related corporation such as a subsidiary. The exercise price for all options must be at least the fair market value of the Company’s common stock on the grant date. The exercise price can be paid in cash or in the Company’s common stock, or in any form as the MDCC may approve. Generally, options are not transferable other than by will or the laws of descent and distribution and may be exercised during the participant’s life only by the participant or a guardian or legal representative. Non-statutory stock options granted to certain senior officers may be transferred, other than for value, to a member of the officer’s immediate family or to certain trusts. All unexercised options terminate when determined by the MDCC, but in no event later than the 10th anniversary of grant. No option includes a right to receive dividends or dividend equivalents prior to its exercise.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted either alone or in combination with a stock option. SARs granted in tandem with or in addition to a stock option may be granted either at the same time as the option or later. The term of each SAR will be fixed, but no SAR may be exercised after the 10th anniversary of grant. Subject to the terms of the 2010 Stock Plan and the applicable award agreement, SARs entitle the participant to receive the product of (i) the excess of the fair market value on the exercise date of one share of common stock over the base price per share specified in the award agreement (which must be at least 100% of the fair market value of one share of common stock on the grant date), times (ii) the number of shares of common stock specified by the SAR. Payment may be in cash, shares of common stock or a combination of both. SARs may not be sold or transferred except as specifically provided by the MDCC. No SAR includes a right to receive dividends or dividend equivalents prior to its exercise.

Change-in-Control. Unless otherwise determined by the MDCC, generally upon a change-in-control, all outstanding awards vest and all restrictions on the awards lapse. However, restricted stock awards and stock units vesting, if at all, on the basis of performance goals generally will vest on a change-in-control only to a pro rata extent, based on the portion of the performance period completed.

Amendment and Termination. The MDCC may amend the 2010 Stock Plan at any time but no amendment may deprive any person of rights under the 2010 Stock Plan without that person’s consent. Without stockholder approval, no amendment may (A) increase the number of shares of common stock which may be issued under the 2010 Stock Plan, (B) change the description of eligible participants, or (C) make any other change for which stockholder approval is required by law or the rules of any relevant stock exchange.

No “repricing”. In addition to the amendment provisions described above, without stockholder approval awards may not be “repriced”, that is, the terms of options and SARs may not be amended to reduce their exercise or base price, and options and SARs may not be cancelled in exchange for cash, options or SARs with an exercise price that is less than the exercise price of the original options, SARs or other awards.

Federal Income Tax Consequences of Awards. This summary of federal income tax consequences is not comprehensive and is based on laws and regulations in effect on January 1, 2010, which are subject to change. This summary is only intended for the information of stockholders considering how to vote. Participants in the 2010 Stock Plan should consult their own tax advisors as to the tax consequences of participation.

Restricted Stock, Stock Unit Awards, Stock Grants and SARs. Awards in cash and common stock are generally taxable as compensation to the participant at the time of payment. Awards of restricted stock do not constitute taxable income to the participant until such time as the restrictions lapse, unless the participant elects to realize taxable ordinary income in the year of award in an amount equal to the fair market value of the restricted stock award, determined without regard to the restrictions. Awards of SARs and stock unit awards do not constitute taxable income until such time as the participant receives cash or common stock under the terms of the awards. The amount of taxable income to the participant generally is equal to the total amount of the cash and/or fair market value of the shares of common stock received. Any interest and dividend equivalents earned on awards will also be taxed as compensation to the participant. Amounts taxable as compensation are subject to withholding and employment taxes.

Incentive Stock Options. Except with respect to participants who may have to pay alternative minimum tax in connection with exercise of an incentive stock option, there are no federal income tax consequences to a participant upon grant or exercise of an incentive stock option. If the participant holds shares of common stock purchased upon exercise of an incentive stock option for at least two years after the grant date and at least one year after the exercise date, the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant. If the participant sells the shares of common stock before the later of two years after the grant date or one year after the exercise date, the participant will recognize ordinary income equal to the difference between the lower of fair market value at the exercise date or sale date and the option exercise price, and any additional gain or loss will be a capital gain or loss.

Nonstatutory Stock Options. Generally, there are no federal income tax consequences to the participant upon grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the amount, if any, by which the fair market value of the common stock acquired upon the exercise of the option exceeds the exercise price. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates.

Company Deduction; Qualified Performance-Based Awards. The Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2010 Stock Plan when recognized. However, the Company may not deduct as compensation expense more than $1 million paid in any tax year to certain senior executives. This deduction limitation does not apply to qualified “performance-based compensation.” For awards (other than options or SARs) to qualify as performance-based, the Company must obtain stockholder approval of the business criteria on which the performance goals will be set by the MDCC for awards to these senior executives. Your approval of the 2010 Stock Plan is intended to constitute that approval. The 2010 Stock Plan provides that performance goals set by the MDCC with respect to awards to these executives will be based only on one or more of the following business criteria: free operating cash flow (before or after dividends); stock price; stockholder return or total stockholder return; return on investment; market capitalization; net sales; net income or net income attributable to the Company; operating profit, net operating profit or economic profit; return on operating revenue or return on operating assets; market share improvement; working capital turnover; earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization); return on equity; return on capital (including, without limitation, return on total capital or return on invested capital); return on assets or net assets; debt leverage (debt to capital); backlog; income from continuing operations (before or after tax); gross margin, operating margin or profit margin; operating ratio; and bookings. Not all grants to the relevant senior executives are required or intended to be “performance based”.

Deferred Compensation. For purposes of the foregoing summary of federal income tax consequences, we assumed that no award under the 2010 Stock Plan will be considered “deferred compensation” as that term is defined for purposes of federal tax legislation governing nonqualified deferred compensation arrangements (Section 409A of the Code). Alternatively, we assumed that, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation. If an award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then such award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax.

Awards to Particular Officers, Etc. The benefits or amounts that will be received under the 2010 Stock Plan by or allocated to (i) each of the officers listed in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all directors of the Company who are not executive officers of the Company as a group, (iv) all present executive officers of the Company as a group, and (v) all employees of the Company, including all other current officers, as a group are not determinable. The MDCC will determine the individuals who will participate in the 2010 Stock Plan in the future and the amounts of their awards.

The Board unanimously recommends a vote FOR the approval of the 2010 Stock Plan. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSALS

We have been notified that certain stockholders intend to present proposals for consideration at the 2010 Annual Meeting. We continue to make corporate governance, particularly stockholder concerns, a priority. Management remains open to engaging in dialogue with respect to stockholder concerns and to sharing our views regarding our governance generally. We encourage any stockholder wishing to meet with management to contact the Office of the Corporate Secretary.

Any stockholder who intends to present a proposal at the 2011 Annual Meeting must deliver the proposal, in the manner specified below, to the Corporate Secretary, Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, not later than:

•	December 27, 2010, if the proposal is submitted for inclusion in our proxy materials for the 2011 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•	Between January 27, 2011 and February 26, 2011, if the proposal is submitted in accordance with our By-Laws, in which case we are not required to include the proposal in our proxy materials.

Any such proposal described above must be addressed and delivered to the Corporate Secretary at the address specified above either by U.S. mail or a delivery service, or by facsimile (FAX) transmission to FAX No. 781-522-3332.

STOCKHOLDER PROPOSAL

(Item No. 5 on the proxy card)

The AFSCME (American Federation of State, County and Municipal Employees) Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036, beneficial owner of 2,883 shares, has proposed the adoption of the following resolution. AFSCME has been joined in this proposal by the Congregation of Sisters of St. Agnes, 320 County Road K, Fond du Lac, Wisconsin 54935, beneficial owner of 49 shares, and the Convent Academy of the Incarnate Word, 2930 South Alameda, Corpus Christi, TX 78404-2798, beneficial owner of 86 shares. The proponents have furnished the following statement in support of their proposal:

RESOLVED, that stockholders of Raytheon Company (“Raytheon”) request the board of directors to adopt a policy that provides stockholders the opportunity at each annual stockholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to stockholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at Raytheon has not always been structured in ways that best serve stockholders’ interests. For example, in 2008 Chairman and CEO William Swanson’s total compensation of $24,392,698 was more than the combined total compensation of the next four highest paid NEOs. We believe that the pay equity gap among our executives is cause for concern. A Harvard Study shows that greater executive pay inequity is associated with lower firm value and greater CEO entrenchment. (Lucian Bebchuk et al., “Pay Distribution in the Top Executive Team” (February 2007))

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide stockholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives stockholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge our board to allow stockholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Raytheon with useful information about stockholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between stockholders and the board.

We urge stockholders to vote for this proposal.

The Board recommends that stockholders vote AGAINST this proposal.

The Company has established a rigorous, transparent, performance-based process to determine the compensation of the named executive officers, while at the same time providing effective means for stockholders to communicate with the Board on compensation and other concerns. The proposed after-the-fact, up-or-down advisory vote would disrupt this process without communicating any specific, actionable information that could be used by the Board to address stockholder concerns. Requiring this advisory vote could also place the Company at a competitive disadvantage in attracting and retaining highly qualified executives. The Board believes that an advisory “say on pay” vote would do nothing to advance the effectiveness of the Company’s executive compensation program, nor would it otherwise enhance stockholder interests.

The Board believes that executive compensation decisions are best made with a full contextual understanding of the Company’s strategy, goals and business environment, as well as in-depth knowledge of the Company’s executives’ leadership capabilities and performance. The Board’s Management Development and Compensation Committee (MDCC), which is composed entirely of independent directors, develops this level of insight through regular, ongoing discussions combined with rigorous evaluation and oversight. It is assisted in this process by its independent compensation consultant. Stockholders considering an advisory vote would not possess the full range of information available to the MDCC.

The MDCC, which reviews and recommends to the Board the compensation of the CEO and the other four most highly compensated executive officers, has established a compensation program geared to promote and reward superior performance in a manner that effectively aligns the interests of the Company’s executives with the objectives of the Company’s stockholders. The Board and the MDCC have taken significant steps to ensure that the MDCC considers a wide range of relevant information in this process, and that it does so with appropriate independence from the Company and management. As stated above, the MDCC is comprised entirely of independent directors. In 2009, it also adopted a Compensation Consultant Independence Policy to ensure independence of its compensation consultant. It makes use of this consultant to assist it in pay-for–performance analysis and in ascertaining compensation levels and practices of peer companies. The resulting compensation program pays for performance over the short and long-term and seeks to be competitive with industries and companies with whom the Company competes for talent. All key elements of the MDCC’s compensation determination process have been made transparent to stockholders through the detailed disclosure set forth in the “Compensation Discussion and Analysis” section of the Proxy Statement.

While the Board believes that the MDCC and the Board are in the best position to determine executive compensation levels, the Board appreciates that stockholders’ views should be heard and valued. Methods for communicating with the Board are described under the Proxy Statement’s section entitled “Communication with the Board”. Communications are also welcomed through the Company’s Investor Relations web site and through individual engagement with stockholders who wish to express their views to the Company’s management. The Board believes that direct communication between stockholders and the Board and/or management is an effective and accurate means for stockholders to express support or criticism of the Company’s executive compensation practices. The proposed “For” or “Against” advisory vote would not provide the Board with meaningful insight into specific stockholder concerns regarding executive compensation, nor give any guidance on what specific actions should be taken by the Board or the MDCC to address such concerns. Unlike the vote advocated by the proposal, communicating with the Board allows stockholders the opportunity to voice specific observations, concerns or criticisms related to the Company’s executive compensation philosophy, practices, and decisions.

The Company operates in a competitive environment and its success depends upon the recruitment and retention of talented employees and a strong management team. A competitive compensation program is therefore essential to the Company’s long-term performance. The Board believes that implementing this proposal could negatively affect the Company’s competitive position, because many of its competitors would not be following such a practice. The Board is also concerned that adopting the proposal could lead to a perception that compensation opportunities at Raytheon have been negatively affected, as compared with opportunities available at other companies.

Further, contrary to the position taken by the proponent, the Board believes that comparisons of compensation practices in the United States to those in the United Kingdom are inappropriate. Since an advisory vote is mandatory for all U.K. public companies, no one U.K. company is competitively disadvantaged by the requirement, as would be the case if Raytheon became one of the handfuls of U.S. companies to adopt it. Indeed, there are a number of differences between U.K. and U.S. governance and disclosure standards that undermine the argument that Raytheon simply should adopt an individual U.K. governance practice in the context of carefully considered and well-integrated U.S. regulatory requirements. Especially in light of the significant current regulatory and legislative activity on “say on pay” in the U.S., the Board believes implementation of a “say on pay” proposal at this time would be premature, ineffective and potentially confusing to all parties.

The Board believes that an advisory “say on pay” vote would undermine the effectiveness of its executive compensation program, impair the Company’s ability to compete for executive talent, and therefore operate contrary to stockholder interests.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 6 on the proxy card)

The AFL-CIO, 815 Sixteenth Street N.W., Washington, D.C. 20006, on behalf of the AFL-CIO Reserve Fund, beneficial owner of 295 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of their proposal:

RESOLVED: The shareholders of Raytheon Company (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Supplemental executive retirement plans (“SERPs”) provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds the amount set by Federal tax law that may be included in qualified pension plans. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company provides executives with the opportunity to earn additional pension benefits not provided by the Company’s tax-qualified retirement plan or the Company’s Excess Pension Plan. Under this SERP, participating senior executives after 15 years of service and age 60 may receive annual payments up to 50 percent of their final average compensation.

In addition, certain executives have received pension enhancements. Senior Vice President and General Counsel Jay Stephens has received five additional years of pension credit for years not actually worked. Moreover, he and other senior executives are eligible to receive an additional three years of pension credit under the terms of their change-in-control agreements.

Providing senior executives with extraordinary retirement benefits increases the cost of the Company’s nonqualified retirement plans to shareholders. In our view, the actuarial present value of an executive’s extraordinary retirement benefit can be significant. In addition, we believe these extraordinary benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

We urge shareholders to vote FOR this proposal.

The Board recommends that stockholders vote AGAINST this proposal.

The Board believes that the Company should retain its Supplemental Executive Retirement Plan (SERP) as it currently operates so that it is able to recruit and retain key executives effectively. The SERP is a fully-disclosed, sparingly-used mechanism for establishing equivalency in senior executive retirement benefits, which permits the Company to recruit and retain key executives in a highly competitive environment.

This stockholder proposal has not received a vote in favor by a majority of the votes cast at any of the previous four annual meetings at which it has been presented by this proponent. This is a clear indication of the consistent stockholder support of the Board’s position regarding the SERP.

Raytheon’s SERP is designed to set the pension benefit of a senior executive who comes to the Company mid-career at the level that the executive would have attained under the Company’s pension plans if the executive had started his career with the Company. This tool can be of critical importance in successfully recruiting highly qualified senior executives who are asked to leave behind valuable retirement benefits at their former employers. A uniformly applied SERP is a better solution for achieving equivalency among senior executives than individually negotiated compensation arrangements designed to preserve pension value that transferring executives might otherwise forfeit. In essence, the SERP facilitates pension portability and equity.

The operation of offsets in determining an executive’s SERP benefit ensures it is applied equitably, providing an appropriate, but not excessive benefit. Under plan provisions, the SERP benefit is offset by amounts payable under the Company’s pension plans, any prior employer pension plan, and Social Security. Furthermore, the total benefit to an executive pursuant to the SERP is capped. In this way, the SERP is structured specifically to address the circumstances of a senior executive who comes to the Company mid-career. By contrast, a senior executive who has been with the Company from an early stage in his career, such as the Company’s current Chairman and CEO, will derive no benefit from the SERP upon retirement. By omitting any reference to the offset provisions described above, the supporting statement misrepresents how the SERP works, and greatly exaggerates both its value to eligible employees and its cost to the Company.

Raytheon’s SERP provides a valuable recruiting tool and puts senior executives on parity with each other for retirement benefits at a relatively modest additional cost to the Company. The Company’s aggregate liability under the SERP is less than 1% of the Company’s total pension liability for all non-SERP participants.

Raytheon’s SERP is administered with appropriate governance controls and transparency. Under our existing practices, all executive compensation plans for senior executives, including the SERP and all other retirement benefits and agreements, are reviewed and approved by the fully independent Management Development and Compensation Committee of the Board.

The investing public is further served by the Company’s full disclosure of its executive compensation plans and practices. The Company’s SERP has been filed as an exhibit to our Annual Report on Form 10-K and is publicly available on the Company’s web site as well as the SEC’s web site. There is a summary of the SERP and any other retirement benefits for our five most highly compensated executive officers on pages 39, 51 and 56 of this proxy statement under the headings “Compensation Discussion and Analysis—Retirement Benefits and Deferred Compensation,” “Pension Benefits,” and “Potential Payments Upon Termination or Change-in-Control—Change-in Control Agreements.” In summary, the Board believes that the SERP promotes stockholders’ interests by providing an equitable mechanism for the Company to recruit and retain key executives in a highly competitive environment. The Company’s SERP is administered in a uniform and cost effective way by requiring offsets for any other pension payments and Social Security benefits payments to the executive. It is subject to rigorous Board oversight and is transparent to all constituents. Adoption of the proposal would put the Company at a competitive disadvantage in attracting qualified executives who may well decline to be subject to the uncertainty created by the stockholder approval requirement. Adoption of the proposal would also require the Company either to incur significant time and expense to convene a special stockholders’ meeting for the sole purpose of voting on this type of arrangement or delay finalizing a prospective executive’s compensation package until after its approval at the annual meeting. For these and the other reasons discussed above, the Board believes that this proposal is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders otherwise specify in their proxies.

STOCKHOLDER PROPOSAL

(Item No. 7 on the proxy card)

Ray T. Chevedden on behalf of the Ray T. Chevedden and Veronica G. Chevedden Residual Trust 051401, 5965 S. Citrus Ave., Los Angeles, California 90043, owner of 127 shares, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

7—Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding to the fullest extent permitted by law.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly correlated to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” on executive pay - $24 million for our CEO William Swanson.

Our company failed to disclose specific performance targets for our executives under the annual incentive plan. Our executives had “double dipping”—being paid twice for achieving the same performance metric. Our CEO William Swanson received restricted stock of nearly $11 million in 2008 which provided rewards whether our stock price was up or down. Mr. Swanson received $4.7 million in a pension increase. Compare Mr. Swanson’s pension to the pensions of our senior non-management employees.

In the scandal regarding William Swanson’s book, “Swanson’s Unwritten Rules of Management,” Mr. Swanson appeared to have plagiarized many of the rules. This raised fundamental concerns about Mr. Swanson’s judgment and character prior to 2009.

Vernon Clark, Frederic Poses and William Spivey, the directors who were 100% of the membership of our executive pay committee, each received more than 18% in against votes. Compare this 18% in against-votes to the only 2% received by some of our directors. Furthermore, Vernon Clark and Frederic Poses were still assigned to be 50% of our audit committee.

We had no shareholder right to cumulative voting, to act by written consent, to call a special meeting, to vote on executive pay or an independent board chairman. Shareholder proposals to address all or some of these topics received majority votes at other companies and would be excellent topics for our next annual meeting.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 7.

The Board recommends that stockholders vote AGAINST this proposal.

Raytheon’s management and the Board believe in strong corporate governance and in providing stockholders with meaningful access to the Company. The Company has adopted sound governance structures designed to ensure that the Company remains fully transparent and accountable to stockholders. Appropriate stockholder access to the Company is achieved in a number of ways. First, stockholders can vote on important matters during the Company’s annual meetings. Second, in the event that important matters arise between annual meetings, the Company’s charter and By-Laws allow the Chairman and the Board to call special meetings of stockholders to address such matters. Third, the Company currently is proposing to amend its governance documents to allow a stockholder or stockholders of 25% of the Company’s outstanding stock to call a special meeting. These provisions help ensure that significant corporate actions are taken when there is a clear stockholder consensus that such action is prudent and when the Board, which has fiduciary responsibilities to all stockholders equally, has determined that the action is in the best interests of the Company and its stockholders. These provisions also are designed to ensure that the Company governs its affairs in an efficient and cost-effective manner consistent with legal and regulatory requirements. Finally, outside the context of formal action, the Company welcomes dialogue with stockholders on governance matters and has several mechanisms in place to facilitate it. Methods for communicating with the Board are described under the heading “Corporate Governance – Communication with the Board” on page 8 of this proxy statement. Communications are also welcome through the Company’s Investor Relations web site.

The Board believes that the governance mechanisms discussed above are superior to the stockholder proposal to allow stockholders to act by written consent in terms of giving stockholders meaningful access to the Company. The current proposal provides an inferior mechanism for stockholder access on a number of levels. It is inconsistent with state law and could cause confusion among stockholders as to actions appropriately taken by majority versus supermajority action. It is inconsistent with the Company’s charter and state law in that it could vitiate voting rights of preferred stockholders (and thereby the Board’s authority to grant preferred stock), which can, by our charter and by law, differ from the rights of holders of other classes of stock. The proposal also is as vague and indefinite as to render it materially misleading. It could be virtually impossible for a stockholder to interpret the precise meaning of the proposal or for the Company to implement it. Further, it provides no apparent mechanism for stockholders to obtain the Board’s or management’s point of view on a proposed action. To provide an opposing view, the Company would be required to undertake an opposing solicitation, which would be expensive, cumbersome and could cause confusion among stockholders. Finally, the proposal contains a statement that misrepresents the views of Harvard Professor Paul Gompers in that it inappropriately attributes to Professor Gompers a conclusion that there is a positive correlation between governance and stockholder value.

Raytheon’s management and Board regularly review and evaluate ways to improve Raytheon’s corporate governance, as is illustrated by the current management proposal to allow a stockholder or stockholders of 25% of the Company’s outstanding stock to call a special meeting. The Board and management believe the Company’s special meeting proposal provides a more meaningful opportunity for stockholders to participate in the Company’s governance. For the reasons discussed herein, stockholder action emanating from such a special meeting, compared to written actions, is more likely to result in action that can be appropriately implemented by the Company.

For these reasons, the Board has determined that it is in the best interests of Raytheon’s stockholders to maintain the current stockholder approval regime, as enhanced by its special meeting proposal discussed above. The Board believes that adopting the stockholder’s proposal on action by majority written consent is not in the best interests of the Company or its stockholders.

The Board unanimously recommends that stockholders vote AGAINST the adoption of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify otherwise in their proxies.

OTHER MATTERS

Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or complete, sign and return the proxy card or voting instruction form sent to you in the envelope provided. No postage is required for mailing in the United States.

Our 2009 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jay B. Stephens
Secretary

Waltham, Massachusetts

April 26, 2010

APPENDIX A

AMENDMENT TO ARTICLE V OF RESTATED CERTIFICATE OF INCORPORATION

(Subject to Stockholder Approval)

Article V

Stockholder Action

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Corporation for any purpose or purposes may be called only (i) by the Board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”), ~~or~~ (ii) by the Chairman of the Board, ~~and any power of stockholders to call a special meeting is specifically denied,~~ or (iii) pursuant to the written request of the holders of not less than twenty-five percent (25%) of the outstanding shares of the Corporation’s voting capital stock, as specified in and subject to the provisions and conditions of the Corporation’s By-Laws. No business other than that stated in the notice shall be transacted at any special meeting.

A-1

Appendix B

RAYTHEON 2010 STOCK PLAN

ARTICLE I

1. Plan Name. This Plan shall be known as the Raytheon 2010 Stock Plan.

ARTICLE II

2. Purpose. This Plan is intended to encourage ownership of Stock by Directors, officers, employees, and consultants of Raytheon Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business. With respect to any Incentive Stock Options that may be granted hereunder, the Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code.

ARTICLE III

3. Effective Date; Term. The Plan is effective as of the later of the date on which the Plan is adopted by the Board and the date of the Plan’s initial approval by the stockholders (the later of such dates, the “Effective Date”). No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth (10th) anniversary of the Effective Date. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

ARTICLE IV

4. Definitions. As used in the Plan, the following terms have the following meanings:

4.1 Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, partnerships) or any entity with respect to which the Committee determines that the Company has a material business interest.

4.2 Award means any stock options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, Stock Grants or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.

4.3 Award Agreement means the agreement between the Company and the Participant or other notice of grant evidencing an Award hereunder. Each Award Agreement with respect to an Award shall incorporate the terms of this Plan, which may be by reference alone, and shall contain such other provisions, consistent with the provisions of the Plan, as may be established by the Committee.

4.4 Board means the Board of Directors of the Company.

4.5 Cause means, for purposes of this Plan: (i) the Participant’s intentional, persistent failure, dereliction, or refusal to perform such duties as are reasonably assigned to him or her by the officers or directors of the Company or an Affiliate; (ii) the Participant’s fraud, dishonesty or other deliberate injury to the Company or an Affiliate in the performance of his or her duties on behalf of, or for, the Company or an Affiliate; (iii) the willful commission by the Participant of a criminal or other act that causes substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or an Affiliate; (iv) the Participant’s material breach of his or her employment or engagement agreement, if any; or (v) the Participant’s breach of any material provision of the Participant’s Award Agreement specifying the terms of the particular Award. For purposes of the Plan, no act, or failure to act, on the part of any person shall be considered “willful” unless done or omitted to be done by the person other than in good faith and without reasonable belief that the person’s action or omission was in the best interest of the Company or an Affiliate.

4.6 Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied, unless the Committee shall have established a more restrictive definition for purposes of one or more Awards:

(i)	Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), other than those Persons in control of the Company as of the date hereof or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	A change in the Board such that individuals who as of the date hereof constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(iii)	The consummation of: (a) a plan of complete liquidation of the Company; (b) an agreement for the sale or disposition of all or substantially all of the Company’s assets; (c) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event shall a Change in Control be deemed to have occurred for purposes of this Plan if a Participant is included in a Person that consummates the Change in Control. A Participant shall not be deemed to be included in a Person by reason of ownership of (i) less than 3% of the equity in the Person or (ii) an equity interest in the Person which is otherwise not significant as determined prior to the Change in Control by a majority of the non-employee continuing directors of the Company.

4.7 Code means the Internal Revenue Code of 1986, as amended, and any related rules, regulations and interpretations.

4.8 Committee means the Management Development and Compensation Committee (“MDCC”) of the Company’s Board, or any subcommittee of the MDCC to which the MDCC may from time to time delegate its authority and responsibility under the Plan.

4.9 Company means Raytheon Company, a Delaware corporation.

4.10 Company Officer means the Chairman of the Board, the Chief Executive Officer, the President, and any Executive Vice President, Senior Vice President or elected Vice President of the Company.

4.11 Director means a non-employee member of the Board or any board of directors (or similar governing body) of any Affiliate.

4.12 Disability means a Participant’s total disability as evidenced by commencement and continuation for more than one year of benefits under the Company’s Disability Plan. If the Participant is not eligible to participate in the Company’s Disability Plan, “Disability” means meeting for more than one year the conditions for eligibility for benefits under the Company’s Disability Plan as if the Participant were eligible to participate in the Disability Plan.

4.13 Effective Date has the meaning set forth in Section 3.

4.14 Exchange Act means the Securities Exchange Act of 1934, as amended.

4.15 Exercise Price means the price per share of Stock payable upon the exercise of an Option.

4.16 Fair Market Value means the value of a share of Stock of the Company on any date as the Committee shall in good faith determine.

4.17 Grant Date means the date on which the Committee formally acts to grant an Award to a Participant or such other date as the Committee shall so designate at the time of taking such formal action.

4.18 Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, and any person sharing the employee’s household (other than a tenant or employee).

4.19 Incentive Stock Option or ISO means an Option grant that is intended to meet the requirements of Section 422 of the Code.

4.20 Medical Leave of Absence means a leave of absence for medical reasons approved in accordance with Company policy.

4.21 Non-Statutory Stock Option or NSO means an Option grant that is not intended to be an Incentive Stock Option.

4.22 Option means an option to purchase shares of the Stock granted under the Plan.

4.23 Optionee means a person eligible to receive an Option, as provided in Section 8.1, to whom an Option shall have been granted under the Plan.

4.24 Option Period means such period (not to exceed ten (10) years) from the Grant Date to the date on which the Option expires as may be determined by the Committee and set forth in the Award Agreement.

4.25 Option Share means any share of Stock of the Company transferred to an Optionee upon exercise of an Option pursuant to this Plan.

4.26 Participant means a Director, officer, employee or consultant of the Company or its Affiliates who is granted an Award under the Plan.

4.27 Personal Leave of Absence means a leave of absence for personal reasons approved in accordance with Company policy.

4.28 Plan means this Raytheon 2010 Stock Plan.

4.29 Qualified Performance-Based Awards means Awards designated as intended to qualify, or otherwise qualifying, as “performance-based compensation” under Section 162(m) of the Code.

4.30 Related Corporation means a parent corporation or a subsidiary corporation, each as defined in Section 424 of the Code.

4.31 Restricted Stock Award means any Award of shares of restricted Stock granted pursuant to Article 11 of the Plan.

4.32 Retirement means, for purposes of this Plan, the Termination of Service with the Company and its Affiliates, other than for Cause, at any time after attaining age fifty-five (55) and having completed at least ten (10) years of service, or Termination of Service under circumstances which the Committee deems equivalent to retirement.

4.33 SAR means a stock appreciation right, as awarded under Article 10.

4.34 Securities Act means the Securities Act of 1933, as amended.

4.35 Stock means the common stock, $0.01 par value, of the Company.

4.36 Stock Grant means shares of Stock, as awarded under Section 11.5.

4.37 Stock Unit means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal either one or more shares of Stock or the Fair Market Value of a share of Stock on the date of grant (unless otherwise provided by the Committee), and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Company’s assets. Stock Units are awarded under Article 11.

4.38 Termination of Service means cessation of performance of services for the Company or an Affiliate by an employee or consultant and the departure from active status as a Director. Cessation of performance of services in one capacity, for example, as an employee, shall not constitute a Termination of Service if the Participant continues to perform services in another capacity, for example as a Director. In addition, for purposes of maintaining a Participant’s continuous status as an employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an employee among the Company and its Affiliates shall not be considered a Termination of Service with the Company provided that no more than 30 days elapse between termination from the Company and commencement of employment elsewhere in the Company or with an Affiliate.

4.39 Vesting Period means that period of time during which the shares of Stock (or a portion thereof) underlying an Award, or the Stock Units in which an Award is denominated, are subject to a risk of forfeiture.

ARTICLE V

5. Stock Subject to the Plan.

5.1 Maximum. Subject to adjustment as provided in Article 13, the number of shares of Stock that may be issued pursuant to Awards under the Plan (including Incentive Stock Options) shall not exceed 7,500,000 shares of Stock, plus:

(a) the number of shares which were available for grant under the Company’s 2001 Stock Plan and the Company’s 1997 Nonemployee Directors Restricted Stock Plan (collectively, the “Prior Plans”) as of the Effective Date;

(b) the number of shares which were the subject of awards outstanding under the Prior Plans as of the Effective Date (“Prior Plan Awards”) and, after the Effective Date, are forfeited, terminated, or cancelled, or expire by their terms (without exercise in the case of an option or stock appreciation right); and

(c) the number of shares delivered to or withheld by the Company either in exercise of a Prior Plan Award which was an option or in satisfaction of tax withholding obligations with respect to Prior Plan Awards.

Shares issued under the Plan may be shares of Stock of original issue, shares of treasury stock or shares of Stock that have been reacquired by the Company.

5.2 Computation of Maximum. For purposes of calculating the number of shares of Stock issued under the Plan:

(a) settlement of any Award shall count against the foregoing limitations only to the extent of the number of shares of Stock issued;

(b) if any Option or stock-settled Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the recipient or repurchased at less than its Fair Market Value (as a means of effecting a forfeiture), the shares of Stock not purchased by the Optionee or which are forfeited by the recipient or repurchased shall again be available for Awards to be granted under the Plan;

(c) if any Option is exercised by delivering previously owned shares of Stock in payment of the exercise price therefor, only the net number of shares, that is, the number of shares of Stock issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan; and

(d) any shares of Stock either delivered to or withheld by the Company in satisfaction of tax withholding obligations of the Company or an Affiliate with respect to an Award shall again be available for issuance under the Plan.

5.3 Individual Limit. Subject to adjustments as provided in Article 13, the maximum number of shares of Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual shall be limited to seven hundred thousand (700,000) shares. The foregoing per-individual limit shall not be adjusted to effect a restoration of shares of Stock with respect to which the related Award is terminated, surrendered or cancelled.

ARTICLE VI

6. Proceeds. The proceeds received by the Company from the sale of Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.

ARTICLE VII

7. Administration.

7.1 General. The Plan shall be administered by the Committee. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and of the Award Agreements) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

7.2 Duties. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable, all within the Committee’s sole and absolute discretion. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including without limitation the power to accelerate or otherwise change the time in which an Award may be exercised or becomes payable, and to waive, in whole or in part, any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to vesting or exercisability of an Award following a Participant’s Termination of Service or death.

Notwithstanding any other provision in the Plan to the contrary, but subject to Article 13 below, except with respect to Awards of Incentive Stock Options, the Committee may, at any time prior to the grant of the Award (or at any later time prior to the exercise, lapse of restrictions or expiration of an Award), permit a Participant to (i) defer receipt of the payment of cash or property or other delivery of Stock that would otherwise be due by virtue of the exercise, lapse of restrictions or expiration of an Award; or (ii) convert or exchange an Award for another Award under the Plan or under any other plan or arrangement. If any such actions are permitted, the Committee shall, in its sole discretion, establish rules and procedures to accomplish such actions.

7.3 Delegation of Authority to Grant Awards. The Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to granting Awards (but in no event to any Director or person subject to the reporting requirements of Section 16 of the Exchange Act), provided such delegation is in writing and maintained in the Company’s records. The Committee may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the Chief Executive Officer of the Company that were consistent with the terms of the Plan.

7.4 Limited Liability. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

7.5 Effect of Committee’s Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any other employee of the Company, and their respective successors in interest.

ARTICLE VIII

8. Eligibility and Participation.

8.1 Eligibility. Directors, officers, employees and consultants of the Company or its Affiliates who, in the opinion of the Committee, are responsible for the continued growth and development and future financial success of the business shall be eligible to participate in the Plan.

8.2 Participation. An eligible individual shall become a Participant in this Plan when he or she is granted an Award hereunder, and shall no longer be a Participant when all Awards to the Participant have been completed, terminated or otherwise disposed of.

ARTICLE IX

9. Stock Options.

9.1 General. Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible Participants Awards of ISOs or NSOs. The ISO or NSO Awards granted shall be subject to the following terms and conditions.

9.2 Time of Granting Options. The granting of an Option shall take place at the time specified in writing by the Committee.

9.3 Grant of Option. The grant of an Option shall be evidenced by an Award Agreement describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the Vesting Period for the Option and such other terms and conditions that the Committee deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan. The Grant Date shall be specified in the Award Agreement.

9.4 Price. The Exercise Price of each Option shall be set forth in the Award Agreement and shall not be less than 100% of the Fair Market Value of the shares of Stock on the date the Option is granted.

9.5 Other Terms of Options. The term during which each Option may be exercised shall be determined by the Committee; provided, however, that in no event shall an Option be exercisable more than ten (10) years from the date it is granted. Prior to the exercise of the Option and delivery of the share certificates represented thereby (or holding in a book entry position through the transfer agent), the Participant shall have none of the rights of a stockholder with respect to any shares represented by an outstanding Option. Furthermore, no Option shall include the right to receive dividends (or amounts equivalent to or in lieu of dividends) on any shares subject to such Option prior to its exercise.

9.6 Restrictions on Incentive Stock Options. ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:

(a) Grant Date. An ISO must be granted within ten (10) years of the earlier of the Plan’s adoption by the Board or approval by the Company’s stockholders.

(b) Exercise Price and Term. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of the shares on the date the Option is granted and the term of the Option shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of Stock of the Company shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.

(c) Maximum Grant. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISOs first become exercisable by any Participant in any calendar year under this or any other plan of the Company and its Related Corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as NSOs. In such case, the Company may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Company.

(d) Participant. ISOs shall only be issued to employees of the Company or a Related Corporation.

(e) Tandem Options Prohibited. An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant’s right to exercise the other.

(f) Designation. No option shall be an ISO unless so designated by the Committee at the time of grant or in the Award Agreement evidencing such Option.

9.7 Exercisability.

(a) Except as otherwise provided in Section 9.9 or by the Committee, during the lifetime of the Participant, the Option shall be exercisable only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative.

(b) An Option may be exercised in whole at any time, or in part from time to time, within the Option Period to the extent the Option is exercisable on the date of exercise.

(c) Upon an Optionee’s Termination of Service, any Options which were exercisable by the Optionee on the Termination of Service may be exercised only within three months of such Optionee’s Termination of Service or, if earlier, upon the expiration date of the Option, subject to such exceptions as the Award Agreement may provide, including in respect of Termination of Service without Cause, Retirement, Medical Leave of Absence, Disability, or Personal Leave of Absence. Notwithstanding the foregoing, in all cases if an Optionee’s Termination of Service is for Cause, such Optionee’s Options shall terminate immediately and may no longer be exercised.

(d) Except as otherwise provided by the Committee, an Option may not be exercised after the Optionee’s Termination of Service, if at all, for more shares than the Optionee was entitled to purchase thereunder at the time of the Optionee’s Termination of Service (subject to adjustment as provided in Article 13).

9.8 Exercise of Option. An Option may be exercised only by giving notice (including, without limitation, pursuant to written, electronic, telephonic or other instructions to a third party administering the Plan), specifying the number of shares as to which the Option is being exercised, accompanied by full payment for such shares in the form of a check or bank draft payable to the order of the Company or via net exercise or broker-assisted cashless exercise in accordance with such procedures as may be prescribed by the Company, or delivery of other shares of the Stock (whether actually delivered or through attestation) with a current Fair Market Value equal to the Exercise Price of the shares to be purchased, or in such other form or forms as the Committee may approve, including without limitation, to the extent permitted by law, a loan program. Receipt by the Company of such notice and payment shall constitute the exercise of the Option or part thereof. Such shares shall be fully paid and nonassessable. If such shares of Stock are not at that time effectively registered under the Securities Act, the Optionee shall include with such notice a letter, in form and substance satisfactory to the Company, confirming that such shares of Stock are being purchased for the Optionee’s own account for investment and not with a view to distribution.

9.9 Transferability. Except as otherwise provided herein or by the Committee, Options granted to individuals other than Company Officers shall not be transferable, otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the holder thereof only by him or her. Non-Statutory Stock Options granted hereunder to a Company Officer may be transferred, other than for value, to a member of such Company Officer’s Immediate Family or trusts or other entities established solely for the benefit of such Immediate Family members, so long as the transferee is a person entitled to rely on the Form S-8 filed by the Company with respect to the Plan. The holder of an Option or his or her legal representatives, legatees, distributees, or permitted transferees, as the case may be, shall have none of the rights of a stockholder with respect to any shares subject to such Option until such shares have been issued to him or her under this Plan.

ARTICLE X

10. Stock Appreciation Rights.

10.1 Award of SARs. Subject to the other applicable provisions of the Plan, the Committee may at any time and from time to time grant SARs to Participants, either on a freestanding basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option), as it determines. SARs granted in tandem with or in addition to an Option may be granted either at the same time as the Option or at a later time; provided, however, that a tandem SAR shall not be granted with respect to any outstanding ISO Award without the consent of the Participant. SARs shall be evidenced by Award Agreements, stating the number of shares of Stock subject to the SAR and the terms and conditions of such SAR, in such form as the Committee may from time to time determine. The term during which each SAR may be exercised shall be determined by the Committee, provided, however, that no SAR may be exercised on or after the tenth (10th) anniversary of the SAR’s Grant Date. The Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a SAR. Furthermore, no SAR shall include the right to receive dividends (or amounts equivalent to or in lieu of dividends) on any shares subject to such SAR prior to its exercise.

10.2 Restrictions on Tandem SARs. ISOs may not be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the shares of Stock subject to the ISO is greater than the Exercise Price for such ISO. SARs granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Committee may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

10.3 Amount of Payment Upon Exercise of SARs. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Award Agreement (which shall be determined by the Committee but which shall not be less than 100% of the Fair Market Value of one share of Stock on the date of grant of the SAR), times (ii) the number of shares of Stock specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

10.4 Form of Payment Upon Exercise of SARs. Payment by the Company of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of shares of Stock and cash, as determined in the sole discretion of the Committee from time to time. If upon settlement of the exercise of a SAR a Participant is to receive a portion of such payment in shares of Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a single share of Stock on the exercise date. No fractional share shall be used for such payment and the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be eliminated.

10.5 Transferability. SARs may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided by the Committee.

ARTICLE XI

11.	Other Stock-Based Awards.

11.1 Grants. Subject to the other applicable provisions of the Plan, the Committee may at any time grant Restricted Stock Awards, Stock Units, or Stock Grants to Participants in such amounts and for such consideration, including only such minimum consideration as may be required by law, as it determines. Such Awards shall be granted pursuant to an Award Agreement.

11.2 General Terms and Conditions of Restricted Stock Awards and Stock Units.

(a) Restricted Stock Awards and Stock Units shall be subject to such Vesting Periods and other restrictions and conditions as the Committee may provide. Such restrictions or conditions may be based on continuing employment or engagement (or other business relationship) and/or achievement of pre-established performance goals. The Award

Agreement shall include the dates and/or the description of how pre-established performance goals shall be deemed to have been met and any other conditions upon which Restricted Stock Awards or Stock Units shall become vested. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any Restricted Stock Award or Stock Unit under the Plan.

(b) Except as otherwise provided herein or by the Committee,

(i) Restricted Stock Awards and Stock Units that vest based solely on continuing employment or engagement (or other business relationship) shall nevertheless vest, and the restrictions on such Restricted Stock Awards or Stock Units shall lapse (1) upon termination of the Participant’s continuing employment or engagement (or other business relationship) on account of death (including during any Medical Leave of Absence or after Disability); (2) in accordance with the vesting schedule provided by the Committee in the event of (i) a Medical Leave of Absence of at least one year, or (ii) Disability; or (3) in accordance with the vesting schedule provided by the Committee in the event of a Personal Leave of Absence (but only during the period of such Leave, unless the Participant resumes his or her employment or engagement (or other business relationship) at the end of such Leave).

(ii) Restricted Stock Awards and Stock Units that vest based on achievement of pre-established performance goals shall nevertheless vest, and the restrictions on the Restricted Stock Awards or Stock Units shall lapse (1) upon the Participant’s death, or Retirement, or (2) upon the termination of the Participant’s continuing employment or engagement (or other business relationship) after having become disabled, but in either case only as to a pro rata portion of the number of shares of Stock the Participant would have received, if any, had the Participant remained employed until the end of the Vesting Period set forth in the applicable Award Agreement. In such event, payment for any Stock Units which then vest shall be made when payment would otherwise have been made following the end of the applicable Vesting Period. Such pro rata portion will be based on the number of full months in the Vesting Period during which the Participant was employed as compared to the total number of full months in the Vesting Period.

(iii) If during the Vesting Period specified in the Award Agreement the Participant has a Termination of Service for any reason other than as specified in sub-paragraphs (i) and (ii), above, then the Participant shall forfeit any of the shares of Stock (including, as applicable, shares of Stock in which Stock Units are denominated) as to which the applicable restrictions have not theretofore lapsed, and all rights of the Participant in and to such shares of Stock, including any pro rata portion of the shares with respect to a partial year of employment, shall be forfeited immediately after the Participant’s Termination of Service.

(c) Notwithstanding the preceding provisions of this Section 11.2, with respect to a Restricted Stock Award granted to a Director of the Company, unless otherwise provided by the Committee, the vesting date for all shares of Stock underlying any such Restricted Stock Award shall be the date of the Annual Meeting of Stockholders of the Company in the calendar year immediately following the year of the Restricted Stock Award, and the restrictions on the shares underlying such Restricted Stock Award shall lapse upon the earlier of (i) the applicable vesting date or (ii) upon the Director ceasing to be a Director of the Company after a Change in Control, on account of death, or at any time after attaining age seventy (70). Even if otherwise vesting prior to the next Annual Meeting of Stockholders, however, unless otherwise provided by the Committee shares of Stock underlying any Restricted Stock Award to a Director shall not be transferable within six (6) months of the date of the grant of the Award.

(d) Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Award Agreement.

11.3 Restricted Stock Awards.

(a) Share certificates with respect to restricted shares of Stock shall be issued (or the shares shall be held in a book entry position through the transfer agent’s direct registration service) at the time of grant of the Restricted Stock Award, subject to forfeiture if the applicable restrictions are not satisfied. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.2) or, alternatively, the Participant may be required to deposit the certificates with the Company during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer. If shares are in a book entry position with the transfer agent’s direct registration service, the restrictions shall be appropriately noted.

(b) Except as otherwise provided by the Committee, during the Vesting Period applicable to a Restricted Stock Award, the Participant shall have all of the rights of a holder of Stock, including but not limited to the rights to receive dividends with respect to and to vote the shares subject to the Award, except that with respect to Restricted Stock Awards that vest based on achievement of pre-established performance goals, any dividends otherwise payable during the Vesting Period shall be paid only if, as, and to the extent the Restricted Stock Award vests. Upon lapse of restrictions on a Restricted Stock Award, the Committee may provide that, to the extent not already received, the Participant will be entitled to receive any amounts per share pursuant to any dividend or distribution paid by the Company on its Stock to stockholders of record after grant of the Restricted Stock Award and prior to the issuance of the share certificates (or holding in a book entry position through the transfer agent).

11.4 Stock Unit Awards.

(a) Stock Units (including any dividend equivalents in respect of Stock Units) shall be settled in shares of Stock except that the Committee may instead elect at any time prior to settlement to settle such amounts in whole or in part in cash. Unless otherwise provided herein or by the Committee, Stock Units shall be paid in accordance with their terms, to the extent vested, (i) with respect to Stock Units that vest solely on continuing employment or engagement (or other business relationship), promptly but no later than thirty (30) days following vesting, and (ii) with respect to Stock Units that vest based on achievement of pre-established performance goals, promptly but no later than March 15 of the year following vesting.

(b) Stock Units shall be subject to such rules and regulations as the Committee may prescribe and/or such determinations, orders or decisions as the Committee may make.

(c) Except as otherwise provided by the Committee, the Participant shall have none of the rights of a stockholder with respect to any shares of Stock represented by a Stock Unit as a result of the grant of a Stock Unit to the Participant. Notwithstanding the foregoing, except as otherwise provided by the Committee:

(i) with respect to Stock Units that vest based solely on continuing employment or engagement (or other business relationship), the Participant shall have the right to receive amounts equal to any cash dividends paid during the Vesting Period, any such amounts to be paid to the Participant only if, as, and to the extent the Stock Units vest; and

(ii) with respect to Stock Units that vest based on achievement of pre-established performance goals, the Participant shall have the right to receive amounts equivalent to any cash dividends declared during the Vesting Period, as if such amounts were reinvested in additional shares of Stock on the date the relevant dividends are paid, any such amounts to be paid to the Participant only if, as, and to the extent the Stock Units vest.

There shall not be taken into account in determining the amount of any dividend equivalents any dividends on Stock for which an adjustment in the number of Stock Units is otherwise required or made under Article 13.

11.5 Stock Grants. The Committee may award shares of Stock in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment or in lieu of compensation otherwise already due or to be earned and in such other limited circumstances as the Committee may provide. Any such Stock Grants may be made without forfeiture conditions or restrictions of any kind.

ARTICLE XII

12. Qualified Performance-Based Awards.

12.1 Purpose. The purpose of this Article 12 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Article 12 will control over any contrary provision contained in the Plan. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Article 12 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”

12.2 Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee. If not all of the members of the Committee qualify as “outside directors” within the meaning of applicable regulations under Section 162(m) of the Code, however, all grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of terms applicable thereto (including the establishment of applicable Performance Goals) shall be made by a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any reference in this Article 12 to the Committee shall mean any such subcommittee if required under the preceding sentence, and any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.

12.3 Discretion of Committee with Respect to Qualified Performance-Based Awards. Any form of Award permitted under this Plan may be granted as a Qualified Performance-Based Award. Options and SARs may be granted as Qualified Performance-Based Awards in accordance with Article 9 and may become exercisable based on continued service only. Other Awards intended to qualify as Qualified Performance-Based Awards, such as Restricted Stock Awards and Stock Units, shall vest only on satisfaction of Performance Goals (except as otherwise provided in this Article 12). The Committee will have full discretion to select the length of any applicable Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, an Affiliate, any division or business unit thereof, or to an individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established in writing not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.

12.4 Payment of Qualified Performance-Based Awards. A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee; provided that a Qualified Performance-Based Award may vest as a result of death, becoming disabled, or a Change in Control if otherwise provided in this Plan or an applicable Award Agreement even if the Award would not constitute “performance-based compensation” under Section 162(m) of the Code following the occurrence of such an event. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant, including, but not limited to, on the basis of relevant accounting standards, with such modifications as the Committee shall prescribe.

12.5 Limitation on Adjustments for Certain Events. No adjustment of any Qualified Performance-Based Award pursuant to Article 13 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.

12.6 Definitions. For purposes of this Article 12, the following definitions shall apply:

(a) Performance Criteria means the business criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (i) free or operating cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) debt leverage (debt to capital), (xi) net sales, (xii) backlog, (xiii) net income or net income attributable to Raytheon Company, (xiv) income from continuing operations (before or after tax), (xv) operating profit, net operating profit or economic profit, (xvi) gross margin, operating margin or profit margin, (xvii) return on operating revenue or return on operating assets, (xviii) operating ratio, (xix) market share improvement, (xx) bookings or (xxi) working capital turnover.

(b) Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

(c) Performance Period means the one or more periods of time (including Vesting Periods), which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant’s right to, and the payment of, a Qualified Performance-Based Award.

ARTICLE XIII

13. Corporate Transactions.

13.1 Adjustment of Number and Price of Shares. Pro rata adjustment shall be made in the maximum number of shares of Stock subject to the Plan or that may be awarded to any individual in any year to give effect to any extraordinary dividends of cash or other property, stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company. Pro rata adjustments shall be made in the number, kind and price of shares of Stock covered by any outstanding Award hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and similar changes in the capital structure of the Company, or a merger, dissolution or reorganization of the Company, after the date the Award is granted, so that the recipient of the Award is treated in a manner equivalent to that of holders of the underlying Stock.

13.2 Change in Control. Unless otherwise determined by the Committee with respect to any Award, upon a Change in Control:

(a) Any Options and SARs outstanding as of the date of such Change in Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

(b) The restrictions applicable to Restricted Stock Awards and Stock Units which are not based on achievement of pre-established performance goals, including Performance Goals applicable to Qualified Performance-Based Awards, shall lapse with respect to 100% of the Restricted Stock Awards and Stock Units still subject to such restrictions immediately prior to the Change in Control. The restrictions applicable to Restricted Stock Awards and Stock Units that vest based on achievement of pre-established performance goals, including Performance Goals applicable to Qualified Performance-Based Awards, shall be deemed to have been satisfied as of the effective date of the Change in Control as to a pro rata number of shares based on the assumed achievement of the target level of the relevant pre-established performance goals and the number of full months within the applicable Vesting Period or Performance Period which have elapsed prior to the Change in Control, and any balance of such Restricted Stock Awards and Stock Units shall be forfeited. All such vested Stock Units shall be paid to Participants in accordance with their terms promptly but no later than thirty (30) days following the effective date of the Change in Control.

(c) The Committee may also make additional adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes, including, without limitation, settlement of all Options and Stock Appreciation Rights for a cash payment equal to the excess (if any) of the Fair Market Value of the Stock subject thereto over the aggregate exercise or base price thereof.

13.3 Substitution of Options. In the event that, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Code section 424(a) applies, then, notwithstanding any other provision of the Plan, the Committee may grant an Option upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new Option for the old option, in conformity with the provisions of Code section 424(a) and the rules and regulations thereunder, as they may be amended from time to time.

13.4 Fractional Shares. No adjustment or substitution provided for in this Article shall require the Company to issue or to sell a fractional share under any Award Agreement and the total adjustment or substitution with respect to each Award Agreement shall be limited accordingly.

ARTICLE XIV

14. Reservation of Stock. The Company shall at all times during the term of the Plan, and thereafter to the extent of any outstanding Awards, reserve and keep available such number of shares of the Stock as will be sufficient to satisfy the requirements of this Plan (or such Awards) and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

ARTICLE XV

15. Amendment and Termination.

15.1 Amendment. The Committee may amend the Plan at any time and from time to time, provided that (i) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment without such person’s consent, and (ii) without approval of the Company’s stockholders, no amendment may (A) increase the number of shares of Stock which may be issued under the Plan, (B) change the description of persons eligible for awards, or (C) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchanges. Further, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options or SARs may not be amended to reduce their exercise or base price, nor may outstanding Options or SARs be cancelled in exchange for cash, Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or other Awards, without stockholder approval.

Notwithstanding the foregoing, the Committee may amend the Plan and/or any Award granted under the Plan at any time and from time to time, without the consent of affected Participants and their beneficiaries, to the extent necessary to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

15.2 Termination. The Committee reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan.

15.3 Rescission and Revocation of Awards. A Participant may request in writing that the Committee rescind or revoke an Award and such request shall specify the reasons that rescission or revocation is sought. The Committee, in its absolute discretion, may grant, deny or otherwise rule on the request.

ARTICLE XVI

16. Other Conditions.

16.1 Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Award Agreement entered into pursuant to the Plan, the Company shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act or the Exchange Act, if such registration shall be necessary, or before compliance by the Company or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of any applicable securities exchange or quotation system. The Company shall use its best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

16.2 Company Charter and By-Laws; Other Company Policies. This Plan and all Awards granted hereunder are subject to the charter and By-Laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.

16.3 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

16.4 No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, whether or not such termination would result in: (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (iii) any other adverse effect on the Participant’s interests under the Plan.

16.5 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or its Affiliates from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee in its discretion determines desirable, including, without limitation, the granting of stock options, stock awards, stock appreciation rights or phantom stock units otherwise than under the Plan.

16.6 Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of the State of Delaware, other than its laws respecting choice of law.

16.7 Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations must be settled in shares of Stock that are part of the Award that gives rise to the withholding requirement; provided, that not more than the legally required minimum withholding shall be settled with shares of Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with shares of Stock.

16.8 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any Affiliate and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

16.9 Notices. Any communication or notice required or permitted to be given under the Plan shall be in such form as the Committee may determine from time to time, and if required in writing, shall be mailed by registered or certified mail or delivered in hand, if to the Company, to 870 Winter Street, Waltham, Massachusetts 02451, Attention: Senior Vice President, Human Resources (or such other address or addressee as the Committee may provide) and, if to the Participant, to such address as the Participant shall last have furnished to the Company.

C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, N.Y. 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2010 for shares held directly and up until 11:59 P.M. Eastern Time on May 24, 2010 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you access the web site listed above and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Raytheon in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2010 for shares held directly and up until 11:59 P.M. Eastern Time on May 24, 2010 for shares held in the Raytheon Savings and Investment Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Raytheon, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23405-P95252	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RAYTHEON

The Board of Directors recommends a vote FOR the listed nominees under Item 1.
Item 1 -	Election of Directors

	Nominees:	For	Against	Abstain
1a)	Vernon E. Clark	☐	☐	☐

1b)	John M. Deutch	☐	☐	☐	COMPANY PROPOSALS: The Board of Directors recommends a vote FOR Items 2, 3, and 4.		For	Against	Abstain

1c)	Stephen J. Hadley	☐	☐	☐	Item 2 -	Ratification of Independent Auditors	☐	☐	☐

1d)	Frederic M. Poses	☐	☐	☐	Item 3 -	Approval of an amendment to Restated Certificate of Incorporation granting holders of not less than 25% of the Company’s shares the right to call a special meeting of stockholders	☐	☐	☐
1e)	Michael C. Ruettgers	☐	☐	☐

1f)	Ronald L. Skates	☐	☐	☐	Item 4 -	Approval of the Raytheon Company 2010 Stock Plan	☐	☐	☐

1g)	William R. Spivey	☐	☐	☐	STOCKHOLDER PROPOSALS: The Board of Directors recommends a vote AGAINST Items 5, 6 and 7.

1h)	Linda G. Stuntz	☐	☐	☐	Item 5 -	Stockholder proposal regarding advisory vote on executive compensation	☐	☐	☐

1i)	William H. Swanson	☐	☐	☐	Item 6 -	Stockholder proposal regarding supplemental executive retirement plans	☐	☐	☐

					Item 7 -	Stockholder proposal regarding shareholder action by written consent	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Stockholders Thursday, May 27, 2010, 11:00 a.m. Eastern Time The Ritz-Carlton, Pentagon City 1250 South Hayes Street Arlington, Virginia 22202			From Route 50 East/ Annapolis
		1.	Take Route 50 West into D.C., Route 50 will become New York Avenue
		2.	Take the I-395 South exit
		3.	Cross over the 14th Street Bridge
		4.	Take Exit 8C/ Route 1 South/ Pentagon City exit (left lane exit)
	From Richmond (I-95)/ Points South	5.	From Route 1 take the 15th Street exit
1.	Follow I-95 North to I-395 North	6.	Turn right onto 15th Street

2.	Take exit 8C (Pentagon City/ Crystal City) which leads you onto South Hayes Street	7.	Proceed three blocks, turn right onto South Hayes Street

3.	The Ritz-Carlton, Pentagon City is located on the right, adjacent to the Nordstrom store	8.	The Ritz-Carlton, Pentagon City is located on the left, adjacent to the Nordstrom store

	From Baltimore (I-395)/ Points North		From Route 50 West/ Fairfax
1.	Follow I-95 South through Maryland across the Woodrow Wilson Bridge into Virginia	1.	Follow Route 50 East to Route 27 East/ Washington Boulevard (towards I-395/ Pentagon)

2.	Take exit 1 (Route 1 North) toward Alexandria/ Ronald Reagan Washington National Airport/Crystal City	2.	Merge onto Washington Boulevard and take I-395 North ramp towards Route 1 South

3.	Take the 15th Street/ Pentagon City exit	3.	Stay right at the first fork and left at the second fork

4.	Turn left onto 15th Street	4.	Merge onto South Hayes Street

5.	Continue three blocks and turn right onto South Hayes Street	5.	The Ritz-Carlton, Pentagon City is located on the right, adjacent to the Nordstrom store

6.	The Ritz-Carlton, Pentagon City is located on the left, adjacent to the Nordstrom store
		(Note: Valet parking is available for a fee at the hotel.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and 2009 Annual Report are available at www.raytheon.com/proxy.

M23406-P95252

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS THURSDAY, MAY 27, 2010

The undersigned hereby appoints William H. Swanson, Jay B. Stephens and David C. Wajsgras, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority as to any and all other business that may properly come before the meeting), all of the shares of Common Stock of Raytheon Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on Thursday, May 27, 2010 at The Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia 22202, and at any adjournment, continuation or postponement thereof.

If the undersigned is a participant in the Raytheon Savings and Investment Plan and has stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the Board recommendations) at the Annual Meeting and at any adjournment, continuation or postponement thereof. If a ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment, continuation or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)